Exhibit 99.2

i.

Mallinckrodt Specialty Generics Business

A Business of Mallinckrodt plc

Condensed Combined Financial Statements (Unaudited)

As of June 27, 2025 and December 27, 2024 and for the six month period ended June 27, 2025 and June 28, 2024

F-1

Condensed Combined Statements of Operations (Unaudited)

(in millions)

	Six Months Ended
	June 27, 2025	June 28, 2024
Net sales	$432.3	$449.2
Cost of sales	263.3	318.4
Gross profit	169.0	130.8
Selling, general and administrative expenses	90.5	65.8
Research and development expenses	10.9	12.4
Operating income	67.6	52.6
Interest income, net	3.7	0.4
Other expense, net	(1.0)	(1.2)
Income from operations before income taxes	70.3	51.8
Income tax expense	15.4	11.2
Net income	$54.9	$40.6

The accompanying notes are an integral part of these Condensed Combined Financial Statements (Unaudited).

F-2

Condensed Combined Statements of Comprehensive Operations (Unaudited)

(in millions)

	Six Months Ended
	June 27, 2025	June 28, 2024
Net income	$54.9	$40.6
Other comprehensive income (loss), net of tax:
Currency translation adjustments	1.5	(0.6)
Benefit plans, net of tax	(0.1)	-
Total other comprehensive income (loss), net of tax	1.4	(0.6)
Comprehensive income	$56.3	$40.0

The accompanying notes are an integral part of these Condensed Combined Financial Statements (Unaudited).

F-3

Condensed Combined Balance Sheets (Unaudited)

(in millions)

	June 27, 2025	December 27, 2024
Assets
Current Assets:
Cash and cash equivalents	$127.0	$64.0
Accounts receivable, less allowance for doubtful accounts of $3.0 and $3.6	272.4	274.0
Inventories	244.2	247.2
Prepaid expenses and other current assets	14.1	20.4
Total current assets	657.7	605.6
Property, plant and equipment, net	284.6	273.3
Intangible assets, net	240.6	247.7
Deferred income taxes	75.6	88.5
Related party receivable	52.6	46.5
Other assets	139.6	138.7
Total Assets	$1,450.7	$1,400.3
Liabilities and Parent company net investment
Current liabilities:
Accounts payable	$31.3	$23.7
Accrued payroll and payroll-related costs	18.6	31.2
Accrued and other current liabilities	81.5	74.3
Total current liabilities	131.4	129.2
Related party payable	16.1	33.1
Pension and postretirement benefits	26.0	25.5
Environmental liabilities	34.0	34.3
Other liabilities	50.9	53.9
Total Liabilities	258.4	276.0
Parent company net investment	1,189.5	1,122.9
Accumulated other comprehensive income	2.8	1.4
Total Parent company net investment	1,192.3	1,124.3
Total Liabilities and Parent company net investment	$1,450.7	$1,400.3

The accompanying notes are an integral part of these Condensed Combined Financial Statements (Unaudited).

F-4

Condensed Combined Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 27, 2025	June 28, 2024
Cash Flows from Operating Activities:
Net income	$54.9	$40.6
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	19.8	22.9
Share-based compensation	0.9	0.1
Deferred income taxes	13.0	7.9
Provision for bad debt expense	(0.5)	-
Inventory provisions	1.8	4.7
Other non-cash items	(2.6)	(3.5)
Changes in assets and liabilities:
Accounts receivable, net	2.1	(17.1)
Inventories	1.1	44.2
Accounts payable (1)	7.9	(5.0)
Income taxes	2.4	3.0
Other (2)	(0.9)	(3.3)
Net cash from operating activities	99.9	94.5
Cash Flows from Investing Activities:
Capital expenditures	(23.7)	(34.7)
Proceeds from debt and equity securities	-	22.6
Payment (to) from related party	(4.2)	0.9
Other investing items	0.4	0.4
Net cash from investing activities	(27.5)	(10.8)
Cash Flows from Financing Activities:
Other financing items	(0.1)	(0.1)
Repayment to related party	(17.0)	(42.8)
Net transfers from Parent	8.9	2.7
Net cash from financing activities	(8.2)	(40.2)
Effect of currency rate changes on cash	(1.1)	0.4
Net change in cash and cash equivalents	63.1	43.9
Cash, cash equivalents and restricted cash at beginning of period	77.8	43.3
Cash, cash equivalents and restricted cash at end of period	$140.9	$87.2
Cash and cash equivalents at end of period	$127.0	$73.4
Restricted cash included in other long-term assets at end of period	13.9	13.8
Cash, cash equivalents and restricted cash at end of period	$140.9	$87.2

(1)	Capital expenditures in accounts payable decreased $0.3 million and $3.1 million as of June 27, 2025 and June 28, 2024, respectively as compared to the prior fiscal year ends.

(2)	Capital expenditures in accrued and other current liabilities decreased $1.3 million and $3.7 million as of June 27, 2025 and June 28, 2024, respectively as compared to the prior fiscal year ends.

The accompanying notes are an integral part of these Condensed Combined Financial Statements (Unaudited).

F-5

Condensed Combined Statements of Changes in Parent Company Net Investment (Unaudited)

 (in millions)

	Parent Company Net Investment	Accumulated Other Comprehensive Income (Loss)	Parent Company Equity
Balance as of December 27, 2024	$1,122.9	$1.4	$1,124.3
Net income	54.9	-	54.9
Other comprehensive income	-	1.4	1.4
Share-based compensation	0.9	-	0.9
Net transfers from Parent	10.8	-	10.8
Balance as of June 27, 2025	$1,189.5	$2.8	$1,192.3

Balance as of December 29, 2023	1,017.6	(1.0)	1,016.6
Net income	40.6	-	40.6
Other comprehensive loss	-	(0.6)	(0.6)
Share-based compensation	0.1	-	0.1
Net transfers from Parent	5.7	-	5.7
Balance as of June 28, 2024	$1,064.0	$(1.6)	$1,062.4

The accompanying notes are an integral part of these Condensed Combined Financial Statements (Unaudited).

F-6

Notes to the Condensed Combined Financial Statements (Unaudited)

(in millions)

Note 1 – Description of the Business and Basis of Presentation

Description of the Business

The Mallinckrodt Specialty Generics Business (“Company”) is primarily comprised of the Mallinckrodt plc (the “Parent” or “Mallinckrodt”) Specialty Generics reportable segment and certain other assets and liabilities related to the Specialty Generics Business. The Company is focused on providing its customers high-quality specialty generic drugs and active pharmaceutical ingredients (“API(s)”), including acetaminophen (“APAP”). Specialty Generics includes a variety of product formulations, such as hydrocodone-containing tablets, oxycodone-containing tablets and several other controlled substances indicated for the treatment of pain. Other controlled substances products include medicines used to treat attention-deficit/hyperactivity disorder (“ADHD”) and addiction treatment medications. The Company provides bulk active pharmaceutical ingredients, including acetaminophen, stimulants, opioids and stearates, to a wide variety of pharmaceutical companies.

The Company supplies finished dose products principally through drug distributors, retail pharmacy chains, food store chains with pharmacies, hospital buying groups, and direct contracts with the United States (“U.S.”) government. APIs and excipients are supplied directly to over 200 manufacturers in over 45 countries.

The Company is primarily based in the United States and operates five manufacturing facilities in the United States, along with distribution and sales offices in the United Kingdom and the Netherlands.

Basis of Presentation

The accompanying interim unaudited condensed combined financial statements have been prepared in U.S. dollars and in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The preparation of the unaudited condensed combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates. The unaudited financial statements have been prepared on a condensed combined basis and include certain legal entities dedicated to the Company, as well as costs, assets and liabilities carved-out of certain shared legal entities of the Parent. In the opinion of management, all adjustments necessary for a fair statement of results of operations, cash flows and financial position have been made.

For the periods presented in these interim unaudited condensed combined financial statements, the Company primarily operated as a reportable segment of Mallinckrodt. As such, separate financial statements have not historically been prepared for the Company. The interim unaudited condensed combined financial statements have been derived from the consolidated financial statements and accounting records of Mallinckrodt, but do not include all of the annual disclosures required by GAAP; accordingly these unaudited condensed combined financial statements should be read in conjunction with the Company's audited annual combined financial statements. Significant accounting policies have remained unchanged from the previously mentioned audited annual combined financial statements. The interim unaudited condensed combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically managed by Mallinckrodt.

The interim unaudited condensed combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent business during the periods presented. The interim unaudited condensed combined statements of operations include all revenues and costs directly attributable to the Company, including costs for facilities, functions and services used by the Company. The Company has historically functioned together with the other businesses controlled by Mallinckrodt. Accordingly, the Company relied on certain of Mallinckrodt’s corporate and shared services. Certain corporate and shared costs have been allocated to the Company including costs related to support functions that are provided on a centralized basis within Mallinckrodt, such as expenses for executive oversight, treasury, tax, finance, legal, human resources, shared services, compliance, information technology, selling, research and development (“R&D”) and other corporate functions. These expenses have been allocated to the Company based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on net sales or headcount depending on the nature of the services. The charges for these corporate and shared functions are deemed settled in cash by the Company in the period in which the costs were recorded within cost of sales, selling, general and administrative (“SG&A”) and R&D in the unaudited condensed combined statements of comprehensive operations.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Company operated as a stand-alone company. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company’s employees, and other strategic decisions. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

F-7

Mallinckrodt utilizes a centralized approach to treasury, cash management and financing its operations. The cash, cash equivalents, and restricted cash held by Mallinckrodt at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s unaudited condensed combined balance sheets. Cash and cash equivalents in the unaudited condensed combined balance sheets represent cash, cash equivalents, and restricted cash held by legal entities of the Company that are specifically attributable to the Company.

Mallinckrodt’s external debt and related interest expense have not been attributed to the Company for the periods presented because Mallinckrodt’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings. However, certain of the Company's subsidiaries are currently guarantors of certain debt facilities of Parent and certain assets of such entities have been pledged as collateral. The unaudited condensed combined balance sheets include certain assets and liabilities that have historically been held at the Mallinckrodt corporate level but are specifically identifiable or otherwise attributable to the Company.

All intracompany transactions and balances within the Company have been eliminated. Transactions under legal agreements and historically settled in cash between the Company and the Parent have been reflected in the unaudited condensed combined balance sheets as related party receivable or related party payable with the aggregate net effect of these related party transactions reflected in the unaudited condensed combined statements of cash flows. Amounts advanced for or repayments received from related party notes receivable have been classified in investing activities. Proceeds from or payments on related party payables have been classified within financing activities. Other balances between the Company and Mallinckrodt are considered to be effectively settled in the unaudited condensed combined financial statements at the time the transactions are recorded. The aggregate net effect of transactions between the Company and the Parent that are not historically settled in cash have been reflected in the interim unaudited condensed combined balance sheets as Net parent investment and in the interim unaudited condensed combined statements of cash flows as Net transfers from Parent within financing activities. See Note 2 for further information.

Fiscal Year

The Company reports its results based on a “52-53 week” year ending on the last Friday of December. Unless otherwise indicated, the six months ended June 27, 2025 and June 28, 2024 refer to the 26 week periods ended June 27, 2025 and June 28, 2024, respectively.

Note 2 – Related Parties

These unaudited condensed combined financial statements have been derived from the consolidated financial statements and accounting records of the Parent. The following discussion summarizes transactions between the Company and the Parent (and its subsidiaries that are not part of the Specialty Generics Business).

Corporate and shared cost allocations

The unaudited condensed combined financial statements include general corporate expenses and shared expenses of the Parent that were charged to the Company for certain support functions, including, but not limited to, management, legal, human resources, finance, accounting, treasury, tax, information technology, employee benefits, communications, and compliance, that are provided on a centralized basis. The Company considers the inclusion of these expenses to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. These expenses are included in the unaudited condensed combined statements of operations within cost of sales, SG&A and R&D expenses.

F-8

The following table reflects these allocations as described above and in Note 1:

	Six Months Ended
	June 27, 2025	June 28, 2024
Cost of sales	$0.1	$0.2
Selling, general and administrative expenses	30.6	27.0
Research and development expenses	0.1	0.2
Total corporate and shared cost allocations	$30.8	$27.4

These unaudited condensed combined financial statements may not reflect the actual expenses that would have been incurred and may not reflect the Company’s unaudited condensed combined results of operations, financial position and cash flows had it been a stand-alone company during the period presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure, whether functions were outsourced or performed by Company’s employees, and other strategic decisions.

Centralized cash pooling arrangements

The Company historically has entered into intercompany agreements with subsidiaries of Parent related to cash pooling. The Company operates its own cash pooling program through one of its entities and also participates in the Parent’s centralized treasury and cash management program. Agreements between entities included within the Specialty Generics business and those included within the Parent are considered as related party agreements, and the related activities and balances are included within the unaudited condensed combined financial statements. The Company incurs interest expense and interest income on cash borrowed from and contributed to the cash pool, respectively. Interest expense and income are presented within interest income, net on the unaudited condensed combined statements of operations. The Company's cash that is included in physical cash pooling of dedicated entities is classified as cash and cash equivalents on the unaudited condensed combined balance sheets. The Parent will continue to provide cash management and financing to support the Company’s ongoing operations, which will be reflected in Parent company net investment.

Related party receivable

Related party receivables are included within related party receivable in the unaudited condensed combined balance sheets as follows:

	June 27, 2025	December 27, 2024
Related party receivable	$52.6	$46.5

Interest income is included within interest income, net in the unaudited condensed combined statements of operations as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Interest rates	$1.2%	$1.9%
Interest income	0.5	0.6

Related party payable

The Company has borrowings due to related parties that will be settled in cash. Balances are recorded in related party payable in the unaudited condensed combined balance sheets as follows:

	June 27, 2025	December 27, 2024
Related party payable	$16.1	$33.1

Interest expense is included within Interest income, net in the unaudited condensed combined statements of operations as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Interest rates	$1.6%	$2.2%
Interest expense	0.3	1.7

F-9

Related party licensing agreement

In March 2024, the Company entered into a related party agreement with a subsidiary of Parent granting the Company a license to sell a certain pharmaceutical product. As part of the agreement, the Company remits a quarterly royalty payment to the Parent’s subsidiary. The related party royalty expense included in the unaudited condensed combined statements of operations within cost of sales was $1.5 million and $0.4 million for the six months ended June 27, 2025 and June 28, 2024, respectively.

Parent Company Net Investment

The net transfers to the Parent are included within “Parent company net investment” on the unaudited condensed combined statements of parent company net investment. The components of the transfers to Parent were as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Cash pooling and general financing activities	$(25.2)	$(27.8)
Corporate allocations	30.8	27.4
Income taxes paid by the Parent	2.4	3.0
Stock based compensation	0.9	0.1
Net transfers to Parent – Condensed combined statement of cash flows	$8.9	$2.7
Tax payable settled by Parent	1.9	2.9
Net transfers to Parent – Condensed combined statements of net parent investment	$10.8	$5.7

F-10

Note 3 – Revenue from Contract with Customers

Product Sales Revenue

See Note 11 for presentation of the Company's net sales by product family.

Reserve for variable consideration

The following table reflects activity in the Company's sales reserve accounts:

	Rebate & chargebacks(1)	Other sales deductions(2)	Total(3)
Balance as of December 29, 2023	$110.7	$38.0	$148.7
Provisions	743.8	36.2	780.0
Payment of credits	(699.3)	(46.6)	(745.9)
Balance as of June 28, 2024	$155.2	$27.6	$182.8

Balance as of December 27, 2024	$131.4	$27.1	$158.5
Provisions	680.5	34.3	714.8
Payment of credits	(648.1)	(32.7)	(680.8)
Balance as of June 27, 2025	$163.8	$28.7	$192.5

(1)	Includes $18.7 and $16.7 million of accrued rebates and $7.9 and $8.7 million of accrued Medicaid within accrued and other current liabilities in the unaudited condensed combined balance sheets as of June 27, 2025, and December 27, 2024 respectively.

(2)	Includes $7.0 and $6.7 million of accrued expired product returns within accrued and other current liabilities in the unaudited condensed combined balance sheets as of June 27, 2025, and December 27, 2024 respectively.

(3)	Revenue recognized in the current reporting period related to performance obligations satisfied (or partially satisfied) in previous periods is not material in any periods presented and has not been separately disclosed.

Note 4 – Income Taxes

ASC Topic 740, Income Taxes requires companies to recognize the effects of tax law changes in the period of enactment, which for the Company is the third quarter of 2025. The Company is currently analyzing the OBBBA provisions and the impact on its combined financial statements.

The Company recognized an income tax expense of $15.4 million on income from continuing operations before income taxes of $70.3 million for the six months ended June 27, 2025. This resulted in an effective tax rate of 21.9%. The Company recognized an income tax expense of $11.2 million on income from continuing operations before income taxes of $51.8 million for the six months ended June 28, 2024. This resulted in an effective tax rate of 21.6%. The increase in the effective tax rate for the six months ended June 27, 2025, compared to the six months ended June 28, 2024, is primarily due to decreased benefits from the foreign derived intangible income deduction.

As of June 27, 2025 and December 27, 2024, the Company has not recorded any amount of gross unrecognized tax benefits for uncertain tax positions.

On July 4, 2025, the U.S. government enacted tax legislation known as the One Big Beautiful Bill Act (the “OBBBA”). The OBBBA makes broad and complex changes to the U.S. tax code. The OBBBA federal provisions include, but are not limited to (1) bonus depreciation that will allow for full expensing of property acquired and placed in service after January 19, 2025, (2) permanent add back of interest, depreciation, amortization and depletion in computing the 30% limitation under Section 163(j) for taxable years beginning after December 31, 2024, and (3) permanent expensing of domestic research and development expenditures for taxable years beginning after December 31, 2024. The OBBBA also modifies several international provisions for taxable years beginning after December 31, 2025, including, but not limited to (1) reduced deduction of 40% for the global intangible low-taxed income regime, now referred to as Net CFC Tested Income, (2) reduced deduction of 33.34% for the foreign-derived intangible income regime, now called Foreign-Derived Deduction Eligible Income, and (3) permanent base erosion and the anti-abuse tax rate of 10.5%.

F-11

Note 5 – Inventories

Inventories were comprised of the following at the end of each period:

	June 27, 2025	December 27, 2024
Raw materials	$57.0	$64.1
Work in process	120.2	123.6
Finished goods	67.0	59.5
Inventories	$244.2	$247.2

Note 6 – Property, Plant and Equipment

The gross carrying amount and accumulated depreciation of property, plant and equipment were comprised of the following at the end of each period:

	June 27, 2025	December 27, 2024
Property, plant and equipment, gross	$333.7	$310.0
Less: accumulated depreciation	(49.1)	(36.7)
Property, plant and equipment, net	$284.6	$273.3

Depreciation expense was as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Depreciation expense	$12.4	$15.7

Note 7 – Intangible Assets

The gross carrying amount and accumulated amortization of the intangible assets were comprised of the following at the end of each period:

	June 27, 2025			December 27, 2024
	Gross Carrying amount	Accumulated Amortization	Net Book Value	Gross Carrying amount	Accumulated Amortization	Net Book Value
Completed technology	$263.5	$22.9	$240.6	$263.5	$15.8	$247.7

Intangible assets amortization expense was as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Amortization expense	$7.1	$7.1

As of June 27, 2025, the estimated aggregate amortization expense is expected to be as follows:

Remainder of Fiscal 2025	$7.1
Fiscal 2026	14.1
Fiscal 2027	14.1
Fiscal 2028	14.1
Fiscal 2029	14.1
Fiscal 2030	14.1

F-12

Note 8 - Guarantees

In disposing of assets or businesses, the Company has from time to time provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company believes, given the information currently available, that the ultimate resolutions will not have a material adverse effect on its financial condition, results of operations and cash flows.

In connection with the sale of the Specialty Chemical business (formerly known as Mallinckrodt Baker) in fiscal 2010, the Company agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The liability relating to all of these indemnification obligations was governed by a contract that was rejected as part of the 2020 Chapter 11 proceedings and the Irish examinership proceedings (together, the “2020 Bankruptcy Proceedings”) and is no longer a liability subsequent to June 16, 2022. The Company was required to pay $30.0 million into an escrow account as collateral to the purchaser. The contract governing the escrow account was assumed in the 2020 Bankruptcy Proceedings.

As of June 27, 2025 and December 27, 2024, the Company had various other letters of credit, guarantees and surety bonds totaling $10.6 million and $9.2 million, respectively. As of June 27, 2025 and December 27, 2024, the Company had restricted cash of $13.9 million and $13.8 million, respectively, held in segregated accounts primarily to collateralize surety bonds for the Company's environmental liabilities.

Note 9 – Commitments and Contingencies

The Company and Parent are subject to various legal proceedings and claims, including government investigations, environmental matters, product liability matters, patent infringement claims, antitrust matters, securities class action lawsuits, personal injury claims, employment disputes, contractual and other commercial disputes, and other legal proceedings, all in the ordinary course of business. Although it is not feasible to predict the outcome of these matters, the Company and Parent believe given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Governmental Proceedings

Generic Pricing Subpoena. In March 2018, the Company received a grand jury subpoena issued by the U.S. District Court for the Eastern District of Pennsylvania (“EDPA”) pursuant to which the Antitrust Division of the Department of Justice is seeking documents regarding generic products and pricing, communications with generic competitors and other related matters. The Company produced documents in early 2019 and is otherwise cooperating in the investigation.

MNK 2011 Inc. (formerly known as Mallinckrodt Inc.) v. U.S. Food and Drug Administration and United States of America. In November 2014, the FDA reclassified the Company’s Methylphenidate ER in the Orange Book: Approved Drug Products with Therapeutic Equivalence (“Orange Book”). In November 2014, the Company filed a Complaint in the U.S. District Court for the District of Maryland Greenbelt Division against the FDA and the United States (“MD Complaint”) for judicial review of the FDA’s reclassification. In July 2015, the court granted the FDA’s motion to dismiss with respect to three of the five counts in the MD Complaint and granted summary judgment in favor of the FDA with respect to the two remaining counts (“MD Order”). On October 18, 2016, the FDA initiated proceedings, proposing to withdraw approval of the Company’s Abbreviated New Drug Application (“ANDA”) for Methylphenidate ER. On October 21, 2016, the U.S. Court of Appeals for the Fourth Circuit issued an order placing the Company’s appeal of the MD Order in abeyance pending the outcome of the withdrawal proceedings. The parties exchanged documents and in April 2018, the Company filed its submission in support of its position in the withdrawal proceedings. A potential outcome of the withdrawal proceedings is that the Company’s Methylphenidate ER products may lose their FDA approval and have to be withdrawn from the market.

U.S. Attorney’s Office Subpoena W.D. Va. In February 2025, the Company received a subpoena duces tecum from the U.S. Attorney’s Office for the Western District of Virginia (“WDVA USAO”) seeking production of data and information for the time period from January 1, 1996 to the present relating to pharmacy benefit managers, including remuneration provided to or rebates negotiated with pharmacy benefit managers, and also including communications with pharmacy benefit managers related to the prescription, administration, or safety or efficacy of opioids. The Company has since received two additional subpoenas from WDVA USAO seeking related material as recently as April 2025. The Company is in the process of responding to the subpoena and is cooperating with the investigation. The Company cannot predict the eventual scope, duration or outcome of this matter at this time.

U.S. Department of Justice Civil Investigative Demand. In March 2025, the Company received a Civil Investigative Demand (“CID”) issued by the U.S. Department of Justice under the False Claims Act seeking production of data and information from the time period of January 1, 2018 to the present relating to hydrocodone/acetaminophen products manufactured in the Company’s Hobart, NY facility, including documentation pertaining to whether those products contain the amount of hydrocodone they purport to contain. The Company is in the process of responding to the CID and is cooperating with the investigation. The Company cannot predict the eventual scope, duration or outcome of this matter at this time.

F-13

Specialty Generics Grand Jury Subpoenas

U.S. Attorney's Office Subpoena W.D. Va. In August 2023, the Company received a grand jury subpoena from the WDVA USAO. Subsequently, the Company received additional grand jury subpoenas from the WDVA USAO, most recently in July 2025. The subpoenas seek production of certain data and information for the time period from July 17, 2012 to the present, including information and data relating to the Company’s Specialty Generics controlled substances compliance program, the Company's reporting of suspicious orders for controlled substances, chargebacks and other transactions, financial accounts related to these issues, financial transactions involving prescription drug products, and communications between the Company and the U.S. Drug Enforcement Administration.

U.S. Attorney's Office Subpoena E.D.PA. In May 2024, the Company received a grand jury subpoena from the U.S. Attorney's Office for the Eastern District of Pennsylvania seeking production of data and information with respect to a customer for the time period from January 1, 2020 to May 2024, including information and data relating to potentially suspicious orders for controlled substances. The Company suspended sales to this customer in October 2023 prior to receipt of the subpoena.

The Company is in the process of responding to the subpoenas from both U.S. Attorney Offices and is cooperating in the investigations. The Company cannot predict the eventual scope, duration or outcome of the investigations at this time.

Patent litigation

Generic Products. The Company continues to pursue development of a portfolio of generic products, some of which require submission of a Paragraph IV certification against patents listed in the FDA's Orange Book for the Parent’s Branded product asserting that the Company's proposed generic product does not infringe and/or the Orange Book patent(s) are invalid and/or unenforceable. In the case of litigation filed against Company for such potential generic products, those litigation matters can either be settled or the litigation pursued through a trial and any potential appeals of the lower court decision in order to successfully launch those generic products in the future.

Generic Pharmaceutical Antitrust Multi-District Litigation

In August 2016, a multi-district litigation (“MDL”) was established in the EDPA relating to allegations of antitrust violations with respect to generic pharmaceutical pricing (“Generic Pricing MDL”). Plaintiffs in the Generic Pricing MDL, captioned In re: Generic Pharmaceuticals Pricing Antitrust Litigation, allege a conspiracy of price-fixing and customer allocation among generic drug manufacturers beginning in or around July 2009. The Generic Pricing MDL includes lawsuits against the Company and dozens of other pharmaceutical companies, including a complaint filed by Attorneys General for 51 States, Territories and the District of Columbia seeking monetary damages and injunctive relief (“AG Litigation”). Since its inception, the Generic Pricing MDL has expanded to encompass dozens of pharmaceutical companies and more than 200 generic pharmaceutical drugs. Although the AG Litigation had been consolidated in the EDPA in the Generic Pricing MDL, a recent legislative change exempted state antitrust enforcement actions arising under federal antitrust law from MDLs. As a result, the plaintiffs sought and won a remand to the jurisdiction in which the case was filed, the District of Connecticut. As a result of this change and resulting action, the Company filed its answer to the plaintiffs’ amended complaint in September 2024. While the Company is not subject to monetary damages in connection with these matters, as a result of the 2020 Bankruptcy Proceedings and vigorously disagrees with the plaintiffs' characterization of the facts and law, the Company is not able to reasonably estimate whether any injunctive relief will be granted, and if granted, whether it will materially impact the Company's financial position or operations. The joint defense group filed joint motions for summary judgment that are fully briefed before the court.

Environmental Remediation and Litigation Proceedings

The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including as described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of June 27, 2025, it was probable that it would incur remediation costs in the range of $16.4 million to $50.8 million. The Company also concluded that, as of June 27, 2025, the best estimate within this range was $35.0 million, of which $1.0 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the unaudited condensed combined balance sheet as of June 27, 2025. While it is not possible at this time to determine with certainty the ultimate outcome of these matters, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

F-14

Lower Passaic River, New Jersey. The Company and approximately 70 other companies (“Cooperating Parties Group” or “CPG”) are parties to a May 2007 Administrative Order on Consent with the Environmental Protection Agency (“EPA”) to perform a remedial investigation and feasibility study (“RI/FS”) of the 17-mile stretch known as the Lower Passaic River Study Area (“River”). The Company's potential liability stems from former operations at Lodi and Belleville, New Jersey (the “Lodi facility” and the “Belleville facility” respectively). In April 2014, the EPA issued a revised Focused Feasibility Study (“FFS”), with remedial alternatives to address cleanup of the lower 8-mile stretch of the River. The EPA estimated that the cost for the remediation alternatives ranged from $365.0 million to $3.2 billion and the EPA's preferred approach had an estimated cost of $1.7 billion. In April 2015, the CPG presented a draft of the RI/FS of the River to the EPA that included alternative remedial actions for the entire 17-mile stretch of the River. In March 2016, the EPA issued the Record of Decision (“ROD(s)”) for the lower 8 miles of the River with a slight modification on its preferred approach and a revised estimated cost of $1.38 billion. In October 2016, the EPA announced that Occidental Chemicals Corporation had entered into an agreement to develop the remedial design.

In August 2018, the EPA finalized a buyout offer of $0.3 million with the Company, limited to its former Lodi facility, for the lower 8 miles of the River. In September 2021, the EPA issued the ROD for the upper 9 miles of the River selecting source control as the remedy for the upper 9 miles with an estimated cost of $441.0 million. In September 2022, the Company entered into a conditional $0.3 million Early Cash-Out Consent Decree (“CD”) with the EPA as a buyout for its portion of the upper part of the River related to its former Lodi facility; finalization of the CD is subject to the EPA approval following the public comment period. The comment period resulted in a modification to the CD by the EPA which includes a cost reopener of $3.7 billion to the covenant not to sue. In January 2024, the United States filed the modified CD with the U.S. District Court for the District of New Jersey, and a motion for entry and response to comments was filed. One of the parties, OxyChem, filed a brief in opposition to the motion to enter the modified CD. In December 2024, the judge granted the motion to enter the modified CD and the requests from OxyChem for discovery, oral argument and a hearing were denied. In January 2025, Nokia of America appealed the judge’s decision to the Third Circuit Court of Appeals.

The portion of the liability related to the Belleville facility was discharged against the Company as a result of the plan of reorganization effective June 16, 2022. The portion of the liability related to the Lodi facility remains a part of the reserve until the CD is lodged.

As of June 27, 2025, the Company estimated that its remaining liability related to the River was $21.1 million, which was included within environmental liabilities on the unaudited condensed combined balance sheet as of June 27, 2025. Despite the issuance of the revised FFS and the RODs for both the lower and upper River by the EPA, the RI/FS by the CPG, and the conditional CD by the EPA, there are many uncertainties associated with the final agreed-upon remediation, potential future liabilities and the Company's allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which the Company may be ultimately responsible and will be refined as the remediation progresses.

Other Matters

The Company is a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations and cash flows.

F-15

Note 10 – Financial Instruments and Fair Value Measurements

Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:

•	Level 1—observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2—significant other observable inputs that are observable either directly or indirectly; and

•	Level 3—significant unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at the end of each period:

	June 27, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$26.2	$17.3	$8.9	$-
	$26.2	$17.3	$8.9	$-
Liabilities:
Deferred compensation liabilities	$8.3	$-	$8.3	$-
Contingent consideration liabilities	2.2	-	-	2.2
	$10.5	$-	$8.3	$2.2

	December 27, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Debt and equity securities held in rabbi trusts	$25.4	$17.4	$8.0	$-
	$25.4	$17.4	$8.0	$-
Liabilities
Deferred compensation liabilities	$9.9	$-	$9.9	$-
Contingent consideration liabilities	2.1	-	-	2.1
	$12.0	$-	$9.9	$2.1

Debt and equity securities held in rabbi trust. Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. When quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges. During the six months ended June 28, 2024, proceeds from debt and equity securities held in rabbi trusts were $22.6 million.

Deferred compensation liabilities. The Company maintains a non-qualified deferred compensation plan in the U.S., which permits eligible employees of the Company to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The recordkeeping accounts generally correspond to the funds offered in the Company's U.S. tax-qualified defined contribution retirement plan and the account balance fluctuates with the investment returns on those funds.

Contingent consideration liabilities. Parent will provide consideration for the Terlivaz® contingent value right agreement (“CVR”) primarily based upon the achievement of a cumulative net sales milestone. Parent assesses the likelihood and timing of making such payments at each balance sheet date. The fair value of the contingent payment was measured based on the net present value of a probability-weighted assessment.

Certain legal entities within the Company are obligated to contribute a portion of the liability. The Company’s share of the fair value of the Terlivaz CVR as of June 27, 2025 and December 27, 2024 to be $2.2 million and $2.1 million, respectively. The contingent consideration liability was classified within other liabilities in the unaudited condensed combined balance sheets as of June 27, 2025 and December 27, 2024. The six months ended June 27, 2025 included $0.1 million of expense within SG&A in the unaudited condensed combined statements of operations, while the six months ended June 28, 2024 included $0.3 million of expense.

Financial Instruments Not Measured at Fair Value

The following methods and assumptions were used by the Company in estimating fair values for financial instruments not measured at fair value as of June 27, 2025 and December 27, 2024:

•	The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and the majority of other current assets and liabilities approximate fair value because of their short-term nature. The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents (level 1). The fair value of restricted cash is equivalent to its carrying value of $13.9 million and $13.8 million as of June 27, 2025 and December 27, 2024, respectively (level 1).

F-16

•	The Company's life insurance contracts are carried at cash surrender value, which is based on the present value of future cash flows under the terms of the contracts (level 3). Significant assumptions used in determining the cash surrender value include the amount and timing of future cash flows, interest rates and mortality charges. The fair value of these contracts approximates the carrying value of $44.4 million and $43.2 million at June 27, 2025 and December 27, 2024, respectively. These contracts are included in other assets on the unaudited condensed combined balance sheets.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable. The Company generally does not require collateral from customers.

The following table shows net sales attributable to distributors that accounted for 10.0% or more of the Company's total net sales:

	Six Months Ended
	June 27, 2025	June 28, 2024
Cencora, Inc.	40.1%	34.1%
McKesson Corporation	13.8	16.5

The following table shows accounts receivable attributable to distributors that accounted for 10.0% or more of the Company's gross accounts receivable at the end of each period:

	June 27, 2025	December 27, 2024
Cencora, Inc.	52.7%	46.2%
McKesson Corporation	22.1	26.1

F-17

Note 11 – Product and Geographical Data

Net sales by product were as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Opioids	$156.9	$175.3
ADHD	95.9	73.0
Addiction treatment	45.0	35.4
Other	3.4	7.4
Generics	301.2	291.1
Controlled substances	46.7	49.2
APAP	73.4	99.0
Other	11.0	9.9
API	131.1	158.1
Net sales	$432.3	$449.2

Selected information by geographic area was as follows:

	Six Months Ended
	June 27, 2025	June 28, 2024
Net sales (1):
U.S.	$393.4	$395.7
Europe	37.1	51.5
Other	1.8	2.0
Net sales	$432.3	$449.2

(1)	Net sales are attributed to regions based on location of the entity that records the transaction

Note 12 – Subsequent Events

The Company evaluated subsequent events through October 24, 2025, the date the financial statements were available to be issued.

Business Combination with Endo

On March 13, 2025, Parent entered into a Transaction Agreement (as amended on April 23, 2025) (“Transaction Agreement”), with Endo, a Delaware corporation, which has been converted into Endo LP, a Delaware limited partnership, and Salvare Merger Sub LLC, a Delaware limited liability company and Parent’s wholly owned subsidiary (“Merger Sub”). On July 31, 2025, Parent completed the Business Combination, whereby Parent acquired all of the issued and outstanding shares of common stock of Endo from Endo in exchange for a combination of cash and Parent’s ordinary shares in accordance with the Transaction Agreement. Outstanding shares of common stock of Endo were cancelled and converted into the right to receive approximately $1.31 in cash (“Per Share Cash Consideration”) and 0.2575 of a Mallinckrodt ordinary share (“Per Share Stock Consideration”), without interest and subject to applicable withholding.

Parent acquired Endo by means of the merger of Merger Sub with and into Endo, with Endo continuing as the surviving entity in the merger and a wholly-owned subsidiary of Mallinckrodt (“Business Combination”). On July 31, 2025, prior to the completion of the Business Combination, the memorandum and articles of association of Parent were amended by means of a scheme of arrangement (“Scheme”) under the Companies Act 2014 of Ireland (as amended) and certain other amendments that had been previously approved by Parent’s shareholders (the “constitution amendment,” and, together with the Scheme and the Business Combination, the “Transactions”).

Parent is in the process of determining the accounting treatment of the Business Combination and the related push-down impact on the unaudited combined financial statements, as applicable. There is no impact to these unaudited condensed combined financial statements presented at this time.

F-18

Transaction Incentive Plan

On February 2, 2024, the Board adopted a Transaction Incentive Plan (as amended on August 4, 2024 and December 2, 2024, the “A&R TrIP”), which is intended to compensate designated Mallinckrodt executive officers and directors with bonus payments to be made upon the consummation of qualifying strategic transactions and dispositions (each, a “Qualifying Transaction”). Each bonus payment earned under the A&R TrIP will be generally delivered 50% in connection with closing of the applicable Qualifying Transaction and 50% on the earlier of (a) December 31, 2026 or a qualifying significant event, as defined in the A&R TrIP, and (b) a significant asset transaction, as defined in the A&R TrIP (“Final Payment Date”); provided, however that in the event that a Qualifying Transaction closes following a qualifying significant event or significant asset transaction, 100% of the applicable bonus payment earned with respect to such Qualifying Transaction generally will be paid in connection with closing of such Qualifying Transaction or, if later, when the associated proceeds are received.

Business Combination A&R TrIP

The Business Combination, as mentioned above, qualified as a Qualifying Transaction and a qualifying significant event under the A&R TrIP. The Company expects to incur A&R TrIP expenses related to the Business Combination with respect to Mallinckrodt Specialty Generics participants in the A&R TrIP within 30 days of July 31, 2025. As the Business Combination was not considered probable until it closed, the Company did not record any expense related to the A&R TrIP payments associated with the Business Combination during the six months ended June 27, 2025.

The Final Payment Date was accelerated upon closing of the Business Combination from December 31, 2026 to within 30 days of the closing of the Business Combination, which occurred on July 31, 2025.

Planned Separation

On March 13, 2025, as part of the broader merger announcement, Parent announced its intent to separate the historical “Specialty Generics” reporting segment of Parent and the historical “Generic Pharmaceuticals” and “Sterile Injectables” reporting segments of Endo (“Separation”). The Company currently anticipates consummating the Separation in the fourth quarter of 2025; however, no assurance can be given as to the timing of the Separation, or that the Separation will occur at all, as the Separation is subject to approval by the Mallinckrodt Board of Directors (“Board”) and other conditions.

New Credit Agreement

On July 31, 2025, in connection with the consummation of the Business Combination, ST 2020, Inc., a wholly owned subsidiary of the Company (“Borrower”), entered into a credit agreement (“New Credit Agreement”) with the lenders named therein, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and OPY Credit Corp., as trading agent, providing for $1,350.0 million in aggregate principal amount of senior secured credit facilities (“Facilities”), comprising (i) a $1.2 billion senior secured term loan facility (“Term Facility”) and (ii) a $150.0 million senior secured revolving credit facility (“Revolving Facility”). The Borrower borrowed $1.2 billion under the Term Facility on August 1, 2025. The Facilities mature on July 31, 2030, unless extended pursuant to the terms of the New Credit Agreement.

The Term Facility will amortize in quarterly installments as follows: (i) commencing with the fiscal quarter ending December 31, 2025 through (and including) the fiscal quarter ending September 30, 2026, 0.625% of the initial aggregate principal amount of the Term Facility, (ii) from the last day of the fiscal quarter ending December 31, 2026 through (and including) the last day of the fiscal quarter ending September 30, 2027, 1.25% of the initial aggregate principal amount of the Term Facility, (iii) from the last day of the fiscal quarter ending December 31, 2027 through (and including) the last day of the fiscal quarter ending September 30, 2028, 1.875% of the initial aggregate principal amount of the Term Facility and (iv) from the last day of the fiscal quarter ending December 31, 2028 through the maturity date of the Term Facility, 2.50% of the initial aggregate principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

There is no impact related to the unaudited condensed combined financial statements presented at this time.

F-19

Mallinckrodt Specialty Generics Business

A Business of Mallinckrodt plc

Combined Financial Statements

As of December 27, 2024 (Successor) and December 29, 2023 (Successor) and for the year ended December 27, 2024 (Successor), for the period from November 15, 2023 through December 29, 2023 (Successor), and for the period from December 31, 2022 through November 14, 2023 (Predecessor)

With Report of Independent Auditors

F-20

Report of Independent Auditors

To the Board of Directors of Mallinckrodt plc

Opinion

We have audited the accompanying combined financial statements of the Mallinckrodt Specialty Generics Business, a business of Mallinckrodt plc, (Successor) (the “Company”), which comprise the combined balance sheets as of December 27, 2024 and December 29, 2023 and the related combined statements of operations, of comprehensive operations, of changes in parent company net investment and of cash flows for the period from November 15, 2023 through December 29, 2023 and for the year ended December 27, 2024, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2024 and December 29, 2023, and the results of its operations and its cash flows for the period from November 15, 2023 through December 29, 2023 and for the year ended December 27, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Notes 1, 2, and 3 to the combined financial statements, the United States Bankruptcy Court for the District of Delaware confirmed the Mallinckrodt plc Plan of Reorganization (the “2023 Plan”) on October 10, 2023. Subsequent to the Bankruptcy Court’s order confirming the 2023 Plan, the High Court of Ireland made an order confirming a scheme of arrangement on November 10, 2023, which is based on and consistent in all respects with the 2023 Plan ("2023 Scheme of Arrangement"). The 2023 Plan and 2023 Scheme of Arrangement became effective on November 14, 2023, and Mallinckrodt plc emerged from the 2023 Chapter 11 Cases and the Irish examinership proceedings (together, the "2023 Bankruptcy Proceedings") on that date. In connection with the 2023 Bankruptcy Proceedings, Mallinckrodt plc adopted fresh start accounting as of November 14, 2023. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

F-21

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

October 24, 2025

F-22

Report of Independent Auditors

To the Board of Directors of Mallinckrodt plc

Opinion

We have audited the accompanying combined statements of operations, of comprehensive operations, of changes in parent company net investment and of cash flows of the Mallinckrodt Specialty Generics Business, a business of Mallinckrodt plc, (Predecessor) (the “Company”) for the period from December 31, 2022 through November 14, 2023, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period from December 31, 2022 through November 14, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Notes 1, 2, and 3 to the combined financial statements, Mallinckrodt plc filed a petition on August 28, 2023 with the United States Bankruptcy Court for the District of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. Mallinckrodt plc’s Plan of Reorganization (the “2023 Plan”) was confirmed on October 10, 2023. Subsequent to the Bankruptcy Court’s order confirming the 2023 Plan, the High Court of Ireland made an order confirming a scheme of arrangement on November 10, 2023, which is based on and consistent in all respects with the 2023 Plan ("2023 Scheme of Arrangement"). The 2023 Plan and 2023 Scheme of Arrangement became effective on November 14, 2023, and Mallinckrodt plc emerged from the 2023 Chapter 11 Cases and the Irish examinership proceedings (together, the "2023 Bankruptcy Proceedings") on that date. In connection with the 2023 Bankruptcy Proceedings, Mallinckrodt plc adopted fresh start accounting. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

F-23

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

October 24, 2025

F-24

Combined Statements of Operations

(in millions)

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Net sales	$901.3	$100.3	$657.0
Cost of sales	610.3	89.5	436.8
Gross profit	291.0	10.8	220.2
Selling, general and administrative expenses	141.8	10.7	114.0
Research and development expenses	26.8	4.1	22.8
Non-restructuring impairment charges	-	-	85.8
Liabilities management and separation costs	-	-	22.6
Operating income (loss)	122.4	(4.0)	(25.0)
Interest income (expense), net	2.2	0.2	(93.5)
Other (expense) income, net	(3.0)	0.1	0.2
Reorganization items, net	-	(1.2)	(607.5)
Income (loss) from operations before income taxes	121.6	(4.9)	(725.8)
Income tax expense (benefit)	27.1	(1.2)	(148.6)
Net income (loss)	$94.5	$(3.7)	$(577.2)

The accompanying notes are an integral part of these Combined Financial Statements.

F-25

Combined Statements of Comprehensive Operations

(in millions)

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Net income (loss)	$94.5	$(3.7)	$(577.2)
Other comprehensive income (loss), net of tax
Currency translation adjustments	(1.2)	0.6	(0.1)
Benefit plans, net of tax	3.6	(2.5)	0.4
Total other comprehensive income (loss), net of tax	2.4	(1.9)	0.3
Comprehensive income (loss)	$96.9	$(5.6)	$(576.9)

The accompanying notes are an integral part of these Combined Financial Statements.

F-26

Combined Balance Sheets

(in millions)

	Successor
	December 27, 2024	December 29, 2023
Assets
Current Assets:
Cash and cash equivalents	$64.0	$29.5
Accounts receivable, less allowance for doubtful accounts of $3.6 and $3.2	274.0	240.3
Inventories	247.2	313.0
Prepaid expenses and other current assets	20.4	22.7
Total current assets	605.6	605.5
Property, plant and equipment, net	273.3	244.3
Intangible assets, net	247.7	261.8
Deferred income taxes	88.5	109.3
Related party receivable	46.5	60.3
Other assets	138.7	138.8
Total Assets	$1,400.3	$1,420.0
Liabilities and Parent company net investment
Current liabilities:
Accounts payable	$23.7	$42.4
Accrued payroll and payroll-related costs	31.2	22.7
Accrued and other current liabilities	74.3	71.3
Total current liabilities	129.2	136.4
Related party payable	33.1	161.5
Pension and postretirement benefits	25.5	29.0
Environmental liabilities	34.3	35.1
Other liabilities	53.9	41.4
Total Liabilities	276.0	403.4
Parent company net investment	1,122.9	1,017.6
Accumulated other comprehensive income (loss)	1.4	(1.0)
Total Parent company net investment	1,124.3	1,016.6
Total Liabilities and Parent company net investment	$1,400.3	$1,420.0

The accompanying notes are an integral part of these Combined Financial Statements.

F-27

Combined Statements of Cash Flows

(in millions)

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Cash Flows from Operating Activities:
Net income (loss)	$94.5	$(3.7)	$(577.2)
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	43.6	10.5	32.5
Share-based compensation	0.4	-	0.3
Deferred income taxes	19.8	(1.4)	(149.5)
Non-cash impairment charges	-	-	85.8
Non-cash reorganization items, net (1)	-	-	598.4
Provision for bad debt expense	0.6	0.6	2.5
Inventory provisions	14.0	0.8	4.1
Other non-cash items	(11.2)	(2.3)	(3.3)
Non-cash accretion expense (1)	-	-	96.7
Changes in assets and liabilities:
Accounts receivable, net	(34.4)	65.0	(100.0)
Inventories	51.7	15.1	(2.1)
Accounts payable (2)	(16.3)	16.1	(22.9)
Income taxes	6.8	0.2	0.7
Opioid-Related Litigation Settlement liability payment(1)	-	-	(250.0)
Other (3)	11.4	-	8.1
Net cash from operating activities	180.9	100.9	(275.9)
Cash Flows from Investing Activities:
Capital expenditures	(58.4)	(6.3)	(39.7)
Proceeds from debt and equity securities	22.6	-	-
Payment from (to) related party	12.9	(5.9)	(11.0)
Other investing items	1.2	-	-
Net cash from investing activities	(21.7)	(12.2)	(50.7)
Cash Flows from Financing Activities:
Other financing items	(0.2)	-	-
(Repayment) proceeds from related party	(128.4)	3.8	96.6
Net transfers from (to) Parent	3.2	(86.8)	170.6
Net cash from financing activities	(125.4)	(83.0)	267.2
Effect of currency rate changes on cash	0.7	(0.4)	(0.1)
Net change in cash and cash equivalents	34.5	5.3	(59.5)
Cash, cash equivalents and restricted cash at beginning of period	43.3	38.0	97.5
Cash, cash equivalents and restricted cash at end of period	$77.8	$43.3	$38.0
Cash and cash equivalents at end of period	$64.0	$29.5	$24.3
Restricted cash included in other long-term assets at end of period	13.8	13.8	13.7
Cash, cash equivalents and restricted cash at end of period	$77.8	$43.3	$38.0

Supplemental Disclosures of Cash Flow Information:
Cash paid for reorganization items, net	$-	$0.3	$0.2
Cash paid for income taxes, net	$0.5	$-	$0.2

(1)	See Note 2 for further information on Opioid-Related Litigation Settlement liability.

(2)	Capital expenditures in accounts payable were $5.3 million, $7.7 million, $7.5 million and $9.4 million as of December 27, 2024 (Successor), December 29, 2023 (Successor), November 14, 2023 (Predecessor), and December 30, 2022 (Predecessor) respectively.

(3)	Capital expenditures in accrued and other current liabilities were $4.0 million, $6.4 million and $3.5 million, and $4.8 million, as of December 27, 2024 (Successor), December 29, 2023 (Successor), November 14, 2023 (Predecessor), and December 30, 2022 (Predecessor) respectively.

The accompanying notes are an integral part of these Combined Financial Statements.

F-28

Combined Statements of Changes in Parent Company Net Investment

 (in millions)

	Parent Company Net Investment	Accumulated Other Comprehensive Income (Loss)	Parent Company Equity
Balance as of December 30, 2022 (Predecessor)	$516.4	$9.5	$525.9
Net loss	(577.2)	-	(577.2)
Other comprehensive income	-	0.3	0.3
Share-based compensation	0.3	-	0.3
Net transfers from Parent	170.9	-	170.9
Balance as of November 14, 2023 (Predecessor)	$110.4	$9.8	$120.2

	Parent Company Net Investment	Accumulated Other Comprehensive (Loss) Income	Parent Company Equity
Opening Balance (Successor)	$1,108.0	$0.9	$1,108.9
Net loss	(3.7)	-	(3.7)
Other comprehensive loss	-	(1.9)	(1.9)
Net transfers to Parent	(86.7)	-	(86.7)
Balance as of December 29, 2023 (Successor)	$1,017.6	$(1.0)	$1,016.6
Net income	94.5	-	94.5
Other comprehensive income	-	2.4	2.4
Share-based compensation	0.4	-	0.4
Net transfers from Parent	10.4	-	10.4
Balance as of December 27, 2024 (Successor)	$1,122.9	$1.4	$1,124.3

The accompanying notes are an integral part of these Combined Financial Statements.

F-29

Notes to the Combined Financial Statements

(in millions)

Note 1 – Description of the Business and Basis of Presentation

Description of the Business

The Mallinckrodt Specialty Generics Business (“Company”) is primarily comprised of the Mallinckrodt plc (the “Parent” or “Mallinckrodt”) Specialty Generics reportable segment and certain other assets and liabilities related to the Specialty Generics Business. The Company is focused on providing its customers high-quality specialty generic drugs and active pharmaceutical ingredients (“API(s)”), including acetaminophen (“APAP”). Specialty Generics includes a variety of product formulations, such as hydrocodone-containing tablets, oxycodone-containing tablets and several other controlled substances indicated for the treatment of pain. Other controlled substances products include medicines used to treat attention-deficit/hyperactivity disorder ("ADHD") and addiction treatment medications. The Company provides bulk active pharmaceutical ingredients, including acetaminophen, stimulants, opioids and stearates, to a wide variety of pharmaceutical companies.

The Company supplies finished dose products principally through drug distributors, retail pharmacy chains, food store chains with pharmacies, hospital buying groups, and direct contracts with the United States (“U.S.”) government. APIs and excipients are supplied directly to over 200 manufacturers in over 45 countries.

The Company is primarily based in the United States and operates five manufacturing facilities in the United States, along with distribution and sales offices in the United Kingdom and the Netherlands.

Basis of Presentation

The accompanying combined financial statements have been prepared in U.S. dollars and in accordance with generally accepted accounting principles in the U.S. (“GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements have been prepared on a combined basis and include certain legal entities dedicated to the Company, as well as, costs, assets and liabilities carved-out of certain shared legal entities of the Parent. The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

For the periods presented in these combined financial statements, the Company primarily operated as a reportable segment of Mallinckrodt. As such, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the consolidated financial statements and accounting records of Mallinckrodt. The combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically managed by Mallinckrodt.

The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent business during the periods presented. The combined statements of operations include all revenues and costs directly attributable to the Company, including costs for facilities, functions and services used by the Company. The Company has historically functioned together with the other businesses controlled by Mallinckrodt. Accordingly, the Company relied on certain of Mallinckrodt’s corporate and shared services. Certain corporate and shared costs have been allocated to the Company, including costs related to support functions that are provided on a centralized basis within Mallinckrodt, such as expenses for executive oversight, treasury, tax, finance, legal, human resources, shared services, compliance, information technology, selling, research and development (“R&D”) and other corporate functions. These expenses have been allocated to the Company based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on net sales or headcount, depending on the nature of the services. The charges for these corporate and shared functions are deemed settled in cash by the Company in the period in which the costs were recorded within cost of sales, selling, general and administrative (“SG&A”) and R&D in the combined statements of comprehensive operations.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Company operated as a stand-alone company. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company’s employees, and other strategic decisions. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

F-30

Mallinckrodt utilizes a centralized approach to treasury, cash management and financing its operations. The cash and cash equivalents held by Mallinckrodt at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheets. Cash, cash equivalents, and restricted cash in the combined balance sheets represent cash, cash equivalents, and restricted cash held by legal entities of the Company that are specifically attributable to the Company.

Mallinckrodt’s external debt and related interest expense have not been attributed to the Company for the periods presented because Mallinckrodt’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings. However, certain of the Company's subsidiaries are currently guarantors of certain debt facilities of Parent and certain assets of such entities have been pledged as collateral. The combined balance sheets include certain assets and liabilities that have historically been held at the Mallinckrodt corporate level but are specifically identifiable or otherwise attributable to the Company.

All intracompany transactions and balances within the Company have been eliminated. Transactions under legal agreements and historically settled in cash between the Company and the Parent have been reflected in the combined balance sheets as Related party receivable or Related party payable with the aggregate net effect of these related party transactions reflected in the combined statements of cash flows. Amounts advanced for or repayments received from related party notes receivable have been classified in investing activities. Proceeds from or payments on related party payables have been classified within financing activities. Other balances between the Company and Mallinckrodt are considered to be effectively settled in the combined financial statements at the time the transactions are recorded. The aggregate net effect of transactions between the Company and the Parent that are not historically settled in cash have been reflected in the combined balance sheets as Net parent investment and in the combined statements of cash flows as Net transfers (to) from Parent within financing activities. See Note 5 for further information.

2023 Chapter 11 Cases

On August 28, 2023 ("2023 Petition Date"), Mallinckrodt and certain of its subsidiaries, including those that operated the Specialty Generics Business, voluntarily initiated proceedings ("2023 Chapter 11 Cases") under chapter 11 of title 11 ("Chapter 11") of the United States Code ("Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). On September 20, 2023, the directors of the Parent initiated examinership proceedings with respect to Mallinckrodt plc by presenting a petition to the High Court of Ireland pursuant to Section 510(1)(b) of the Companies Act 2014 seeking the appointment of an examiner to Mallinckrodt plc. On October 10, 2023, the Bankruptcy Court entered an order confirming a plan of reorganization ("2023 Plan"). Subsequent to the Bankruptcy Court’s order confirming the 2023 Plan, the High Court of Ireland made an order confirming a scheme of arrangement on November 10, 2023, which is based on and consistent in all respects with the 2023 Plan ("2023 Scheme of Arrangement"). The 2023 Plan and the 2023 Scheme of Arrangement became effective on November 14, 2023 ("2023 Effective Date"), and Mallinckrodt emerged from the 2023 Chapter 11 Cases and the Irish examinership proceedings (together, the "2023 Bankruptcy Proceedings") on that date. See Note 2 for further information on the 2023 Plan and emergence from the 2023 Bankruptcy Proceedings.

Previous Chapter 11 Cases

On October 12, 2020, Mallinckrodt and substantially all of its U.S. subsidiaries, including certain subsidiaries of Mallinckrodt that operated the Specialty Generics business and the Specialty Brands business, and certain of its international subsidiaries (collectively, the "2020 Debtors") voluntarily initiated proceedings ("2020 Chapter 11 Cases") under Chapter 11 the Bankruptcy Code. On March 2, 2022, the Bankruptcy Court entered an order confirming the fourth amended plan of reorganization (with technical modifications) ("2020 Plan"). Subsequent to the filing of the 2020 Chapter 11 Cases, Chapter 11 proceedings commenced by a limited subset of the 2020 Debtors were recognized and given effect in Canada, and separately the High Court of Ireland made an order confirming a scheme of arrangement on April 27, 2022, which was based on and consistent in all respects with the 2020 Plan ("2020 Scheme of Arrangement"). On June 8, 2022, the Bankruptcy Court entered an order approving a minor modification to the 2020 Plan. The 2020 Plan became effective on June 16, 2022 ("2020 Effective Date"), and on such date the Parent emerged from the Chapter 11 and the 2020 Scheme of Arrangement became effective concurrently. See Note 2 for further information on the 2023 Plan and emergence from the 2023 Bankruptcy Proceedings.

F-31

Adoption of Fresh-Start Accounting - Parent

Upon emergence from the 2023 Bankruptcy Proceedings on November 14, 2023, the Parent adopted fresh-start accounting in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 852 – Reorganizations (“ASC 852”) and became a new entity for financial reporting purposes as of the 2023 Effective Date. References to “Successor Parent” relate to the financial position of Parent as of December 27, 2024 and December 29, 2023 and results of operations of the reorganized Parent subsequent to November 14, 2023, while references to “Predecessor Parent” relate to the financial position of Parent as of December 30, 2022 and results of operations of the Parent for the period from December 31, 2022 through November 14, 2023. Upon the Parent’s application of fresh-start accounting, an election was made to push-down the Parent’s basis to the Company. Accordingly, the combined financial statements for the Successor Company (“Successor”) are not comparable to the combined financial statements for the Predecessor Company (“Predecessor”) periods. Refer to Note 3 for considerations around eligibility of fresh-start accounting for the Company and Predecessor and Successor considerations for the Company.

Fiscal Year

The Company reports its results based on a “52-53 week” year ending on the last Friday of December. The year ended December 27, 2024 (Successor) (“fiscal 2024”), the combined periods of December 31, 2022 through November 14, 2023 (Predecessor) and November 15, 2023 through December 29, 2023 (Successor) (“fiscal 2023”) consisted of 52 weeks.

Note 2 – Emergence from Voluntary Reorganization

During the pendency of the 2023 Bankruptcy Proceedings, the Parent and each of the respective debtors, including those that operated Specialty Generics Business, and debtors in-possession in the 2023 Chapter 11 Cases ("2023 Debtors") operated their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As debtors-in-possession, the 2023 Debtors were authorized to continue to operate as ongoing businesses and were allowed to pay all debts and honor all obligations arising in the ordinary course of their businesses after the respective 2023 Petition Date. However, the 2023 Debtors were not allowed to pay third-party claims or creditors on account of obligations arising before the respective 2023 Petition Date or engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court.

Under the Bankruptcy Code, third-party actions to collect pre-petition indebtedness owed by the 2023 Debtors, as well as most litigation pending against the Company as of the 2023 Petition Date, were subject to an automatic stay. “Plan of Reorganization” below summarizes components relevant for the Company from the Parent’s plan.

Plan of Reorganization

2023 Plan and 2020 Plan

In accordance with the 2023 Plan, the following significant transactions related to the Company occurred upon the Parent's emergence from the 2023 Bankruptcy Proceedings on the 2023 Effective Date:

•	The 2023 Debtors’ remaining opioid-related litigation settlement payment obligations of $1,025 (including the $200.0 million installment payment originally due on June 16, 2023) were permanently eliminated, subject to (a) the Company making a $250.0 million payment to the Opioid Master Disbursement Trust II ("Trust") prior to the commencement of the 2023 Chapter 11 Cases (which was made on August 24, 2023) and (b) the Parent issuing the Opioid Contingent Value Right. During fiscal year 2023 and prior to the 2023 Petition Date, the Company recognized accretion expense of $96.7 million. In connection with the 2023 Cases, the Company measured this liability at its estimated allowed claim amount in accordance with ASC 852. The opioid-related litigation settlement amount was measured at the allowed claim amount of $1,025 million, and the allowed claim adjustment from present value to allowed claim amount of $598.4 million was classified as reorganization items, net. In connection with the 2023 Cases and prior to the Parent’s settlement of the Company’s liability, the opioid-related settlement was classified by the Company within liabilities subject to compromise.

F-32

In accordance with the 2020 Plan, the following significant transactions related to the Company occurred upon the Parent's emergence from the 2020 Bankruptcy Proceedings on the 2020 Effective Date:

•	Opioid claims were channeled to certain trusts, which were to receive $1,725.0 million in deferred payments from the Parent and certain of its subsidiaries including entities operated by the Specialty Generics Business consisting of (i) a $450.0 million payment upon 2020 Effective Date of which $2.6 million was prefunded; (ii) a $200.0 million payment upon each of the first and second anniversaries of the 2020 Effective Date; (iii) a $150.0 million payment upon each of the third through seventh anniversaries of the 2020 Effective Date; and (iv) a $125.0 million payment upon the eighth anniversary of the 2020 Effective Date (collectively, the “Opioid Deferred Payments”) with the Company retaining an eighteen-month option to prepay outstanding Opioid Deferred Payments (other than the initial 2020 Effective Date payment) at a discount (and to prepay the Opioid Deferred Payments at their undiscounted value even after the expiration of such eighteen-month period). The Opioid Deferred Payments were unsecured and were guaranteed by Mallinckrodt and its subsidiaries including entities operated by Specialty Generics Business that were borrowers, issuers or guarantors under the First Lien Term Loans, the 2028 First Lien Notes, the 2025 First Lien Notes, the 2025 Second Lien Notes and the 2029 Second Lien Notes, and certain future indebtedness (subject to certain exceptions). The Opioid Deferred Cash Payments Agreement which was entered into in connection with the 2020 Plan contained affirmative and negative covenants (including an obligation to offer to pay the Opioid Deferred Payments without discount upon the occurrence of certain change of control triggering events) and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Opioid Deferred Cash Payments Agreement could result in the required repayment of all outstanding Opioid Deferred Payments and could cause a cross-default that could result in the acceleration of certain indebtedness of Mallinckrodt and its subsidiaries. Prior to the 2023 Petition Date, the Company measured this liability at present value and adjustments to the present value recognized as accretion expense. The Opioid Deferred Cash Payments Agreement was subsequently permanently eliminated as discussed above.

Note 3 – Push-Down Accounting

2023 Fresh-Start Accounting —Parent

The Parent qualified for and adopted fresh-start accounting as of the 2023 Effective Date in accordance with ASC 852 as (i) the reorganization value of the assets of the Parent immediately prior to the date of effectuation of the 2023 Plan was less than the post-petition liabilities and allowed claims and (ii) the holders of the voting shares of the Predecessor Parent immediately before effectuation of the 2023 Plan received less than 50% of the voting shares of the Successor Parent.

Reorganization Value

Reorganization value represents the Parent’s fair value of the Successor Parent’s total assets and is intended to approximate the amount a willing buyer would pay for the assets immediately after restructuring. Upon the application of fresh-start accounting, the Parent allocated the reorganization value to its individual assets, including the assets of the Company, based on their estimated fair values in accordance with ASC Topic 805 – Business Combinations. Deferred income tax amounts were determined in accordance with ASC Topic 740 – Income Taxes.

Push-Down Accounting

The Company assessed the fresh-start accounting qualification criteria as follows (i) whether the reorganization value of the assets of the Company immediately prior to the date of effectuation of the 2023 Plan was less than the post-petition liabilities and allowed claims and (ii) whether the holders of the voting shares of the Predecessor immediately before effectuation of the 2023 Plan received less than 50% of the voting shares of the Successor. The Company did not meet the reorganization value criteria mentioned previously as the reorganization value of the assets of the Company immediately prior to the date of effectuation of the 2023 Plan exceeded the post-petition liabilities and allowed claims. Given the reorganization value of the assets of the Company was greater than the post-petition liabilities and allowed claims, the criteria was not met. As both criteria must be met to qualify for fresh-start accounting, the control test was not assessed. Parent’s emergence from bankruptcy and application of fresh-start accounting resulted in a new basis of accounting for the Parent and constituted a change-in-control event. As a result of the change-in-control event of the Parent, the Company elected to push-down the Parent’s new basis of accounting at the change-in-control date. Any impacts from the step up in fair value are recognized in Net Parent Investment in the Company’s Combined Balance Sheets. The Company’s combined financial statements and footnotes include a black line division between the columns titled Predecessor and Successor. References to “Successor” relate to the financial position of the Company as of December 27, 2024 and December 29, 2023 and results of operations of the Company reflecting the costs and activities as well as the recognition of the assets and liabilities of the Company at their fair values pursuant to the election of pushdown accounting as the consummation of the 2023 Effective date. “Predecessor” relates to the financial position of the Company as of December 30, 2022 and results of operations of the Company for the period from December 31, 2022 through November 14, 2023. Due to the application of fresh-start accounting by the Parent and the election of push-down accounting, the results of operations, cash flows, and other financial information for the Successor period are not comparable to the Predecessor period.

F-33

Combined Balance Sheet

The following table summarizes the push-down accounting of the Parent’s basis to the Company’s Opening balances for the Successor period:

	Predecessor	Push-Down Adjustments		Successor Opening Balances
Assets
Current Assets:
Cash and cash equivalents	$24.3	$-		$24.3
Accounts receivable, net	305.8	-		305.8
Inventories	225.8	103.1	(a)	328.9
Prepaid expenses and other current assets	30.2	-		30.2
Total current assets	586.1	103.1		689.2
Property, plant and equipment, net	235.0	8.3	(b)	243.3
Intangible assets, net	151.6	111.9	(c)	263.5
Deferred income taxes	366.7	(259.1	)(d)	107.6
Related party receivable	53.9	-		53.9
Other assets	134.2	1.7	(e)	135.9
Total Assets	$1,527.5	$(34.1)		$1,493.4
Liabilities and Parent company net investment
Current liabilities:
Accounts payable	$26.2	$-		$26.2
Accrued payroll and payroll-related costs	22.9	-		22.9
Accrued and other current liabilities	75.1	(1.3	)(e)	73.8
Total current liabilities	124.2	(1.3)		122.9
Related party payable	157.7	-		157.7
Pension and postretirement benefits	27.9	-		27.9
Environmental liabilities	34.6	-		34.6
Other liabilities	37.9	3.5	(e)	41.4
Liabilities subject to compromise	1,025.0	(1,025.0	)(f)	-
Total Liabilities	1,407.3	(1,022.8)		384.5
Parent company net investment	110.4	997.6		1,108.0
Predecessor accumulated other comprehensive income (loss)	9.8	(8.9)		0.9
Total Parent company net investment	120.2	988.7	(g)	1,108.9
Total Liabilities and Parent company net investment	$1,527.5	$(34.1)		$1,493.4

Push-Down of Parent’s fair value adjustment

(a)	Reflects the Parent’s fair value adjustment pushed down to the Company's inventory. Both the bottom-up and top-down approach were used. The bottom-up approach considers the inventory value that had been created by the Company including the costs incurred, profit realized, and tangible and intangible assets used pre-Effective Date. The top-down approach measures the incremental inventory value created by the market participant buyer as part of its selling effort to an end customer and considers the costs that will be incurred, the profit that will be realized, and the tangible and intangible assets that will be used post-2023 Effective Date.

(b)	Reflects the Parent’s fair value adjustment pushed down to the Company’s property, plant and equipment. The cost approach was utilized to fair value capitalized software and machinery and equipment. Construction in process was reported at its cost less adjustments for economic obsolescence.

(c)	Reflects the Parent’s fair value adjustment pushed down to the Company’s intangible assets. The Parent’s fair value of the completed technology intangible assets was determined using the income approach. The cash flows were discounted commensurate with the level of risk associated with each asset or its projected cash flows. The valuation used the discount rate of 14.1% for the Generics asset and 13.5% for the APAP asset (as of November 2023).

F-34

(d)	Reflects the net decrease on the Company's deferred tax assets as a result of push-down accounting.

(e)	The Company’s lease obligations were revalued using the incremental borrowing rate applicable to the Parent upon emergence from the 2023 Chapter 11 proceedings and commensurate with its new capital structure. The incremental borrowing rate used in the revaluation of the lease obligations decreased from 12.7% in the Predecessor period to 8.3% in the Successor period. The revaluation of lease obligations includes the removal of right-of-use assets (and affiliated lease liabilities) associated with the Company’s leases with a remaining contract term of less than one year as of the 2023 Effective Date. The revaluation resulted in an increase in the right-of-use asset of $1.7 million and decrease in the current portion of lease liability of $1.3 million. Also reflected is the push-down of an increase to the Company's non-current lease liabilities of $3.5 million.

(f)	Liabilities subject to compromise (“LSTC”) represents the Opioid-Related Litigation Settlement liability which was settled by the Parent in accordance with the 2023 Plan.

(g)	Parent Company Net Investment reflects the cumulative effect of the push-down accounting.

Reorganization items, net

During the period December 31, 2022 through November 14, 2023 (Predecessor), the Company recognized reorganization expense in accordance with ASC 852 for professional fees directly related to the 2023 Chapter 11 Cases and for an adjustment to an allowed claim.

	Successor	Predecessor
	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Professional and other service provider fees(1)	1.2	9.1
Adjustment to the allowed claim – Opioid-related Litigation Settlement Liability	-	598.4
Total reorganization items, net	$1.2	$607.5

(1)	Professional and other service provider fees included above were either specifically identified as related to the Company or allocated to the Company based on net sales of the Company as compared to Parent.

F-35

Note 4 – Summary of Significant Accounting Policies

Significant accounting policies remained unchanged between the Predecessor and Successor periods of the Company, with the exception of bankruptcy related items that only apply to the Predecessor period, such as liabilities subject to compromise.

Revenue Recognition

Product Sales Revenue

The Company principally sells its generics products through independent distributors who resell the products to retail pharmacies, institutions and end user customers. The Company also enters into arrangements with indirect customers, such as health care providers and payers, wholesalers, government agencies, institutions, and managed care organizations to establish contract pricing for certain products that provide for government-mandated and/or privately-negotiated rebates, sales incentives, chargebacks, distribution service agreements fees, fees for services and administration fees, and discounts with respect to the purchase of the Company's products.

API products are sold directly to manufacturing customers and distributors, typically under supply agreements. API sales do not involve bundled services or products, significant financing components, or non-cash consideration. Returns are limited to non-conforming products.

Reserve for Variable Consideration

Product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established. These reserves result from estimated chargebacks, rebates, product returns and other sales deductions that are offered within contracts between the Company and its customers, health care providers and payers, relating to the sale of the Company's products. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than a customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company's historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of the Company's products and other competitive factors. Overall, these reserves reflect the Company's best estimate of the amount of consideration to which it is entitled based on the terms of the contract. The amount of variable consideration that is included in the transaction price may be constrained (reduced) and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. The Company adjusts reserves for chargebacks, rebates, product returns and other sales deductions to reflect differences between estimated and actual experience either on a monthly or quarterly basis (dependent on the deduction type). Such adjustments impact the amount of net sales recognized in the period of adjustment.

Product sales are recognized when the customer obtains control of the Company’s product. Control is transferred at a point in time for all product sales, generally upon delivery to the customer site.

Transaction price allocated to the remaining performance obligations

The Company’s contracts are generally less than one year; therefore, the related disclosure of the amount of transaction price allocated to the performance obligations that are unsatisfied at period end has been omitted.

Cost to obtain a contract

As the majority of the Company's contracts are short term in nature, sales commissions are generally expensed when incurred as the amortization period would have been less than one year. These costs are recorded within SG&A in the combined statements of operations.

F-36

Shipping and Handling Costs

Shipping costs, which are costs incurred to physically move product from the Company’s premises to the customer’s premises, are classified as SG&A. Handling costs, which are costs incurred to store, move and prepare product for shipment, are classified as cost of sales. Shipping costs included in SG&A in continuing operations were as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Shipping costs	$13.3	$2.2	$15.0

Research and Development

Internal R&D costs are expensed as incurred. R&D expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services, medical affairs and other costs.

From time to time, the Company has entered into licensing or collaborative agreements with third parties to develop a new drug candidate or intellectual property asset. These agreements may include R&D, marketing, promotion and selling activities to be performed by one or all parties involved. These collaborations generally include upfront, milestone and royalty or profit-sharing payments contingent upon future events tied to the developmental and commercial success of the asset. In general, upfront and milestone payments made to third parties under these agreements are expensed as incurred up to the point of regulatory approval of the product. Milestone payments made to third parties upon regulatory approval are capitalized as an intangible asset and amortized to cost of sales over the estimated useful life of the related product.

Liabilities Management and Separation Costs

The Company recognizes a portion of professional fees incurred during Parent’s evaluation of strategic alternatives. Professional fees were specifically identified as related to the Company or allocated to the Company based on net sales of the Company as compared to Parent.

Share-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity of the Parent’s shares based on the grant-date fair value of those awards. That cost is recognized over the requisite service period, which is the period an employee is required to provide service in exchange for the award (generally the vesting period). The cost for liability-based instruments is remeasured accordingly each reporting period throughout the requisite service period.

As of the 2023 Effective Date, the Parent’s ordinary shares were no longer traded on an active market. Accordingly, the fair value of those share-based awards granted after the 2023 Effective Date requires the valuation of the Parent’s equity utilizing the application of significant estimates, assumptions, and judgments. With the assistance of a third-party valuation advisor, the estimated fair value of total share-based awards was based on an income approach, a calculation of the present value of the future cash flows to be generated by the business based on its projection. The basis of the discounted cash flow analysis used in developing the equity value was based on Parent prepared projections that included a variety of estimates and assumptions, including, but not limited to expected future revenue and expenses, future cash flows, discount rates, and the probability of possible future events. While the Parent considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Parent’s control and, therefore, may not be realized.

Currency translation

For the Company's non-U.S. operations that transact in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using closing fiscal year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the combined financial statements as a component of accumulated other comprehensive income (loss) within parent company equity. Gains and losses resulting from foreign currency transactions are included in net income (loss).

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents. As described in Note 1, the Parent uses a centralized approach to cash management and financing of its operations and, as such, only cash held by dedicated legal entities is included in the combined balance sheets.

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Restricted cash

The Company classifies restricted cash as all cash pledged as collateral to secure long-term obligations and all cash whose use is otherwise limited by contractual provisions. Amounts are reported as non-current unless restrictions are expected to be released in the next 12 months. Balances are recorded in other assets on the combined balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivables are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company's accounts receivable portfolio determined on the basis of historical experience, current facts and circumstances, reasonable and supportable forecasts and other available evidence. Accounts receivables are written off when the Company determines they are uncollectible. Trade accounts receivable are also presented net of reserves related to chargebacks, rebates, and other sales deductions payable to customers for whom the Company has trade accounts receivable and the right of offset exists and is utilized.

Inventories

Inventories are recorded at the lower of cost or net realizable value, primarily using the first-in, first-out convention. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Depreciation for property, plant and equipment, other than land and construction in process, is generally based upon the following estimated useful lives of Parent’s pushed-down basis, using the straight-line method:

Buildings	10	to	45 years
Leasehold improvements	Remaining term of lease
Capitalized software	8	to	10 years
Machinery and equipment	5	to	15 years

The Company capitalizes certain computer software and development costs incurred in connection with developing or obtaining software for internal use.

Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income (loss).

The Company assesses the recoverability of assets or asset groups using undiscounted cash flows whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If an asset or asset group is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value of the asset or asset group and its fair value.

Leases

The Company assesses all contracts at inception to determine whether a lease exists. The Company’s operating leases consist of equipment and building leases. The Company’s finance lease consists of a building. Leases with an initial term of 12 months or less are not recorded on the combined balance sheets; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company has no lease agreements with variable lease payments or material residual value guarantees.

Lease assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term as of the commencement date. As the Company's leases do not generally provide an implicit rate, the Company utilized Parent’s incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments. Most leases include one or more options to terminate or renew, with renewal terms that can extend the lease term by one year. The exercise of lease renewal options is at the Company's sole discretion. Termination and renewal options are included within the lease assets and liabilities only to the extent that they are reasonably certain.

F-38

Costs associated with operating lease assets are recognized on a straight-line basis over the term of the lease. Finance lease assets are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets based on the Parent’s pushed-down basis or, in the instance where title does not transfer at the end of the lease term, the lease term. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.

Intangible Assets

Intangible assets recognized under push-down accounting are recorded at fair value. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives based on the Parent’s pushed-down basis. The estimated useful lives of the Company's intangible assets as of December 27, 2024 (Successor) were the following:

Completed technology	17	to	19 years

Amortization expense related to completed technology and certain other intangible assets is included in cost of sales.

When a triggering event occurs, the Company evaluates potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset, or the asset group they are part of, to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets, or asset group, with their carrying value. The fair value of the intangible asset, or asset group, is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, or asset group, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the fair value of the asset. The Company assesses the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company will compare the fair value of the assets with their carrying value and record an impairment when the carrying value exceeds the fair value.

Income Taxes

Income taxes as presented are calculated on a separate tax return basis, although the Company's operations have generally historically been included in the Parent's U.S. federal and state tax returns or the tax returns of non-U.S. jurisdictions.

With the exception of certain non-U.S. entities, the Company does not maintain taxes payable to or from the Parent, and the Company is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company net investment.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the combined financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance would be provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent that full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations, including uncertain tax positions, are included in the provision for income taxes.

F-39

Contingencies

The Company is subject to various legal proceedings and claims, including government investigations, environmental matters, product liability matters, patent infringement claims, antitrust matters, securities class action lawsuits, personal injury claims, employment disputes, contractual and other commercial disputes, and all other legal proceedings, all in the ordinary course of business as further discussed in Note 14. The Company records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reasonably determinable. Legal fees, other than those pertaining to environmental matters, are expensed as incurred. Insurance recoveries related to potential claims are recognized up to the amount of the recorded liability when coverage is confirmed, and the estimated recoveries are probable of payment. Assets and liabilities are not netted for financial statement presentation.

Liabilities Subject to Compromise

In accordance with ASC 852, pre-petition unsecured and undersecured claims related to the Company entities that were 2023 Debtors that may be impacted by the bankruptcy reorganization process have been classified as Liabilities subject to compromise within Note 3 Push-Down Accounting. Liabilities subject to compromise are recorded at the expected amount of the total allowed claim.

As a result of the commencement of the 2023 Chapter 11 cases, the Company evaluated and determined that the only liability classified as LSTC was its opioid-related settlement obligation. This liability was adjusted to its allowed claim amount in accordance with the 2023 Plan. While the Bankruptcy Court generally restricts payment of pre-petition claims, it granted the Debtors authority to pay certain claims in designated categories under specific terms and conditions to preserve the value of the business and assets. Upon emergence, the opioid-related liability was settled by the Parent pursuant to the terms of the 2023 Plan.

Parent company net investment

Parent company net investment in the combined balance sheets represents Parent’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with, and allocations from, Parent. See sections in Note 1 and Note 5 for additional information.

Recently Issued Accounting Pronouncements

No new accounting pronouncement issued or effective during the fiscal year has had, or is expected to have, a material impact on the Company’s combined financial statements.

Note 5 – Related Parties

These combined financial statements have been derived from the consolidated financial statements and accounting records of the Parent. The following discussion summarizes transactions between the Company and the Parent (and its subsidiaries that are not part of the Specialty Generics Business).

The combined financial statements include general corporate expenses and shared expenses of the Parent that were charged to the Company for certain support functions, including, but not limited to, management, legal, human resources, finance, accounting, treasury, tax, information technology, employee benefits, communications, and compliance, that are provided on a centralized basis. The Company considers the inclusion of these expenses to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. These expenses are included in the combined statements of operations within cost of sales, SG&A and R&D expenses.

F-40

The following table reflects these allocations as described above and in Note 1:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Cost of sales	$0.5	-	$0.2
Selling, general and administrative expenses	49.4	$3.7	37.3
Research and development expenses	0.4	-	0.2
Total corporate and shared cost allocations	$50.3	$3.7	$37.7

These combined financial statements may not reflect the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a stand-alone company during the period presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure, whether functions were outsourced or performed by Company’s employees, and other strategic decisions.

Centralized cash pooling arrangements

The Company historically has entered into intercompany agreements with subsidiaries of Parent related to cash pooling. The Company operates its own cash pooling program through one of its entities and also participates in the Parent’s centralized treasury and cash management program. Agreements between entities included within the Specialty Generics business and those included within the Parent are considered as related party agreements, and the related activities and balances are included within the financial statements. The Company incurs interest expense and interest income on cash borrowed from and contributed to the cash pool, respectively. Interest expense and income are presented within interest (income) expense, net on the combined statements of operations. The Company's cash that is included in physical cash pooling of dedicated entities is classified as cash and cash equivalents on the combined balance sheets. The Parent will continue to provide cash management and financing to support the Company’s ongoing operations which will be reflected in Parent company net investment.

Related party receivable

Related party receivables are included in the combined balance sheets as follows:

	Successor
	December 27, 2024	December 29, 2023
Cash pooling related party receivable	$46.5	$60.3

Interest income is included within Interest income (expense), net in the combined statements of operations as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Interest rates	2.1%	1.8%	1.6%
Interest income	1.2	0.1	0.7

F-41

Related party payable

The Company has borrowings due to Related parties that will be settled in cash. Balances are recorded in related party payable in the combined balance sheets as follows:

	Successor
	December 27, 2024	December 29, 2023
Related party payable	$33.1	$161.5

Interest expense is included within Interest income (expense), net in the combined statements of operations as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Interest rates	2.2%	2.2%	2.2%
Interest expense	2.4	0.4	1.1

Related party licensing agreement

In March 2024 the Company entered into a related party agreement with a subsidiary of Parent granting the Company a license to sell a certain pharmaceutical product. As part of the agreement the Company remits a quarterly royalty payment to the Parent’s subsidiary. The related party royalty expense included in the combined statements of operations within cost of sales is $1.1 million for the year ended December 27, 2024.

Parent Company Net Investment

The net transfers to the Parent are included within “Parent company net investment” on the combined statements of parent company net investment. The components of the transfers to Parent were as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Cash pooling and general financing activities	$(54.3)	$(90.7)	$131.9
Corporate allocations	50.3	3.7	37.7
Income taxes paid by the Parent	6.8	0.2	0.7
Stock based compensation	0.4	-	0.3
Net transfers from (to) Parent – Combined statement of cash flows	$3.2	$(86.8)	$170.6
Tax payable settled by Parent	7.2	0.1	0.3
Net transfers from (to) Parent – Combined statements of net parent investment	$10.4	$(86.7)	$170.9

F-42

Note 6 – Revenue from Contract with Customers

Product Sales Revenue

See Note 16 for presentation of the Company's net sales by product family.

Reserve for variable consideration

The following table reflects activity in the Company's sales reserve accounts:

	Rebate & chargebacks(1)	Other sales deductions(2)	Total(3)
Balance as of December 30, 2022 (Predecessor)	$121.2	$32.3	$153.5
Provisions	1,178.9	65.5	1,244.4
Payment of credits	(1,154.5)	(59.0)	(1,213.4)
Balance as of November 14, 2023 (Predecessor)	$145.6	$38.8	$184.5

Balance as of November 15, 2023 (Successor)	$145.6	$38.8	$184.5
Provisions	138.2	11.2	149.4
Payment of credits	(173.1)	(12.0)	(185.2)
Balance as of December 29, 2023 (Successor)	$110.7	$38.0	$148.7
Provisions	1,417.4	67.6	1,485.0
Payment of credits	(1,396.7)	(78.5)	(1,475.2)
Balance as of December 27, 2024 (Successor)	$131.4	$27.1	$158.5

(1)	Includes $16.7 million and $15.9 million of accrued rebates and $8.7 million and 6.0 million of accrued Medicaid within accrued and other current liabilities in the combined balance sheets as of December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively.

(2)	Includes $6.7 million and $6.1million of accrued expired product returns within accrued and other current liabilities in the combined balance sheets as of December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively.

(3)	Revenue recognized in the current reporting period related to performance obligations satisfied (or partially satisfied) in previous periods is not material in any periods presented and has not been separately disclosed.

Note 7 – Income Taxes

The domestic and international components of income (loss) from continuing operations before income taxes were as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Domestic(1)	$116.8	$(5.5)	$(728.5)
International	4.8	0.6	2.7
Total	$121.6	$(4.9)	$(725.8)

(1)	Domestic reflects the U.S.

F-43

Significant components of income taxes related to continuing operations were as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Current
Domestic	$6.7	$-	$-
International	0.6	0.2	0.9
Current income tax provision	7.3	0.2	0.9
Deferred
Domestic	19.8	(1.4)	(149.2)
International	-	-	(0.3)
Deferred income tax provision (benefit)	19.8	(1.4)	(149.5)
Total income tax provision (benefit)	$27.1	$(1.2)	$(148.6)

The domestic current income tax provision reflects a tax benefit of $27.2 million, zero and zero from using a portion of the NOL carryforwards for the year ended December 27, 2024 (Successor), the period November 15, 2023 through December 29, 2023 (Successor), and the period December 31, 2022 through November 14, 2023 (Predecessor), respectively.

The reconciliation between domestic income taxes at the statutory rate and the Company's provision for income taxes on continuing operations is as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Expense (benefit) from income taxes at statutory income tax rate (1)	$25.7	$(1.0)	$(152.4)
Adjustments to reconcile to income tax provision:
State taxes	3.0	(0.1)	(11.9)
Reorganization items, net	-	-	15.7
Other nontaxable and nondeductible items	(0.2)	-	-
Research credit	(0.1)	-	-
Rate difference between domestic and international jurisdictions	(0.1)	-	0.1
Valuation allowance	(0.2)	0.1	(0.1)
Other	(1.0)	(0.2)	-
Provision (benefit) for income taxes	$27.1	$(1.2)	$(148.6)

(1)	The statutory tax rate reflects the U.S. statutory rate of 21%.

The Company’s effective income tax rate was 22.3% for the year ended December 27, 2024 (Successor), 24.5% for the period from November 15, 2023 through December 29, 2023 (Successor), and 20.5% for the period from December 31, 2022 through November 14, 2023 (Predecessor).

The emergence from each of the respective 2023 and 2020 Bankruptcy Proceedings resulted in a change in ownership for purposes of IRC Section 382, causing the remaining U.S. tax losses, credits, and certain built in losses ("BILs") to be limited under IRC Sections 382 and 383. The amount of our pre-ownership change U.S. NOLs and BILs that can be utilized generally cannot exceed an amount equal to the product of (a) the applicable federal long-term tax-exempt rate in effect on the date of the ownership change and (b) the value of our U.S. affiliate stock immediately prior to the implementation of each respective plan ("382 Annual Limitation").

As of December 27, 2024 (Successor), the Company has not recorded any amount of gross unrecognized tax benefits for uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits within the provision for income taxes in the combined statements of operations. There were no accrued interest and penalties as of December 27, 2024 (Successor) or December 29, 2023 (Successor).

The Parent files tax returns in the U.S., Canada, Germany, U.K. and Netherlands jurisdictions on behalf of the Company based on existing tax laws. The Company remains generally subject to examination in these domestic and foreign jurisdictions. The earliest open years subject to examination are from 2015 to present.

F-44

Tax receivables were included in the following combined balance sheet caption in the amounts shown:

	Successor
	December 27, 2024	December 29, 2023
Prepaid expenses and other current assets	$0.6	$0.3

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax asset (liability) at the end of each fiscal year were as follows:

	Successor
	December 27, 2024	December 29, 2023
Deferred tax assets:
Tax loss and credit carryforward	$24.0	$53.8
Lease liability	8.8	4.9
Pension	5.7	8.5
Inventory	23.2	0.4
Capitalized R&D	13.2	13.9
Fixed assets	78.1	87.4
Environmental liabilities	8.0	8.2
Other	15.2	14.7
Deferred tax assets before valuation allowance	176.2	191.8
Valuation allowance	(0.8)	(1.3)
Net deferred tax assets	175.4	190.5
Deferred tax liabilities:
Investment in partnership	(66.1)	(66.9)
Right of use asset	(8.8)	(4.9)
Intangible assets	(10.8)	(8.2)
Other	(1.2)	(1.2)
Total deferred tax liabilities	(86.9)	(81.2)
Net deferred tax asset	$88.5	$109.3

The deferred tax asset valuation allowances were $0.8 million and $1.3 million as of December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively. The valuation allowances as of both December 27, 2024 (Successor) and December 29, 2023 (Successor) relate primarily to the uncertainty of the utilization of certain international deferred tax assets.

As of December 27, 2024 (Successor), the Company had approximately $23.7 million of domestic NOL carryforwards measured at the applicable statutory rates, which have no expiration date.

As of December 27, 2024 (Successor), the Company has not recorded any deferred tax liabilities for potential repatriation of foreign earnings. The foreign operations act as distributor entities and have limited foreign earnings.

Note 8 – Inventories

Inventories were comprised of the following at the end of each period:

	Successor
	December 27, 2024	December 29, 2023
Raw materials	$64.1	$56.2
Work in process	123.6	179.5
Finished goods	59.5	77.3
Inventories	$247.2	$313.0

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Note 9 – Property, Plant and Equipment

The gross carrying amount and accumulated depreciation of property, plant and equipment were comprised of the following at the end of each period:

	Successor
	December 27, 2024	December 29, 2023
Land	$30.2	$30.2
Buildings	58.3	51.3
Capitalized software	0.8	0.9
Machinery and equipment	144.8	122.8
Construction in process	75.9	47.9
Property, plant and equipment, gross	310.0	253.1
Less: accumulated depreciation	(36.7)	(8.8)
Property, plant and equipment, net	$273.3	$244.3

Depreciation expense was as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Depreciation expense	$29.1	$8.8	$16.3

Note 10 – Leases

Lease assets and liabilities related to the Company's operating and finance leases are reported in the following consolidated balance sheet captions:

	Successor
	December 27, 2024	December 29, 2023
Operating leases	$33.2	$22.0
Finance leases	5.8	-
Other assets	$39.0	$22.0

Operating leases	$4.5	$2.2
Finance leases	0.3	-
Accrued and other current liabilities	$4.8	$2.2

Operating leases	$28.5	$19.6
Finance leases	5.7	-
Other liabilities	34.2	19.6
Total lease liabilities	$39.0	$21.8

F-46

Dependent on the nature of the leased asset, lease expense is included within cost of sales or SG&A. The primary components of lease expense were as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Lease cost:
Operating lease cost	$4.4	$0.4	$5.1
Short-term lease cost	1.1	0.3	0.1

Finance lease cost:
Amortization of lease assets	0.4	-	-
Interest on lease liabilities	0.4	-	-
Total lease cost	$6.3	$0.7	$5.2

Lease terms and discount rates were as follows:

	Successor
	December 27, 2024	December 29, 2023
Weighted-average remaining lease term (in years) – operating leases	8.5	10.7
Weighted-average discount rate – operating leases	6.1%	8.3%
Weighted-average remaining lease term (in years) – finance lease	10.0	-
Weighted-average discount rate - finance lease	8.5%	-

Contractual maturities of lease liabilities as of December 27, 2024 (Successor) were as follows:

	Operating	Financing
Fiscal 2025	$6.4	$0.8
Fiscal 2026	5.9	0.8
Fiscal 2027	5.6	0.8
Fiscal 2028	5.7	0.9
Fiscal 2029	4.7	0.9
Thereafter	13.6	4.9
Total lease payments	41.9	9.1
Less: Interest	(8.9)	(3.1)
Present value of lease liabilities	$33.0	$6.0

Other supplemental cash flow information related to leases was as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4.7	$0.6	$5.4
Operating cash flows from finance leases	0.4	-	-
Financing cash flows from finance leases	0.2	-	-
Lease assets obtained in exchange for lease obligations:
Operating leases	$14.1	$-	$3.3
Finance leases	6.2	-	-

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Note 11 – Intangible Assets

The gross carrying amount and accumulated amortization of the intangible assets were comprised of the following at the end of each period:

	Successor
	December 27, 2024			December 29, 2023
	Gross Carrying amount	Accumulated Amortization	Net Book Value	Gross Carrying amount	Accumulated Amortization	Net Book Value
Completed technology	$263.5	$15.8	$247.7	$263.5	$1.7	$261.8

Intangible assets, net as of December 27, 2024 (Successor) consisted of the following:

	Net Book Value	Amortization Method	Amortization Period (In years)
Amortizable completed technology:
Generics	$175.2	Straight - line	17
APAP	72.5	Straight - line	19
	$247.7

Intangible asset amortization expense

Intangible asset amortization expense was as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Amortization expense	$14.1	$1.7	$16.2

F-48

The Company recorded impairment charges totaling $85.8 million during the period from December 31, 2022 through November 14, 2023 (Predecessor). The valuation method used to approximate fair value was based on the estimated discounted cash flows. The Company decided it would no longer pursue further development of the related IPR&D assets and as a result, recognized a full impairment.

As part of Parent’s push-down accounting, as of the 2023 Effective Date, the Company wrote-off the existing intangible assets and accumulated amortization of the Predecessor and recorded $263.5 million to reflect the Parent’s fair value of intangible assets of the Successor. Refer to Note 3 for more information.

The estimated aggregate amortization expense on intangible assets owned by the Company and being amortized as of December 27, 2024 (Successor) is expected to be as follows:

Fiscal 2025	$14.1
Fiscal 2026	14.1
Fiscal 2027	14.1
Fiscal 2028	14.1
Fiscal 2029	14.1

Note 12 - Retirement Plans

Defined Benefit Plans

The Company sponsors a number of defined benefit retirement plans covering certain of its U.S. employees and non-U.S. employees. As of December 27, 2024 (Successor), U.S. plans represented 35.3% of the Company's remaining projected benefit obligation. The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees; however, certain of the Company's U.S. employees participate in postretirement benefit plans that provide medical benefits. These plans are unfunded.

The benefit obligation recognized on the combined balance sheets were $16.0 million and $16.4 million as of December 27, 2024 (Successor), and December 29, 2023 (Successor) respectively, for pension benefits and $12.5 million and $16.8 million as of December 27, 2024 (Successor), and December 29, 2023 (Successor) respectively, for postretirement benefits. The weighted-average discount rate to determine benefit obligations for the Company's pension and postretirement benefit plans ranged from 3.4% to 5.5%. For the Company's unfunded U.S. plans, the discount rate is based on the market rate for a broad population of AA-rated (Moody's Investor Services, Inc. or Standard & Poor's Corporation) corporate bonds over $250.0 million. Estimated future annual cash outflow from FY25 through FY29 is in the range of $2.4 million to $2.9 million.

Defined Contribution Retirement Plans

The Company maintains one active tax-qualified 401(k) retirement plan and one active non-qualified deferred compensation plan in the U.S. The 401(k) retirement plan provides for an automatic Company contribution of 3% of an eligible employee's pay, with an additional Company matching contribution generally equal to 50% of each employee's elective contribution to the plan up to 8% of the employee's eligible pay. The deferred compensation plan permits eligible employees to defer a portion of their compensation. The deferred compensation plan is currently frozen for employee deferrals. Total defined contribution expense was $11.2 million, $1.2 million, and $8.8 million for the year ended December 27, 2024 (Successor), for the period from November 15, 2023 through December 29, 2023 (Successor), and for the period from December 31, 2022 through November 14, 2023 (Predecessor), respectively.

Rabbi Trusts and Other Investments

The Company maintains several rabbi trusts, the assets of which are used to pay retirement benefits. The rabbi trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. Plan participants are general creditors of the Company with respect to these benefits. The trusts primarily hold life insurance policies and debt and equity securities, the value of which is included in other assets on the combined balance sheets.

The carrying value of the 37 and 48 life insurance contracts held by these trusts was $37.2 million, and $38.0 million at December 27, 2024 (Successor), and December 29, 2023 (Successor) respectively. These contracts had a total death benefit of $66.7 million and $74.2 million at December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively. However, there are outstanding loans against the policies amounting to $13.2 million and $18.3 million at December 27, 2024 (Successor) and December 29, 2023 (Successor) respectively. During the year ended December 27, 2024 (Successor), proceeds from debt and equity securities held in rabbi trusts were $22.6 million.

F-49

The Company has insurance contracts which serve as collateral for certain of the Company’s non-US pension plan benefits, which totaled $6.0 million and $6.7 million at December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively. These amounts were also included in other assets on the combined balance sheets.

Note 13 - Guarantees

In disposing of assets or businesses, the Company has from time to time provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. The Company assesses the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. The Company believes, given the information currently available, that the ultimate resolutions will not have a material adverse effect on its financial condition, results of operations and cash flows.

In connection with the sale of the Specialty Chemical business (formerly known as Mallinckrodt Baker) in fiscal 2010, the Company agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The liability relating to all of these indemnification obligations was governed by a contract that was rejected as part of the 2020 Bankruptcy Proceedings and is no longer a liability subsequent to the 2020 Effective Date.

As of December 27, 2024 (Successor), the Company had various other letters of credit, guarantees and surety bonds totaling $9.2 million and restricted cash of $13.8 million held in segregated accounts primarily to collateralize surety bonds for the Company's environmental liabilities.

F-50

Note 14 – Commitments and Contingencies

The Company and Parent are subject to various legal proceedings and claims, including government investigations, environmental matters, product liability matters, patent infringement claims, antitrust matters, securities class action lawsuits, personal injury claims, employment disputes, contractual and other commercial disputes, and other legal proceedings, all in the ordinary course of business. Although it is not feasible to predict the outcome of these matters, the Company and Parent believe given the information currently available, that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations and cash flows.

Governmental Proceedings

Generic Pricing Subpoena. In March 2018, the Company received a grand jury subpoena issued by the U.S. District Court for the Eastern District of Pennsylvania (“EDPA”) pursuant to which the Antitrust Division of the Department of Justice is seeking documents regarding generic products and pricing, communications with generic competitors and other related matters. The Company produced documents in early 2019 and is otherwise cooperating in the investigation.

MNK 2011 Inc. (formerly known as Mallinckrodt Inc.) v. U.S. Food and Drug Administration and United States of America. In November 2014, the FDA reclassified the Company’s Methylphenidate ER in the Orange Book: Approved Drug Products with Therapeutic Equivalence (“Orange Book”). In November 2014, the Company filed a Complaint in the U.S. District Court for the District of Maryland Greenbelt Division against the FDA and the U.S. (“MD Complaint”) for judicial review of the FDA’s reclassification. In July 2015, the court granted the FDA’s motion to dismiss with respect to three of the five counts in the MD Complaint and granted summary judgment in favor of the FDA with respect to the two remaining counts (“MD Order”). On October 18, 2016, the FDA initiated proceedings, proposing to withdraw approval of the Company’s Abbreviated New Drug Application (“ANDA”) for Methylphenidate ER. On October 21, 2016, the U.S. Court of Appeals for the Fourth Circuit issued an order placing the Company’s appeal of the MD Order in abeyance pending the outcome of the withdrawal proceedings. The parties exchanged documents and in April 2018, the Company filed its submission in support of its position in the withdrawal proceedings. A potential outcome of the withdrawal proceedings is that the Company’s Methylphenidate ER products may lose their FDA approval and have to be withdrawn from the market.

U.S. Attorney's Office Subpoena W.D. Va. In February 2025, the Company received a subpoena duces tecum from the U.S. Attorney’s Office for the Western District of Virginia (“WDVA USAO”) seeking production of data and information for the time period from January 1, 1996 to the present relating to pharmacy benefit managers, including remuneration provided to or rebates negotiated with pharmacy benefit managers, and also including communications with pharmacy benefit managers related to the prescription, administration, or safety or efficacy of opioids. The Company has since received two additional subpoenas from WDVA USAO seeking related material as recently as April 2025. The Company is in the process of responding to the subpoena and is cooperating with the investigation. The Company cannot predict the eventual scope, duration or outcome of this matter at this time.

U.S. Department of Justice Civil Investigative Demand. In March 2025, the Company received a Civil Investigative Demand (“CID”) issued by the U.S. Department of Justice under the False Claims Act seeking production of data and information from the time period of January 1, 2018 to the present relating to hydrocodone/acetaminophen products manufactured in the Company’s Hobart, NY facility, including documentation pertaining to whether those products contain the amount of hydrocodone they purport to contain. The Company is in the process of responding to the CID and is cooperating with the investigation. The Company cannot predict the eventual scope, duration or outcome of this matter at this time.

Specialty Generics Grand Jury Subpoenas

U.S. Attorney's Office Subpoena W.D. Va. In August 2023, the Company received a grand jury subpoena from the WDVA USAO. Subsequently, the Company received additional grand jury subpoenas from the WDVA USAO, most recently, in July 2025. The subpoenas seek production of certain data and information for the time period from July 17, 2012 to the present, including information and data relating to the Company’s Specialty Generics controlled substances compliance program, the Company's reporting of suspicious orders for controlled substances, chargebacks and other transactions, financial accounts related to these issues, financial transactions involving prescription drug products, and communications between the Company and the U.S. Drug Enforcement Administration.

U.S. Attorney's Office Subpoena E.D.PA. In May 2024, the Company received a grand jury subpoena from the U.S. Attorney's Office for the Eastern District of Pennsylvania seeking production of data and information with respect to a customer for the time period from January 1, 2020 to May 2024, including information and data relating to potentially suspicious orders for controlled substances. The Company suspended sales to this customer in October 2023 prior to receipt of the subpoena.

The Company is in the process of responding to the subpoenas from both U.S. Attorney Offices and is cooperating in the investigations. The Company cannot predict the eventual scope, duration or outcome of the investigations at this time.

F-51

Patent Litigation

Generic Products. The Company continues to pursue development of a portfolio of generic products, some of which require submission of a Paragraph IV certification against patents listed in the FDA's Orange Book for the Parent’s Branded product asserting that the Company's proposed generic product does not infringe and/or the Orange Book patent(s) are invalid and/or unenforceable. In the case of litigation filed against Company for such potential generic products, those litigation matters can either be settled or the litigation pursued through a trial and any potential appeals of the lower court decision in order to successfully launch those generic products in the future.

Generic Pharmaceutical Antitrust Multi-District Litigation

In August 2016, a multi-district litigation (“MDL”) was established in the EDPA relating to allegations of antitrust violations with respect to generic pharmaceutical pricing (“Generic Pricing MDL”). Plaintiffs in the Generic Pricing MDL, captioned In re: Generic Pharmaceuticals Pricing Antitrust Litigation, allege a conspiracy of price-fixing and customer allocation among generic drug manufacturers beginning in or around July 2009. The Generic Pricing MDL includes lawsuits against the Company and dozens of other pharmaceutical companies, including a complaint filed by Attorneys General for 51 States, Territories and the District of Columbia seeking monetary damages and injunctive relief (“AG Litigation”). Since its inception, the Generic Pricing MDL has expanded to encompass dozens of pharmaceutical companies and more than 200 generic pharmaceutical drugs. Although the AG Litigation had been consolidated in the Eastern District of Pennsylvania in the Generic Pricing MDL, a recent legislative change exempted state antitrust enforcement actions arising under federal antitrust law from MDLs. As a result, the plaintiffs sought and won a remand to the jurisdiction in which the case was filed, the District of Connecticut. As a result of this change and resulting action, the Company filed its answer to the plaintiffs’ amended complaint in September 2024. While the Company is not subject to monetary damages in connection with these matters, as a result of the 2020 Bankruptcy Proceedings and vigorously disagrees with the plaintiffs' characterization of the facts and law, the Company is not able to reasonably estimate whether any injunctive relief will be granted, and if granted, whether it will materially impact the Company's financial position or operations. The Joint Defense Group filed Joint Motions for Summary Judgment November 22, 2024. The Plaintiffs responded to those Joint Motions on February 20, 2025.

Environmental Remediation and Litigation Proceedings

The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, including as described below. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of December 27, 2024 (Successor), it was probable that it would incur remediation costs in the range of $17.0 million to $51.4 million. The Company also concluded that, as of December 27, 2024 (Successor), the best estimate within this range was $35.5 million, of which $1.2 million was included in accrued and other current liabilities and the remainder was included in environmental liabilities on the consolidated balance sheet as of December 27, 2024 (Successor). While it is not possible at this time to determine with certainty the ultimate outcome of these matters, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Lower Passaic River, New Jersey. The Company and approximately 70 other companies (“Cooperating Parties Group” or “CPG”) are parties to a May 2007 Administrative Order on Consent with the U.S. Environmental Protection Agency (“EPA”) to perform a remedial investigation and feasibility study (“RI/FS”) of the 17-mile stretch known as the Lower Passaic River Study Area (“River”). The Company's potential liability stems from former operations at Lodi and Belleville, New Jersey (the “Lodi facility” and the “Belleville facility” respectively). In April 2014, the EPA issued a revised Focused Feasibility Study (“FFS”), with remedial alternatives to address cleanup of the lower 8-mile stretch of the River. The EPA estimated that the cost for the remediation alternatives ranged from $365.0 million to $3.2 billion and the EPA's preferred approach had an estimated cost of $1.7 billion. In April 2015, the CPG presented a draft of the RI/FS of the River to the EPA that included alternative remedial actions for the entire 17-mile stretch of the River. In March 2016, the EPA issued the Record of Decision (“ROD(s)”) for the lower 8 miles of the River with a slight modification on its preferred approach and a revised estimated cost of $1.38 billion. In October 2016, the EPA announced that Occidental Chemicals Corporation had entered into an agreement to develop the remedial design.

In August 2018, the EPA finalized a buyout offer of $0.3 million with the Company, limited to its former Lodi facility, for the lower 8 miles of the River. In September 2021, the EPA issued the ROD for the upper 9 miles of the River selecting source control as the remedy for the upper 9 miles with an estimated cost of $441.0 million. In September 2022, the Company entered into a conditional $0.3 million Early Cash-Out Consent Decree (“CD”) with the EPA as a buyout for its portion of the upper part of the River related to its former Lodi facility; finalization of the CD is subject to the EPA approval following the public comment period. The comment period resulted in a modification to the CD by the EPA which includes a cost reopener of $3.7 billion to the covenant not to sue. The United States filed the modified CD with the U. S. District Court for the District of New Jersey on January 17, 2024, and a motion for entry and response to comments was filed on January 31, 2024. One of the parties, (OxyChem), filed a brief in opposition to the motion to enter the modified CD. On December 18, 2024, the judge granted the motion to enter the modified CD and the requests from OxyChem for discovery, oral argument and/or a hearing were denied. In January, 2025, Nokia of America appealed the judge’s decision to the Third Circuit Court of Appeals.

F-52

The portion of the liability related to the Belleville facility was discharged against the Company as a result of the plan of reorganization related to the 2020 Bankruptcy Proceedings. Any reserves associated with this contingency were included in liabilities subject to compromise as of June 16, 2022 (Predecessor), and any related liabilities were discharged under the Bankruptcy Code. The portion of the liability related to the Lodi facility remains a part of the reserve until the CD is lodged.

As of December 27, 2024 (Successor), the Company estimated that its remaining liability related to the River was $21.1 million, which was included within environmental liabilities on the combined balance sheet as of December 27, 2024 (Successor). Despite the issuance of the revised FFS and the RODs for both the lower and upper River by the EPA, the RI/FS by the CPG, and the conditional CD by the EPA, there are many uncertainties associated with the final agreed-upon remediation, potential future liabilities and the Company's allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which the Company may be ultimately responsible and will be refined as the remediation progresses.

Other Matters

The Company is a defendant in a number of other pending legal proceedings relating to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations and cash flows.

Note 15 – Financial Instruments and Fair Value Measurements

Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:

•	Level 1—observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2—significant other observable inputs that are observable either directly or indirectly; and

•	Level 3—significant unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

F-53

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at the end of each period:

	December 27, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level2)	Significant Unobservable Inputs (Level3)
Assets:
Debt and equity securities held in rabbi trusts	$25.4	$17.4	$8.0	$-
	$25.4	$17.4	$8.0	$-
Liabilities
Deferred compensation liabilities	$9.9	$-	$9.9	$-
Contingent consideration liabilities	2.1	-	-	2.1
	$12.0	$-	$9.9	$2.1

	December 29, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level2)	Significant Unobservable Inputs (Level3)
Assets:
Debt and equity securities held in rabbi trusts	$43.3	$28.7	$14.6	$-
	$43.3	$28.7	$14.6	$-
Liabilities
Deferred compensation liabilities	$10.3	$-	$10.3	$-
Contingent consideration liabilities	1.7	-	-	1.7
	$12.0	$-	$10.3	$1.7

Debt and equity securities held in rabbi trust. Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. When quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges.

Deferred compensation liabilities. The Company maintains a non-qualified deferred compensation plan in the U.S., which permits eligible employees of the Company to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The recordkeeping accounts generally correspond to the funds offered in the Company's U.S. tax-qualified defined contribution retirement plan and the account balance fluctuates with the investment returns on those funds.

Contingent consideration liabilities. In accordance with the 2020 Plan and the 2020 Scheme of Arrangement, the Parent will provide consideration for the Terlivaz contingent value right agreement primarily in the form of the achievement of a cumulative net sales milestone. The Parent assesses the likelihood and timing of making such payments at each balance sheet date. The fair value of the contingent payment was measured based on the net present value of a probability-weighted assessment.

Certain legal entities within the Company are obligated to contribute a portion of the liability. The Company’s share of the fair value of the Terlivaz CVR as of December 27, 2024 (Successor) and December 29, 2023 (Successor) to be $2.1 million and $1.7 million, respectively.

F-54

All contingent consideration liabilities were classified within other liabilities in the combined balance sheets as of December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively. The following table summarizes activity for contingent consideration:

Balance as of December 30, 2022 (Predecessor)	$0.9
Fair value adjustments	(0.9)
Balance as of November 14, 2023 (Predecessor)	$-

Balance as of November 15, 2023 (Successor)	$1.8
Fair value adjustments	(0.1)
Balance as of December 29, 2023 (Successor)	$1.7
Fair value adjustments	0.4
Balance as of December 27, 2024 (Successor)	$2.1

Financial Instruments Not Measured at Fair Value

The following methods and assumptions were used by the Company in estimating fair values for financial instruments not measured at fair value as of December 27, 2024 (Successor) and December 29, 2023 (Successor):

•	The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and the majority of other current assets and liabilities approximate fair value because of their short-term nature. The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Company of three months or less, as cash and cash equivalents (level 1). The fair value of restricted cash is equivalent to its carrying value of $13.8 million and $13.8 million as of December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively (level 1).

•	The Company's life insurance contracts are carried at cash surrender value, which is based on the present value of future cash flows under the terms of the contracts (level 3). Significant assumptions used in determining the cash surrender value include the amount and timing of future cash flows, interest rates and mortality charges. The fair value of these contracts approximates the carrying value of $43.2 million and $44.7 million at December 27, 2024 (Successor) and December 29, 2023 (Successor), respectively. These contracts are included in other assets on the combined balance sheets.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable. The Company generally does not require collateral from customers.

The following table shows net sales attributable to distributors that accounted for 10.0% or more of the Company's total net sales:

	Successor			Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023		Period from December 31, 2022 through November 14, 2023
Cencora, Inc. (formerly known as AmerisourceBergen Corp.)	29.6%	*	%	22.8%
McKesson Corporation	17.6	23.7		17.1
Cardinal Health	*	10.7		*

* Net sales to this distributor were less than 10.0% of total net sales during the respective periods presented above.

F-55

The following table shows accounts receivable attributable to distributors that accounted for 10.0% or more of the Company's gross accounts receivable at the end of each period:

	Successor
	December 27, 2024	December 29, 2023
Cencora, Inc. (formerly known as AmerisourceBergen Corp.)	46.2%	39.1%
McKesson Corporation	26.1	27.9

Note 16 – Product and Geographical Data

Net sales by product were as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Opioids	$349.9	$29.4	$222.7
ADHD	166.2	13.5	94.4
Addiction treatment	75.3	10.0	54.3
Other	12.6	1.5	4.5
Generics	604.0	54.4	375.9
Controlled substances	98.7	11.6	75.5
APAP	178.3	32.5	188.1
Other	20.3	1.8	17.5
API	297.3	45.9	281.1
Net sales	$901.3	$100.3	$657.0

Selected information by geographic area was as follows:

	Successor		Predecessor
	Year Ended December 27, 2024	Period from November 15, 2023 through December 29, 2023	Period from December 31, 2022 through November 14, 2023
Net sales (1):
U.S.	$799.2	$81.9	$554.4
Europe	98.2	17.8	98.7
Other	3.9	0.6	3.9
Net sales	$901.3	$100.3	$657.0

(1)	Net Sales are attributed to regions based on location of the entity that records the transaction

Note 17 – Subsequent Events

The Company evaluated subsequent events through October 24, 2025, the date the financial statements were available to be issued.

Business Combination with Endo

On March 13, 2025, Parent entered into a Transaction Agreement (as amended on April 23, 2025) (“Transaction Agreement”), with Endo, a Delaware corporation, which has been converted into Endo LP, a Delaware limited partnership, and Salvare Merger Sub LLC, a Delaware limited liability company and Parent’s wholly owned subsidiary (“Merger Sub”). On July 31, 2025, Parent completed the Business Combination, whereby Parent acquired all of the issued and outstanding shares of common stock of Endo from Endo in exchange for a combination of cash and Parent’s ordinary shares in accordance with the Transaction Agreement. Outstanding shares of common stock of Endo were cancelled and converted into the right to receive approximately $1.31 in cash (“Per Share Cash Consideration”) and 0.2575 of a Mallinckrodt ordinary share (“Per Share Stock Consideration,”), without interest and subject to applicable withholding.

F-56

Parent acquired Endo by means of the merger of Merger Sub with and into Endo, with Endo continuing as the surviving entity in the merger and a wholly-owned subsidiary of Mallinckrodt (“Business Combination”). On July 31, 2025, prior to the completion of the Business Combination, the memorandum and articles of association of Parent were amended by means of a scheme of arrangement (“Scheme”) under the Companies Act 2014 of Ireland (as amended) and certain other amendments that had been previously approved by Parent’s shareholders (the “constitution amendment,” and, together with the Scheme and the Business Combination, the “Transactions”).

Parent is in the process of determining the accounting treatment of the Business Combination and the related impact on the combined financial statements, as applicable. There is no impact to these financial statements presented at this time.

Planned Separation

On March 13, 2025, as part of the broader merger announcement, Parent announced its intent to separate the historical “Specialty Generics” reporting segment of Parent and the historical “Generic Pharmaceuticals” and “Sterile Injectables” reporting segments of Endo (“Separation”). The Company currently anticipates consummating the Separation in the fourth quarter of 2025; however, no assurance can be given as to the timing of the Separation, or that the Separation will occur at all, as the Separation is subject to approval by the Mallinckrodt Board of Directors (“Board”) and other conditions.

New Credit Agreement

On July 31, 2025, in connection with the consummation of the Business Combination, ST 2020, Inc., a wholly owned subsidiary of the Company (“Borrower”), entered into a credit agreement (“New Credit Agreement”) with the lenders named therein, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and OPY Credit Corp., as trading agent, providing for $1,350.0 million in aggregate principal amount of senior secured credit facilities (“Facilities”), comprising (i) a $1.2 billion senior secured term loan facility (“Term Facility”) and (ii) a $150.0 million senior secured revolving credit facility (“Revolving Facility”). The Borrower borrowed $1.2 billion under the Term Facility on August 1, 2025. The Facilities mature on July 31, 2030, unless extended pursuant to the terms of the New Credit Agreement.

The Term Facility will amortize in quarterly installments as follows: (i) commencing with the fiscal quarter ending December 31, 2025 through (and including) the fiscal quarter ending September 30, 2026, 0.625% of the initial aggregate principal amount of the Term Facility, (ii) from the last day of the fiscal quarter ending December 31, 2026 through (and including) the last day of the fiscal quarter ending September 30, 2027, 1.25% of the initial aggregate principal amount of the Term Facility, (iii) from the last day of the fiscal quarter ending December 31, 2027 through (and including) the last day of the fiscal quarter ending September 30, 2028, 1.875% of the initial aggregate principal amount of the Term Facility and (iv) from the last day of the fiscal quarter ending December 31, 2028 through the maturity date of the Term Facility, 2.50% of the initial aggregate principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

There is no impact related to the financial statements presented at this time.

F-57

Endo Sterile Injectables & Generic Pharmaceuticals Businesses

Businesses of Endo, Inc.

Condensed Combined Financial Statements (Unaudited)

As of June 30, 2025 and December 31, 2024, and for the periods from April 24, 2024 through June 30, 2024 (Successor) and
January 1, 2024 through April 23, 2024 (Predecessor)

F-58

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Restricted cash	$200	$200
Accounts receivable, net	244,451	213,959
Inventories, net	178,728	195,287
Prepaid expenses and other current assets	23,451	28,034
Total current assets	$446,830	$437,480
PROPERTY, PLANT AND EQUIPMENT, NET	505,396	511,019
OPERATING LEASE ASSETS	3,962	3,949
OTHER INTANGIBLES, NET	376,432	407,945
DEFERRED INCOME TAXES	63,267	63,514
OTHER ASSETS	12,393	14,992
TOTAL ASSETS	$1,408,280	$1,438,899
LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$177,126	$197,026
Current portion of operating lease liabilities	1,285	1,053
Total current liabilities	$178,411	$198,079
DEFERRED INCOME TAXES	1,458	3,706
OPERATING LEASE LIABILITIES, LESS CURRENT PORTION	2,793	2,880
OTHER LIABILITIES	66,634	66,090
COMMITMENTS AND CONTINGENCIES (NOTE 10)	—	—
NET PARENT INVESTMENT	1,158,984	1,168,144
TOTAL LIABILITIES AND NET PARENT INVESTMENT	$1,408,280	$1,438,899

See accompanying Notes to unaudited Condensed Combined Financial Statements.

F-59

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
TOTAL REVENUES, NET	$375,367	$123,939	$278,195
COSTS AND EXPENSES:
Cost of revenues	315,644	136,226	181,541
Selling, general and administrative	78,018	23,206	41,710
Research and development	35,864	12,395	16,507
Acquired in-process research and development	1,600	—	750
Asset impairment charges	1,000	—	2,082
Interest expense, net	135	23	94
Reorganization items, net	—	—	33,656
Other expense, net	572	280	6,279
LOSS BEFORE INCOME TAX	$(57,466)	$(48,191)	$(4,424)
INCOME TAX EXPENSE (BENEFIT)	7,416	(6,926)	17,875
NET LOSS	$(64,882)	$(41,265)	$(22,299)

See accompanying Notes to unaudited Condensed Combined Financial Statements.

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CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT (UNAUDITED)
 (Dollars in thousands)

Total Net Parent Investment
BALANCE, DECEMBER 31, 2023 (PREDECESSOR)	$1,783,709
Net loss	(22,299)
Net transfers from Parent	23,630
BALANCE, APRIL 23, 2024 (PREDECESSOR)	$1,785,040

Total Net Parent Investment
OPENING BALANCE (SUCCESSOR)	$1,555,851
Net loss	(41,265)
Net transfers from Parent	42,921
BALANCE, JUNE 30, 2024 (SUCCESSOR)	$1,557,507

Total Net Parent Investment
BALANCE, DECEMBER 31, 2024 (SUCCESSOR)	$1,168,144
Net loss	(64,882)
Net transfers from Parent	55,722
BALANCE, JUNE 30, 2025 (SUCCESSOR)	$1,158,984

See accompanying Notes to unaudited Condensed Combined Financial Statements.

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CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
OPERATING ACTIVITIES:
Net loss	$(64,882)	$(41,265)	$(22,299)
Adjustments to reconcile Net (loss) income to Net cash provided by (used in) operating activities:
Depreciation and amortization	52,853	18,424	41,226
Inventory step-up	12,843	46,344	—
Share-based compensation	2,274	—	—
Deferred income taxes	(2,001)	(71,604)	(1,552)
Acquired in-process research and development charges	1,600	—	750
Asset impairment charges	1,000	—	2,082
Gain on sale of business and other assets	(21)	397	7
Other	493	203	(118)
Changes in assets and liabilities which (used) provided cash:
Accounts receivable	(29,574)	32,896	(9,612)
Inventories	4,507	(7,143)	(689)
Prepaid and other assets	2,460	(4,857)	528
Accounts payable, accrued expenses and other liabilities	(16,219)	(10,418)	(23,970)
Net cash used in operating activities	$(34,667)	$(37,023)	$(13,647)
INVESTING ACTIVITIES:
Capital expenditures, excluding capitalized interest	(19,939)	(8,593)	(18,020)
Proceeds from the U.S. Government Agreement	785	1,161	7,728
Acquisitions, including in-process research and development, net of cash and restricted cash acquired	(1,600)	-	(750)
Proceeds from sale of business and other assets	2,791	1,631	1,340
Net cash used in investing activities	$(17,963)	$(5,801)	$(9,702)
FINANCING ACTIVITIES:
Payments for contingent consideration	(455)	—	—
Finance lease payments	(363)	(97)	(281)
Net transfers from Parent	53,448	42,921	23,630
Net cash provided by financing activities	$52,630	$42,824	$23,349
NET INCREASE (DECREASE) IN RESTRICTED CASH	$—	$—	$—
RESTRICTED CASH, BEGINNING OF PERIOD	200	200	200
RESTRICTED CASH, END OF PERIOD	$200	$200	$200

See accompanying Notes to unaudited Condensed Combined Financial Statements.

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Endo, Inc. and its subsidiaries (formerly known as Endo International plc), is a specialty pharmaceutical company that conducts business through its operating subsidiaries. Unless otherwise indicated or required by the context, references throughout to the “Parent Successor” refer to Endo, Inc. and its subsidiaries, as successor entity for accounting and financial reporting purposes following the consummation of the Plan of Reorganization (the “Plan”) on April 23, 2024 (the “Effective Date”). References to Endo International plc and its direct and indirect subsidiaries on a consolidated basis refer to the “Parent Predecessor” entity to Endo, Inc. for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Effective Date. References to “Endo” or the “Parent” refer to the parent company of the Sterile Injectables and Generic Pharmaceuticals business, specifically, Endo, Inc. and its subsidiaries in the periods following the Effective Date, and Endo International plc along with its direct and indirect subsidiaries in the periods prior to and including the Effective Date. The accompanying unaudited Condensed Combined Financial Statements represent the combined results of operations, financial position, and cash flows of the Sterile Injectables and Generic Pharmaceuticals segments of Endo, Inc. and its subsidiaries, as well as Endo International plc and its subsidiaries. Unless otherwise indicated or required by the context, references throughout to the “Company,” “we,” “our” or “us” refer to the Sterile Injectables and Generic Pharmaceuticals business. References to “Successor” herein refers to the Company in periods subsequent to the Effective Date. References to “Predecessor” herein refers to the Company in periods prior to and including the consummation of the Plan on the Effective Date for accounting and financial reporting purposes.

Effectiveness of the Plan of Reorganization

Historically, the business has been operated by Endo International plc, together with its subsidiaries. On August 16, 2022 (the “Petition Date”), Endo International plc, together with certain of its direct and indirect subsidiaries (the “Debtors”), filed voluntary petitions for relief under the Bankruptcy Code. The Debtors received approval from the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to jointly administer their chapter 11 cases (the “Chapter 11 Cases”) for administrative purposes only pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Endo International plc, et al. On December 19, 2023, the Debtors filed a proposed chapter 11 plan of reorganization (as amended, including on January 5, 2024, January 9, 2024 and March 18, 2024, and including any exhibits and supplements filed with respect thereto, the Plan or Plan of Reorganization) and related disclosure statement with the Bankruptcy Court. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness (the “Effective Date”) on April 23, 2024. Pursuant to the Plan and the Purchase and Sale Agreement (“PSA”), Endo, Inc. acquired from the Debtors substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. Endo International plc will be dissolved in connection with the consummation of the Plan.

Endo, Inc. was incorporated as a Delaware corporation on December 5, 2023 for the express purpose of completing the transactions contemplated in the Plan and PSA, which was entered into among Endo, Inc., certain other applicable purchaser entities, certain Debtors and certain non-debtor affiliates. From its formation on December 5, 2023 through the Effective Date, Endo, Inc. had no operations or business transactions or activities other than those taken in furtherance of the transactions contemplated by the Plan.

Combination of Mallinckrodt and Endo

On March 13, 2025, Endo Inc. and Mallinckrodt plc (Mallinckrodt) entered into a transaction agreement (the Transaction Agreement) to effectuate a combination of respective companies. The shareholders of both companies approved the Transaction Agreement on June 13, 2025 and the transaction closed on July 31, 2025 following satisfaction of the remaining closing conditions and regulatory approvals. Under the terms of the agreement, upon completion of the combination transaction, Endo’s stockholders received shares of Mallinckrodt stock and their pro rata share of cash, totaling $100 million in the aggregate, for each share of Endo stock owned as of the specified record date, such that completion of the combination transaction, Mallinckrodt became the parent entity of the combined group and Mallinckrodt shareholders own 50.1% and Endo shareholders own 49.9% of the combined company. Mallinckrodt will continue as the holding company for the combined business, and Endo became a wholly owned subsidiary of Mallinckrodt, with all of Mallinckrodt’s operating assets being contributed to Endo or its subsidiaries.

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The business combination will be accounted for as an acquisition of Endo by Mallinckrodt under the acquisition method of accounting, and Mallinckrodt will be treated as the acquirer for accounting purposes. Mallinckrodt will record assets acquired and liabilities assumed from Endo primarily at their respective fair values at the date of completion of the business combination. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

At this time, we anticipate that the financial statements and operating results of the combined company subsequent to the closing will be significantly different from Endo’s historical financial statements and operating results in periods prior to the closing of the transaction. Similarly, we anticipate that the Combined Financial Statements of the Company subsequent to the closing will be significantly different from the Company’s historical Combined Financial Statements.

New Credit Agreement

On July 31, 2025, in connection with the consummation of the Business Combination, ST 2020, Inc., a wholly owned subsidiary of the Mallinckrodt (“Borrower”), entered into a credit agreement (“New Credit Agreement”) with the lenders named therein, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and OPY Credit Corp., as trading agent, providing for $1,350.0 million in aggregate principal amount of senior secured credit facilities (“Facilities”), comprising (i) a $1.2 billion senior secured term loan facility (“Term Facility”) and (ii) a $150.0 million senior secured revolving credit facility (“Revolving Facility”). The Borrower borrowed $1.2 billion under the Term Facility on August 1, 2025. The Facilities mature on July 31, 2030, unless extended pursuant to the terms of the New Credit Agreement.

The Term Facility will amortize in quarterly installments as follows: (i) commencing with the fiscal quarter ending December 31, 2025 through (and including) the fiscal quarter ending September 30, 2026, 0.625% of the initial aggregate principal amount of the Term Facility, (ii) from the last day of the fiscal quarter ending December 31, 2026 through (and including) the last day of the fiscal quarter ending September 30, 2027, 1.25% of the initial aggregate principal amount of the Term Facility, (iii) from the last day of the fiscal quarter ending December 31, 2027 through (and including) the last day of the fiscal quarter ending September 30, 2028, 1.875% of the initial aggregate principal amount of the Term Facility and (iv) from the last day of the fiscal quarter ending December 31, 2028 through the maturity date of the Term Facility, 2.50% of the initial aggregate principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

There is no impact related to the unaudited Condensed Combined Financial Statements presented at this time.

Basis of Presentation

The accompanying unaudited Condensed Combined Financial Statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying Condensed Combined Financial Statements, which are unaudited, include all normal and recurring adjustments necessary for a fair statement of the Company’s financial position as of June 30, 2025 and the results of operations and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. The year-end Combined Balance Sheet data as of December 31, 2024, was derived from the audited financial statements of the Company, but does not include all disclosures required by U.S. GAAP. The information included in the accompanying unaudited Condensed Combined Financial Statements should be read in conjunction with the annual financial statements of the Company.

The unaudited Condensed Combined Financial Statements presented herein represents the Company’s unaudited Condensed Combined Balance Sheets as of June 30, 2025 (Successor) and the Company’s Combined Balance Sheets as of December 31, 2024 (Successor), and the related unaudited Condensed Combined Statements of Operations, unaudited Condensed Combined Statements of Changes in Net Parent Investment, and unaudited Condensed Combined Statements of Cash Flows for the six months ended June 30, 2025 (Successor), the period from April 24, 2024 through June 30, 2024 (Successor), and the Predecessor period from January 1, 2024 through April 23, 2024.

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On the Petition Date, the Parent Predecessor applied the provisions of Accounting Standards Codification Topic ASC 852, Reorganizations (ASC 852). As the entities included in these financial statements were subject to the Chapter 11 Cases, the Company has applied the provisions of ASC 852 in preparing the accompanying unaudited Condensed Combined Financial Statements. ASC 852 requires that, for periods including and after the filing of a chapter 11 petition, the unaudited Condensed Combined Financial Statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. On the Effective Date, fresh start reporting was applied which resulted in a new reporting entity and new basis of accounting. To account for the effectiveness of the Plan and the Parent Predecessor’s application of fresh start accounting, the Company elected pushdown accounting, which reflects the fair market value of the Parent’s assets and liabilities established as a result of the Parent Predecessor’s application of fresh start accounting as of the Effective Date and has reflected the required pushdown accounting adjustments in the accompanying unaudited Condensed Combined Financial Statements. Due to the application of pushdown accounting, the Company’s unaudited Condensed Combined Financial Statements and certain footnote disclosures include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which are not comparable, between the periods presented. The Predecessor period includes the impact of pushdown accounting.

The Company is comprised of assets and liabilities of certain stand-alone legal entities and assets and liabilities of parts of other stand-alone legal entities for which discrete financial information is available. The accompanying unaudited Condensed Combined Financial Statements have been derived from the historical financial information included in the Parent’s Consolidated Financial Statements and accounting records. As a direct ownership relationship did not exist among all of the various business entities comprising the Company’s business, the Parent’s net investment in the Company (Net Parent Investment) is shown in lieu of shareholders’ equity in the unaudited Condensed Combined Financial Statements. The unaudited Condensed Combined Financial Statements may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flows of the Company had it operated as a stand-alone business, separate from Endo, and presented stand-alone financial statements during the periods presented.

The unaudited Condensed Combined Financial Statements include the historical income and expenses, assets and liabilities directly attributed to the Company as well as certain allocations to present the unaudited Condensed Combined Balance Sheets, Condensed Combined Statements of Operations, Condensed Combined Statements of Changes in Net Parent Investment, and Condensed Combined Statements of Cash Flows for the Company. The allocation methodologies employed by the Company are described below.

The unaudited Condensed Combined Balance Sheets reflect all of the assets and liabilities of the Company that are either specifically identifiable or are directly attributable to the Company and its operations. Transactions and balances which are with a legal entity, or portion of a legal entity, that is considered part of the Company for purposes of these Condensed Combined Financial Statements, have been eliminated within these unaudited Condensed Combined Financial Statements.

Endo centrally manages the cash resources of its subsidiaries, businesses, and segments through a cash pooling arrangement. The arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business, separate from Endo, during the periods presented. Intercompany financing arrangements, including the cash pooling arrangement, used to fund certain working capital needs of the Company are excluded from the asset and liability balances in the unaudited Condensed Combined Balance Sheets. These amounts have instead been reported as a component of Net Parent Investment.

Endo’s cash has not been assigned to the Company unless the cash balance is directly attributable to the Company. The Company reflects transfers of cash to and from the Parent’s cash management system as a component of Net Parent Investment on the unaudited Condensed Combined Balance Sheets and as Net transfers (to) from parent on the unaudited Condensed Combined Statements of Cash Flows.

The Parent’s long-term debt and associated interest have not been attributed to the Company for any of the periods presented because the Parent’s borrowings are not directly attributable to the Company. Additionally, Endo’s external financing is centrally managed. Endo and its subsidiaries, with certain customary exceptions, guarantee or serve as issuers or borrowers of the debt instruments representing substantially all of Endo’s indebtedness for the periods covered by these financial statements. Because the Company is a business and not a legal entity, for purposes of these carve out financial statements, the Company is not considered a legal obligor of Endo’s debt instruments. Additionally, none of the legal entities which are entirely related to the Company are issuers of Endo’s debt instruments.

Transactions between the Company and the Parent are considered to have been settled as a component of Net Parent Investment.

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Allocations

The unaudited Condensed Combined Statements of Operations include revenues and expenses that are directly attributable to the Company as well as allocations of certain indirect expenses. These allocations are either based on direct usage, when identifiable, or made to the Company using a proportional allocation method, based on such items as net revenues. Indirect expenses represent those costs associated with corporate cost centers that perform functions on behalf of all or some of the Parent’s reportable segments. Such cost centers include, but are not limited to, corporate executive, accounting and finance, legal, human resources, and information technology functions. The allocation of indirect expenses includes all costs associated with these cost centers. Such expenses include, but are not limited to, employee-related costs (including restructuring costs), and other operating costs.

The Company believes that the allocations are a reasonable reflection of the costs incurred for the Company and its operations and that the unaudited Condensed Combined Statements of Operations reflect all of the costs of the Company’s Sterile Injectables and Generic Pharmaceuticals business. These allocated amounts, however, are not necessarily indicative of the amounts that might have been incurred or realized had the Company operated as a stand-alone business, separate from Endo, during the periods presented. Consequently, the unaudited Condensed Combined Financial Statements do not necessarily represent the results the Company would have achieved if the Company had operated as a stand-alone business, separate from Endo, during the periods presented. The allocated expenses from Endo are recorded within the following line items of the Company’s unaudited Condensed Combined Statements of Operations (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
Cost of revenues	$255	$3	$—
Selling, general and administrative	52,002	14,867	23,207
Research and development	108	—	—
Reorganization items, net (1)	—	—	33,656
Total	$52,365	$14,870	$56,863

(1)	Reorganization items, net are comprised of professional fees incurred and settled by the Parent in cash and allocated to the Company during the Parent’s bankruptcy period.

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Net Transfers To and From Parent

Net transfers to and from Parent are included within net parent investment on the unaudited Condensed combined statement of changes in net parent investment. The components of the transfers to and from Parent were as follows:

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
General financing activities	$3,357	$28,051	$(33,233)
Corporate allocations (1)	50,091	14,870	56,863
Share-based compensation expense	2,274	—	—
Total net transfers from Parent	$55,722	$42,921	$23,630

(1)	Corporate allocations from Parent excludes amounts for share-based compensation and is presented separately.

Income taxes

Current and deferred income tax balances and related tax expense have been determined based on the Company’s stand-alone results by applying the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes (ASC 740), as if the Company were a separate taxpayer, following the separate return methodology (see Note 11). The Company’s portion of current income tax liabilities were assumed to be immediately settled with Parent through the Net Parent Investment account in the unaudited Condensed Combined Balance Sheets in the year the related tax expense was recorded.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of our unaudited Condensed Combined Financial Statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts and disclosures in our unaudited Condensed Combined Financial Statements, including the Notes thereto. For example, we are required, or were required in the predecessor period, to make significant estimates and assumptions related to revenue recognition, including sales deductions, long-lived assets, goodwill, intangible assets, income taxes, contingencies, financial instruments, share-based compensation, estimated allowed claim amounts, liabilities subject to compromise, reorganization items, net and cost allocations from the Parent (as discussed in Note 1), among others. Some of these estimates can be subjective and complex. Uncertainties related to worldwide macroeconomic conditions including interest rates, employment rates, consumer spending, tariffs and health insurance coverage, among others, have increased the complexity of developing these estimates, including the allowance for expected credit losses and the carrying amounts of long-lived assets and intangible assets. Additionally, we may sell or otherwise dispose of or liquidate assets or settle liabilities for amounts other than those reflected in the accompanying unaudited Condensed Combined Financial Statements. The possibility or occurrence of any such actions could materially impact the amounts and classifications of such assets and liabilities reported in our unaudited Condensed Combined Balance Sheets. Although we believe that our estimates and assumptions are reasonable, there may be other reasonable estimates or assumptions that differ significantly from ours. Further, our estimates and assumptions are based upon information available at the time they were made. Actual results may differ significantly from our estimates, including as a result of the uncertainties described in these unaudited Condensed Combined Financial Statements, or other uncertainties.

We regularly evaluate our estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic downturns, can increase the uncertainty already inherent in our estimates and assumptions. We also are subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our unaudited Condensed Combined Financial Statements on a prospective basis.

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Significant Accounting Policies Added or Updated since December 31, 2024

There have been no significant changes to our significant accounting policies since December 31, 2024. For additional discussion of the Company’s significant accounting policies, see Note 4. Summary of Significant Accounting Policies in the Company’s annual Combined Financial Statements as of and for the year ended December 31, 2024.

Recent Accounting Pronouncements

Recent Accounting Pronouncements Not Yet Adopted at June 30, 2025

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures (ASU 2023-09) to enhance the transparency and decision usefulness of income tax disclosures, primarily related to standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standards update on its unaudited Condensed Combined Financial Statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40) (ASU 2024-03), which responds to longstanding investor requests for more detailed information about an entity's expenses. ASU 2024-03 requires disclosures about specified categories of expenses—including purchases of inventory, employee compensation, and depreciation and amortization—within certain expense captions presented on the face of the income statement. Additional disclosures about selling expenses will also be required. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively to financial statements issued after the effective date or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of this accounting standards update on its unaudited Condensed Combined Financial Statements and related disclosures.

From time to time, new accounting guidance is issued by the FASB or other standard setting bodies that is adopted by us as of the effective date or, in some cases where early adoption is permitted, in advance of the effective date. We have assessed the recently issued guidance that is not yet effective and, unless otherwise indicated above, we believe the new guidance will not have a material impact on the unaudited Condensed Combined Financial Statements and related disclosures.

NOTE 3. INVENTORIES

Inventories, net of applicable reserves, consisted of the following (in thousands):

	June 30, 2025	December 31, 2024
Raw materials	$84,191	$85,270
Work-in-process	15,817	26,706
Finished goods	78,720	83,311
Inventories, net	$178,728	$195,287

Inventory in excess of the amount expected to be sold within one year is classified as noncurrent inventory and is not included in the table above. At June 30, 2025 and December 31, 2024, $ 0.7 million and $1.5 million, respectively, of noncurrent inventory was included in Other assets in the Condensed Combined Balance Sheets. As of June 30, 2025, the reported inventory balances do not include any unamortized step-up in fair value, as the step-up has been fully amortized during the six months ended June 30, 2025. As of December 31, 2024, the reported inventory balances include approximately $12.9 million of remaining unamortized step up in fair value, which will be reflected as Cost of revenue in future periods as the inventory is sold.

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NOTE 4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net included the following (in thousands):

	June 30, 2025	December 31, 2024
Accounts receivable, trade (1)	$221,871	$189,232
Other (2)	22,580	24,727
Total Accounts receivable, net	$244,451	$213,959

(1)	Trade accounts receivable is net of allowances of $0.3 million at June 30, 2025 and $0.3 million at December 31, 2024. Allowances are equal to the estimated uncollectible amounts and current expected credit loss. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

(2)	Other includes receivables in relation to royalties receivable, partnership receivables, value added tax, advances and deposits and general sales tax and other taxes. No individual group represents more than 10% of total accounts receivable.

NOTE 5. OTHER INTANGIBLES

The Company’s intangible assets consist of the following components (in thousands):

	June 30, 2025	December 31, 2024
Cost basis:
Indefinite-lived intangibles:
In-process research and development	$28,000	$29,000
Total indefinite-lived intangibles	$28,000	$29,000
Finite-lived intangibles:
Marketed products (weighted average life of 8 years)	350,939	350,939
Licenses (weighted average life of 5 years)	69,757	69,757
Total finite-lived intangibles (weighted average life of 8 years)	$420,696	$420,696
Total other intangibles	$448,696	$449,696

Accumulated amortization:
Finite-lived intangibles:
Marketed products	(55,192)	(31,860)
Licenses	(17,072)	(9,891)
Total other intangibles	$(72,264)	$(41,751)
Net other intangibles	$376,432	$407,945

Amortization expense for the Successor six months ended June 30, 2025, the Successor period from April 24, 2024 through June 30, 2024, and the Predecessor during January 1, 2024 through April 23, 2024 totaled approximately $30.5 million, $11.1 million and $29.2 million, respectively. Amortization expense is included in Cost of revenues in the unaudited Condensed Combined Statements of Operations.

Impairments

Indefinite-lived intangible assets are tested for impairment annually, as of December 31, and when events or changes in circumstances indicate that the asset might be impaired.

We estimate the fair values of our intangible assets using an income approach that utilizes a discounted cash flow model, or, where appropriate a market approach.

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The discounted cash flow models reflect our estimates of future cash flows and other factors including estimates of future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates, and the probability of technical and regulatory success. These assumptions are based on significant inputs and judgments not observable in the market, and thus represent Level 3 measurements within the fair value hierarchy. The discount rates used in the determination of fair value reflect our judgments regarding the risks and uncertainties inherent in the estimated future cash flows and may differ over time depending on the risk profile of the particular assets and other market factors. We believe the discount rates and other inputs and assumptions are consistent with those a market participant would use. Any impairment charges resulting from annual or interim goodwill and intangible asset impairment assessments are recorded to Asset impairment charges in our unaudited Condensed Combined Statements of Operations.

During the six months ended June 30, 2025, the Company recorded a $1.0 million impairment charge due to the decision to discontinue the development of an indefinite-lived intangible asset.

NOTE 6. FAIR VALUE MEASUREMENTS

Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments

The financial instruments recorded in the unaudited Condensed Combined Balance Sheets include restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and acquisition-related contingent consideration. Due to their initial maturities, the carrying amounts of restricted cash and cash equivalents (including money market funds), accounts receivable, accounts payable and accrued expenses approximate their fair values.

Restricted Cash and Cash Equivalents

The following table presents restricted cash and cash equivalent balances (in thousands):

	Balance Sheet Line Items	June 30, 2025	December 31, 2024
Restricted cash (1)	Restricted cash	$200	$200

(1)	The amount at June 30, 2025 and December 31, 2024 are classified as current assets in the unaudited Condensed Combined Balance Sheets as the potential for, and timing of, future claims and/or payment is unknown and could result in distributions within the next twelve months.

Acquisition-Related Contingent Consideration

The fair value of contingent consideration liabilities is determined using unobservable inputs; hence, these instruments represent Level 3 measurements within the above-defined fair value hierarchy. These inputs include the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at current fair value with changes recorded in earnings. The estimates of fair value are uncertain and changes in any of the estimated inputs used as of the date of this report could have resulted in significant adjustments to fair value. See the “Recurring Fair Value Measurements” section below for additional information on acquisition-related contingent consideration.

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Recurring Fair Value Measurements

The financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

	Fair Value Measurements at June 30, 2025 using:
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Liabilities:
Acquisition-related contingent consideration—current	$—	$—	$400	$400

	Fair Value Measurements at December 31, 2024 using:
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Liabilities:
Acquisition-related contingent consideration current	$—	$—	$700	$700

Fair Value Measurements Using Significant Unobservable Inputs

The following tables present changes to the liability for acquisition-related contingent consideration, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
Beginning of period	$700	$700	$1,000
Amounts settled	(455)	—	—
Changes in fair value recorded in earnings	155	100	(300)
End of period	$400	$800	$700

At June 30, 2025, the fair value measurement of the contingent consideration obligation was determined using a risk-adjusted discount rate of 8.9%. Changes in fair value recorded in earnings related to acquisition-related contingent consideration are included in our unaudited Condensed Combined Statements of Operations as Other (Income) Expense, net (refer to Note 12. for additional information).

Nonrecurring Fair Value Measurements

Property, plant and equipment, goodwill and other intangible assets have been and may in the future be subject to nonrecurring fair value measurement for the evaluation of potential impairment. During the periods covered by these financial statements, nonrecurring fair value measurements, which related to certain property, plant and equipment, were not material.

NOTE 7. CONTRACT ASSETS AND LIABILITIES

Our revenue consists almost entirely of sales of our products to customers, whereby we ship products to a customer pursuant to a purchase order. Revenue contracts such as these do not generally give rise to contract assets or contract liabilities because: (i) the underlying contracts generally have only a single performance obligation and (ii) we do not generally receive consideration until the performance obligation is fully satisfied. At June 30, 2025, the unfulfilled performance obligations for these types of contracts relate to ordered but undelivered products. We generally expect to fulfill the performance obligations and recognize revenue within one week of entering into the underlying contract. Based on the short-term initial contract duration, additional disclosure about the remaining performance obligations is not required.

Certain of our other income-generating contracts, including license and collaboration agreements, may result in contract assets and/or contract liabilities. For example, we may recognize contract liabilities upon receipt of certain upfront and milestone payments from customers when there are remaining performance obligations.

F-71

The following table shows the opening and closing balances of contract assets and contract liabilities from contracts with customers (dollars in thousands):

	June 30, 2025	December 31, 2024
Contract assets (1)	$9,094	$11,728

(1)	At June 30, 2025 and December 31, 2024, approximately $2.3 million and $2.4 million, respectively, of these contract asset amounts are classified as current and are included in Prepaid expenses and other current assets in the Company’s unaudited Condensed Combined Balance Sheets. The remaining amounts are classified as noncurrent and are included in Other assets.

NOTE 8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses included the following (in thousands):

	June 30, 2025	December 31, 2024
Trade accounts payable	$31,910	$44,611
Returns and allowances	54,395	59,946
Rebates	21,193	23,773
Other sales deductions	12,418	14,382
Accrued payroll and related benefits	20,629	24,601
Accrued royalties and other distribution partner payables	19,335	14,193
Acquisition-related contingent consideration—current	400	700
Other (1)	16,847	14,820
Total	$177,127	$197,026

(1)	Other amounts include a wide variety of accrued expenses, including value added taxes, other general and administrative expenses, and research and development expenses. No individual group represents more than 5% of total accounts payable and accrued expenses.

The decrease in the trade accounts payable are primarily due to changes in gross sales and customer mix, as well as other factors.

NOTE 9. OTHER LIABILITIES

Other liabilities consisted of the following (in thousands):

	June 30, 2025	December 31, 2024
Noncurrent deferred revenue	$58,820	$57,074
Noncurrent finance lease liabilities	2,400	2,794
Other	5,414	6,222
Total Other liabilities	$66,634	$66,090

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NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company and Parent have commitments and contingencies that may result in future expenses. Unless otherwise specified, the following relate to Parent matters.

Legal Proceedings and Investigations

The Company, Endo, Inc. and certain of its subsidiaries are involved in various claims, legal proceedings and internal and governmental investigations (collectively, proceedings) arising from time to time, including, among others, those relating to product liability, intellectual property, regulatory compliance, consumer protection, tax and commercial matters. An adverse outcome in certain proceedings described herein could have a material adverse effect on our business, financial condition, results of operations and cash flows. Endo, Inc. and certain of its subsidiaries are also subject to a number of matters that are not being disclosed herein because, in the opinion of our management, these matters are immaterial both individually and in the aggregate with respect to our financial position, results of operations and cash flows.

Endo, Inc. believes that certain settlements and judgments, as well as legal defense costs are or may be covered in whole or in part under our insurance policies with a number of insurance carriers. In certain circumstances, insurance carriers reserve their rights to contest or deny coverage. Amounts recovered under our insurance policies could be materially less than stated coverage limits and may not be adequate to cover damages, other relief and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims in the amounts expected or that coverage will otherwise be available. Even where claims are submitted to insurers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge our right to reimbursement in whole or in part. Accordingly, receivables with respect to amounts due will be recorded under these policies only when the realization of the potential claim for recovery is considered probable.

The Company, Endo, Inc. and/or certain of its subsidiaries may not have and may be unable to obtain or maintain insurance on acceptable terms or with adequate coverage against potential liabilities or other losses, including costs, judgments, settlements and other liabilities incurred in connection with current or future legal proceedings, regardless of the success or failure of the claim. Additionally, the Company, Endo, Inc. and/or certain of its subsidiaries may be limited by the surviving insurance policies of acquired entities, which may not be adequate to cover potential liabilities or other losses. Even where claims are submitted to insurance carriers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge our right to reimbursement in whole or in part. The failure to generate sufficient cash flow or to obtain other financing could affect our ability to pay amounts due under those liabilities not covered by insurance. Additionally, the nature of our business, the legal proceedings to which the Company, Endo, Inc. and/or certain of its subsidiaries are exposed and any losses they suffer may increase the cost of insurance, which could impact our decisions regarding our insurance programs.

Patent Matters

Endo Operations Limited exclusively licenses several patents that relate to Endo USA Inc.’s ADRENALIN (epinephrine in sodium chloride injection) product. On March 5, 2025, Endo USA, Inc. and Endo Operations Limited filed an action against Baxter Healthcare Corporation (Baxter) in the U.S. District Court for the Northern District of Illinois for infringement of the licensed patents with respect to Baxter’s 16 mg/250 mL presentation of epinephrine in sodium chloride injection (Endo USA, Inc. & Endo Operations Ltd. v. Baxter Healthcare Corp., C.A. No. 25-2365 (N.D. III.)). Endo USA, Inc. and Endo Operations Limited then filed a motion for a preliminary injunction on March 26, 2025. The Magistrate Judge issued a Report and Recommendation to deny that motion on May 15, 2025 and Baxter commercially launched its product shortly thereafter. The case was dismissed without prejudice on June 12, 2025.

On May 30, 2025, Endo received a Notice of Paragraph IV Certification from Baxter regarding its supplemental NDA seeking approval from the FDA to market its 4 mg/ 250 mL presentation of epinephrine in sodium chloride injection product. On July 10, 2025, Endo Operations Limited, Endo USA, Inc., PH Health Limited, and Par Health USA, LLC (“the Endo Parties”) filed an action against Baxter in the U.S. District Court for the District of Delaware for infringement of the licensed patents (Endo Operations Limited, Endo USA, Inc., PH Health Limited, and Par Health USA, LLC v. Baxter Healthcare Corporation, C.A. No. 25-861 (D. Del.)). The filing of the action triggered a 30-month stay of FDA’s approval of Baxter’s 4 mg/ 250 mL presentation of epinephrine in sodium chloride injection, which expires on November 30, 2027. The Endo Parties filed an amended complaint in September 2025. In October 2025, Baxter filed a motion to dismiss the amended complaint.

Other Proceedings and Investigations

Additional proceedings may also be brought in the future. We cannot predict the timing or outcome of these other proceedings. Currently, neither we nor our subsidiaries are involved in any other proceedings that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

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NOTE 11. INCOME TAXES

Loss from Continuing Operations before Income Tax

The flowing table displays our Loss from continuing operations before income tax, Income tax (benefit) expense and Effective tax rate (dollars in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
Loss from continuing operations before income tax	$(57,466)	$(48,191)	$(4,424)
Income tax (benefit) expense	$7,416	$(6,926)	$17,875
Effective tax rate	(12.9)%	14.4%	(404.0)%

The income tax expense of $7.4 million for the Successor six months ended June 30, 2025 primarily relates to changes in valuation allowances associated with pre-tax losses in our Irish subsidiaries of $10.9 million offset in part by the tax effect of pre-tax earnings in various jurisdictions worldwide of $3.5 million.

The income tax benefit of $6.9 million for the Successor period April 24, 2024 through June 30, 2024 primarily relates to the tax effect of pre-tax earnings in various jurisdictions worldwide of $4.8 million and the tax effect of an intercompany asset sale of $2.1 million.

The income tax expense of $17.9 million for the Predecessor period January 1, 2024 through April 23, 2024 primarily relates to the tax effect of pre-tax earnings in various jurisdictions worldwide, changes in uncertain tax positions of $3.9 million, non-deductible expenses primarily related to bankruptcy-related organizational costs of $4.7 million and change in valuation allowances in our Irish subsidiary of $1.5 million.

A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Company assesses the available positive and negative evidence to estimate whether the existing deferred tax assets will be realized.. As of June 30, 2025 and December 31, 2024, valuation allowances of $34.6 million and $23.7 million have been recognized respectively. The Company recognized a net change in valuation allowance of $9.9 million, $0 million, and $1.5 million for the Successor six month period ended June 30, 2025, the Successor period from April 24, 2024 through June 30, 2024, and the Predecessor period from January 1 through April 23, 2024.

The Company records accrued interest and penalties, where applicable, related to uncertain tax positions (UTPs) as part of the provision for income taxes. As of June 30, 2024, the Company had total UTPs, including accrued interest and penalties, of $4.3 million. The Company recognized net expense of $0.1 million associated with UTPs during the six months ending June 30, 2025, related to accrued interest.

F-74

NOTE 12. OTHER (INCOME) EXPENSE, NET

The components of Other (income) expense, net are as follows (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2025	Period from April 24, 2024 through June 30, 2024	Period from January 1, 2024 through April 23, 2024
Net (gain) loss on sale of business and other assets (1)	$(53)	$1,217	$(31)
Foreign currency loss (gain), net (2)	443	(1,037)	146
Change in fair value related to acquisition-related contingent consideration (3)	155	100	(300)
Other miscellaneous, net (4)	27	-	6,464
Other expense, net	$572	$280	$6,279

(1)	Amounts primarily relate to the sales of certain intellectual property rights and certain other assets.

(2)	Amounts relate to the remeasurement of foreign currency denominated assets and liabilities.

(3)	Refer to Note 6. Fair Value Measurements for more information on the inputs used to measure the change in fair value of acquisition-related contingent consideration.

(4)	The amount for the Predecessor period January 1, 2024 through April 23, 2024 primarily relates to a charge of approximately $6 million associated with the rejection of an executory contract, which was approved by the Bankruptcy Court in February 2024.

F-75

NOTE 13 SUBSEQUENT EVENTS

Other than the Combination of Mallinckrodt and Endo and New Credit Agreement described in Note 1, no events have occurred after June 30, 2025 but before October 24, 2025, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the unaudited Condensed Combined Financial Statements.

F-76

Endo Sterile Injectables & Generic Pharmaceuticals Businesses

Businesses of Endo, Inc.

Combined Financial Statements

As of December 31, 2024 and for the period from April 24, 2024 through December 31, 2024 (Successor) and for the period from January 1, 2024 through April 23, 2024 (Predecessor),

&

As of and for the year ending December 31, 2023 (Predecessor)

F-77

Report of Independent Auditors

To the Management of Endo LP

Opinion

We have audited the accompanying combined financial statements of Sterile Injectables & Generic Pharmaceuticals, businesses of Endo, Inc., (Successor) (the “Company”), which comprise the combined balance sheet as of December 31, 2024 and the related combined statements of operations, of changes in net parent investment and of cash flows for the period from April 24, 2024 through December 31, 2024, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the period from April 24, 2024 through December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Notes 1, 2, and 3 to the Combined financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Endo International plc (the Parent Predecessor) Plan of Reorganization (the Plan) on March 19, 2024 and all conditions required for Plan effectiveness were satisfied on April 23, 2024. Effectiveness of the Plan resulted in the discharge of substantially all claims against Endo International plc that arose before August 16, 2022, and terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on April 23, 2024 and pursuant to the Plan and the Purchase and Sale Agreement, Endo, Inc. (the Parent Successor) acquired substantially all of the assets, as well as certain equity interests of and assumed certain liabilities of Endo International plc, which was inclusive but not limited to the Sterile Injectables and Generic Pharmaceuticals businesses. Endo International plc will be dissolved in connection with the consummation of the Plan. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

F-78

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 24, 2025

F-79

Report of Independent Auditors

To the Management of Endo LP

Opinion

We have audited the accompanying combined financial statements of Sterile Injectables & Generic Pharmaceuticals, businesses of Endo International plc, (Predecessor) (the “Company”), which comprise the combined balance sheet as of December 31, 2023 and the related combined statements of operations, of changes in net parent investment and of cash flows for the period from January 1, 2024 through April 23, 2024 and for the year ended December 31, 2023, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and the results of its operations and its cash flows for the period from January 1, 2024 through April 23, 2024 and for the year ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Notes 1, 2, and 3 to the combined financial statements, Endo International plc (the Parent Predecessor), together with certain of its direct and indirect subsidiaries, filed petitions on August 16, 2022 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Parent Predecessor’s Plan of Reorganization (the Plan) was substantially consummated on April 23, 2024. Pursuant to the Plan and the Purchase and Sale Agreement, Endo, Inc. (the Parent Successor) acquired substantially all of the assets, as well as certain equity interests and assumed certain liabilities, of Endo International plc, which was inclusive but not limited to the Sterile Injectables and Generic Pharmaceuticals businesses. In connection with the effectiveness of the Plan, fresh start accounting was applied and Endo International plc will be dissolved. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

F-80

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 24, 2025

F-81

COMBINED BALANCE SHEETS
 (Dollars in thousands)

	Successor	Predecessor
	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Restricted cash	$200	$200
Accounts receivable, net	213,959	199,459
Inventories, net	195,287	195,884
Prepaid expenses and other current assets	28,034	39,569
Total current assets	$437,480	$435,112
PROPERTY, PLANT AND EQUIPMENT, NET	511,019	436,462
OPERATING LEASE ASSETS	3,949	5,016
GOODWILL	—	524,132
OTHER INTANGIBLES, NET	407,945	236,518
DEFERRED INCOME TAXES	63,514	668,599
OTHER ASSETS	14,992	15,540
TOTAL ASSETS	$1,438,899	$2,321,379
LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$197,026	$237,032
Current portion of operating lease liabilities	1,053	956
Total current liabilities	$198,079	$237,988
DEFERRED INCOME TAXES	3,706	—
OPERATING LEASE LIABILITIES, LESS CURRENT PORTION	2,880	4,132
OTHER LIABILITIES	66,090	66,845
LIABILITIES SUBJECT TO COMPROMISE	—	228,705
COMMITMENTS AND CONTINGENCIES (NOTE 16)	—	—
NET PARENT INVESTMENT	1,168,144	1,783,709
TOTAL LIABILITIES AND NET PARENT INVESTMENT	$1,438,899	$2,321,379

See accompanying Notes to Combined Financial Statements.

F-82

COMBINED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
TOTAL REVENUES, NET	$517,328	$278,195	$1,076,372
COSTS AND EXPENSES:
Cost of revenues	577,393	181,541	662,432
Selling, general and administrative	93,839	41,710	174,057
Research and development	31,683	16,507	60,945
Acquired in-process research and development	1,750	750	—
Litigation-related and other contingencies, net	—	—	17,050
Asset impairment charges	243,635	2,082	470
Interest expense	98	94	375
Reorganization items, net	—	33,656	153,223
Other (income) expense, net	(6,427)	6,279	(8,041)
(LOSS) INCOME BEFORE INCOME TAX	$(424,643)	$(4,424)	$15,861
INCOME TAX (BENEFIT) EXPENSE	(27,372)	17,875	51,405
NET LOSS	$(397,271)	$(22,299)	$(35,544)

See accompanying Notes to Combined Financial Statements.

F-83

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(Dollars in thousands)

Total Net Parent Investment
BALANCE, DECEMBER 31, 2022 (PREDECESSOR)	$1,966,144
Net loss	(35,544)
Net transfers to Parent	(146,891)
BALANCE, DECEMBER 31, 2023 (PREDECESSOR)	$1,783,709
Net loss	(22,299)
Net transfers from Parent	23,630
BALANCE, APRIL 23, 2024 (PREDECESSOR)	$1,785,040

Total Net Parent Investment
OPENING BALANCE (SUCCESSOR)	$1,555,851
Net loss	(397,271)
Net transfers from Parent	9,564
BALANCE, DECEMBER 31, 2024 (SUCCESSOR)	$1,168,144

See accompanying Notes to Combined Financial Statements.

F-84

COMBINED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
OPERATING ACTIVITIES:
Net loss	$(397,271)	$(22,299)	$(35,544)
Adjustments to reconcile Net loss to Net cash provided by (used in) operating activities:
Depreciation and amortization	72,985	41,226	141,035
Inventory step-up	199,538	—	—
Share-based compensation	1,490	—	6,602
Deferred income taxes	(102,233)	(1,552)	36,967
Acquired in-process research and development charges	1,750	750	—
Asset impairment charges	243,635	2,082	470
Gain on sale of business and other assets	(5,615)	7	(9,054)
Other	1,087	(118)	535
Changes in assets and liabilities which (used) provided cash:
Accounts receivable	(11,401)	(9,612)	95,259
Inventories	16,913	(689)	22,737
Prepaid and other assets	(1,535)	528	(16,315)
Accounts payable, accrued expenses and other liabilities	(6,245)	(23,970)	(44,411)
Net cash provided by (used in) operating activities	$13,098	$(13,647)	$198,281
INVESTING ACTIVITIES:
Capital expenditures, excluding capitalized interest	(35,484)	(18,020)	(88,219)
Proceeds from the U.S. Government Agreement	12,195	7,728	39,397
Acquisitions, including in-process research and development, net of cash and restricted cash acquired	(1,750)	(750)	—
Proceeds from sale of business and other assets	4,962	1,340	4,634
Net cash used in investing activities	$(20,077)	$(9,702)	$(44,188)
FINANCING ACTIVITIES:
Payments for contingent consideration	(699)	—	—
Finance lease payments	(396)	(281)	(600)
Net transfers from (to) Parent	8,074	23,630	(153,493)
Net cash provided by (used in) financing activities	$6,979	$23,349	$(154,093)
NET INCREASE (DECREASE) IN RESTRICTED CASH	$—	$—	$—
RESTRICTED CASH, BEGINNING OF PERIOD	200	200	200
RESTRICTED CASH, END OF PERIOD	$200	$200	$200

See accompanying Notes to Combined Financial Statements.

F-85

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Endo, Inc. and its subsidiaries (formerly known as Endo International plc), is a specialty pharmaceutical company that conducts business through its operating subsidiaries. Unless otherwise indicated or required by the context, references throughout to the “Parent Successor” refer to Endo, Inc. and its subsidiaries, as successor entity for accounting and financial reporting purposes following the consummation of the Plan of Reorganization (the “Plan”) on April 23, 2024 (the “Effective Date”). References to Endo International plc and its direct and indirect subsidiaries on a consolidated basis refer to the “Parent Predecessor” entity to Endo, Inc. for accounting and financial reporting purposes prior to and including the consummation of the Plan on the Effective Date. References to “Endo” or the “Parent” refer to the parent company of the Sterile Injectables and Generic Pharmaceuticals business, specifically, Endo, Inc. and its subsidiaries in the periods following the Effective Date, and Endo International plc along with its direct and indirect subsidiaries in the periods prior to and including the Effective Date. The accompanying Combined Financial Statements represent the combined results of operations, financial position, and cash flows of the Sterile Injectables and Generic Pharmaceuticals businesses of Endo, Inc. and its subsidiaries, as well as Endo International plc and its subsidiaries. Unless otherwise indicated or required by the context, references throughout to the “Company,” “we,” “our” or “us” refer to the Sterile Injectables and Generic Pharmaceuticals business. References to “Successor” herein refers to the Company in periods subsequent to the Effective Date. References to “Predecessor” herein refers to the Company in periods prior to and including the consummation of the Plan on the Effective Date for accounting and financial reporting purposes.

Sterile Injectables

The Sterile Injectables business conducts certain manufacturing, quality assurance, research and development (R&D), and administrative functions in the U.S. through leased and owned manufacturing properties in Michigan, as well as certain R&D and administrative functions in New Jersey and India in the same facilities as our Generic Pharmaceuticals business, as discussed below. The Sterile Injectables business includes a product portfolio of approximately 40 product families, including branded sterile injectable products that are currently protected by certain patent rights and have inherent scientific, regulatory, legal and technical complexities and generic injectable products that are difficult to formulate or manufacture or face complex legal and regulatory challenges. Our sterile injectables products are manufactured in sterile facilities in various dosage forms and are administered at hospitals, clinics and long-term care facilities. Key product offerings include, among others, the following:

•	ADRENALIN®, which is a non-selective alpha and beta adrenergic agonist indicated for emergency treatment of certain allergic reactions, including anaphylaxis. We offer ADRENALIN® in multiple formulations, including the ready to use (RTU) premixed bag which launched in October 2024.

•	VASOSTRICT®, which is indicated to increase blood pressure in adults with vasodilatory shock who remain hypotensive despite fluids and catecholamines. We offer VASOSTRICT® in multiple formulations, including the RTU premixed bottle which launched in February 2022.

•	APLISOL®, which is a sterile aqueous solution of a purified protein derivative for intradermal administration as an aid in the diagnosis of tuberculosis.

Generic Pharmaceuticals

The Generic Pharmaceuticals business has significant R&D operations, manufacturing and administrative functions in India through owned and leased facilities in Chennai, Indore and Mumbai, as well as certain administrative functions through a leased property in New Jersey. The Generic Pharmaceuticals business includes a product portfolio of approximately 80 generic product families including patches (which are medicated adhesive patches designed to deliver the pharmaceutical through the skin), solid oral extended-release products, solid oral immediate-release products, liquids, semi-solids, powders, ophthalmics (which are sterile pharmaceutical preparations administered for ocular conditions) and sprays and includes products that treat and manage a wide variety of medical conditions.

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Emergence from Voluntary Reorganization Under Chapter 11

Historically, the business has been operated by Endo International plc, together with its subsidiaries. On August 16, 2022 (the Petition Date), Endo International plc, together with certain of its direct and indirect subsidiaries (the Debtors), filed voluntary petitions for relief under the Bankruptcy Code. The Debtors received approval from the U.S. Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) to jointly administer their chapter 11 cases (the Chapter 11 Cases) for administrative purposes only pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Endo International plc, et al. On December 19, 2023, the Debtors filed a proposed chapter 11 plan of reorganization (as amended, including on January 5, 2024, January 9, 2024 and March 18, 2024, and including any exhibits and supplements filed with respect thereto, the Plan or Plan of Reorganization) and related disclosure statement with the Bankruptcy Court. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness (the Effective Date) on April 23, 2024. Pursuant to the Plan and the Purchase and Sale Agreement (PSA), Endo, Inc. acquired from the Debtors substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc. Endo International plc will be dissolved in connection with the consummation of the Plan. Refer to Note 2. Effectiveness of the Plan of Reorganization for additional information about the effects of the Plan.

Endo, Inc. was incorporated as a Delaware corporation on December 5, 2023 for the express purpose of completing the transactions contemplated in the Plan and PSA, which was entered into among Endo, Inc., certain other applicable purchaser entities, certain Debtors and certain non-debtor affiliates. From its formation on December 5, 2023 through the Effective Date, Endo, Inc. had no operations or business transactions or activities other than those taken in furtherance of the transactions contemplated by the Plan.

Basis of Presentation

The Combined Financial Statements presented herein represents the Company’s Combined Balance Sheets as of December 31, 2024 (Successor) and 2023 (Predecessor), and the related Combined Statements of Operations, Combined Statements of Changes in Net Parent Investment, and Combined Statements of Cash Flows for the Successor period from April 24, 2024 through December 31, 2024, and the Predecessor periods from January 1, 2024 through April 23, 2024 and year ended December 31, 2023.

On the Petition Date, the Parent Predecessor applied the provisions of Accounting Standards Codification Topic ASC 852, Reorganizations (ASC 852). As the entities included in these financial statements were subject to the Chapter 11 Cases, the Company has applied the provisions of ASC 852 in preparing the accompanying Combined Financial Statements. ASC 852 requires that, for periods including and after the filing of a chapter 11 petition, the Combined Financial Statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. On the Effective Date, fresh start reporting was applied which resulted in a new reporting entity and new basis of accounting. To account for the effectiveness of the Plan and the Parent Predecessor’s application of fresh start accounting, the Company elected pushdown accounting, which reflects the fair market value of the Parent’s assets and liabilities established as a result of the Parent Predecessor’s application of fresh start accounting as of the Effective Date and has reflected the required pushdown accounting adjustments in the accompanying Combined Financial Statements. Due to the application of pushdown accounting, the Company’s Combined Financial Statements and certain footnote disclosures include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which are not comparable, between the periods presented. The Predecessor period includes the impact of pushdown accounting. Refer to Note 2. Effectiveness of the Plan of Reorganization and Note 3. Pushdown Accounting for further information regarding the application of pushdown accounting.

The Company is comprised of assets and liabilities of certain stand-alone legal entities and assets and liabilities of parts of other stand-alone legal entities for which discrete financial information is available. The accompanying Combined Financial Statements have been derived from the historical financial information included in the Parent’s Consolidated Financial Statements and accounting records. As a direct ownership relationship did not exist among all of the various business entities comprising the Company’s business, the Parent’s net investment in the Company (Net Parent Investment) is shown in lieu of shareholders’ equity in the Combined Financial Statements. The Combined Financial Statements may not be indicative of the Company’s future performance and do not necessarily reflect the stand-alone results of operations, financial position and cash flows of the Company had it operated as a stand-alone business, separate from Endo, and presented stand-alone financial statements during the periods presented.

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The Combined Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles within the U.S. (GAAP). Neither GAAP nor the financial reporting rules and regulations provided by the U.S. Securities and Exchange Commission (SEC) provides specific guidance for the presentation of combined financial statements, and accordingly, in preparing these statements, we have applied the relevant accounting principles as required by GAAP along with certain commonly used accounting conventions for the preparation of combined financial statements as described in Note 4. Summary of Significant Accounting Policies.

The Combined Financial Statements are presented in U.S. dollars, which is the Company’s functional currency.

The Combined Financial Statements include the historical income and expenses, assets and liabilities directly attributed to the Company as well as certain allocations to present the Combined Balance Sheets, Combined Statements of Operations, Combined Statements of Changes in Net Parent Investment, and Combined Statements of Cash Flows for the Company. The allocation methodologies employed by the Company are described below.

The Combined Balance Sheets reflect all of the assets and liabilities of the Company that are either specifically identifiable or are directly attributable to the Company and its operations. Transactions and balances which are with a legal entity, or portion of a legal entity, that is considered part of the Company for purposes of these Combined Financial Statements, have been eliminated within these Combined Financial Statements.

Endo centrally manages the cash resources of its subsidiaries, businesses, and segments through a cash pooling arrangement. The arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business, separate from Endo, during the periods presented. Intercompany financing arrangements, including the cash pooling arrangement, used to fund certain working capital needs of the Company are excluded from the asset and liability balances in the Combined Balance Sheets. These amounts have instead been reported as a component of Net Parent Investment.

Endo’s cash has not been assigned to the Company unless the cash balance is directly attributable to the Company. The Company reflects transfers of cash to and from the Parent’s cash management system as a component of Net Parent Investment on the Combined Balance Sheets and as Net transfers (to) from parent on the Combined Statements of Cash Flows.

The Parent’s long-term debt and associated interest have not been attributed to the Company for any of the periods presented because the Parent’s borrowings are not directly attributable to the Company. Additionally, Endo’s external financing is centrally managed. Endo and its subsidiaries, with certain customary exceptions, guarantee or serve as issuers or borrowers of the debt instruments representing substantially all of Endo’s indebtedness for the periods covered by these financial statements. Because the Company is a business and not a legal entity, for purposes of these carve out financial statements, the Company is not considered a legal obligor of Endo’s debt instruments. Additionally, none of the legal entities which are entirely related to the Company are issuers of Endo’s debt instruments.

Transactions between the Company and the Parent are considered to have been settled as a component of Net Parent Investment.

Allocations

The Combined Statements of Operations include revenues and expenses that are directly attributable to the Company as well as allocations of certain indirect expenses. These allocations are either based on direct usage, when identifiable, or made to the Company using a proportional allocation method, based on such items as net revenues. Indirect expenses represent those costs associated with corporate cost centers that perform functions on behalf of all or some of the Parent’s reportable segments. Such cost centers include, but are not limited to, corporate executive, accounting and finance, legal, human resources, and information technology functions. The allocation of indirect expenses includes all costs associated with these cost centers. Such expenses include, but are not limited to, employee-related costs (including restructuring costs), and other operating costs.

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The Company believes that the allocations are a reasonable reflection of the costs incurred for the Company and its operations and that the Combined Statements of Operations reflect all of the costs of the Company’s Sterile Injectables and Generic Pharmaceuticals business. These allocated amounts, however, are not necessarily indicative of the amounts that might have been incurred or realized had the Company operated as a stand-alone business, separate from Endo, during the periods presented. Consequently, the Combined Financial Statements do not necessarily represent the results the Company would have achieved if the Company had operated as a stand-alone business, separate from Endo, during the periods presented. The allocated expenses from Endo are recorded within the following line items of the Company’s Combined Statements of Operations (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Cost of revenues	$(823)	$—	$(121)
Selling, general and administrative	53,990	23,207	108,720
Research and development	—	—	(3)
Reorganization items, net (1)	—	33,656	153,223
Total	$53,167	$56,863	$261,819

(1)	Reorganization items, net are comprised of professional fees incurred and settled by the Parent in cash and allocated to the Company during the Parent’s bankruptcy period. Refer to Note 2. Effectiveness of the Plan of Reorganization and Note 3. Pushdown Accounting for additional information.

Net Transfers To and From Parent

Net transfers to and from Parent are included within net parent investment on the combined statement of changes in net parent investment. The components of the transfers to and from Parent were as follows:

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
General financing activities	$(43,603)	$(33,233)	$(408,710)
Corporate allocations (1)	51,677	56,863	255,217
Share-based compensation expense	1,490	—	6,602
Total net transfers from (to) Parent	$9,564	$23,630	$(146,891)

(1)	Corporate allocations from Parent excludes amounts for share-based compensation and is presented separately.

Income taxes

Current and deferred income tax balances and related tax expense have been determined based on the Company’s stand-alone results by applying the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes (ASC 740), as if the Company were a separate taxpayer, following the separate return methodology (see Note 17). The Company’s portion of current income tax liabilities were assumed to be immediately settled with Parent through the Net Parent Investment account in the Combined Balance Sheets in the year the related tax expense was recorded.

NOTE 2. EFFECTIVENESS OF THE PLAN OF REORGANIZATION

Beginning on the Petition Date, the Debtors filed voluntary petitions for relief under the Bankruptcy Code. Certain additional then-newly formed Debtors filed petitions for relief under the Bankruptcy Code on May 25, 2023 and May 31, 2023. Certain entities consolidated by Endo International plc and included in these Combined Financial Statements were not party to the Chapter 11 Cases. These entities are collectively referred to herein as the Non-Debtor Affiliates. On and after the Petition Date, the Debtors operated their businesses and managed their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

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On the Petition Date, the Debtors entered into a Restructuring Support Agreement (as amended, the RSA) with an ad hoc group of certain creditors holding in excess of 50% of the aggregate outstanding principal amount of Endo International plc’s first lien secured indebtedness (the Ad Hoc First Lien Group). Following extensive negotiations with their key stakeholders, including in connection with a mediation process authorized by the Bankruptcy Court, the Debtors filed the Plan. The Plan incorporates settlements reached with, among others, the two official committees that were appointed in the Chapter 11 Cases, the future claimants’ representative, the ad hoc groups of first lien claimants and unsecured note holders, all forty-five states who had not previously settled with the Debtors and several U.S. territories, representatives of thirteen Canadian provinces and territories and an ad hoc group of public school districts. These settlements are discussed in more detail in Note 16. Commitments and Contingencies. In addition to the other settlements reached with various stakeholders during the Chapter 11 Cases, the Plan also incorporates the U.S. Government Economic Settlement (as defined below) and sets forth a post-reorganization governance structure and includes releases for the Debtors and certain other parties.

The resolution reached with the Ad Hoc First Lien Group and the DOJ with respect to claims filed in the Chapter 11 Cases by the United States of America, acting through the United States Attorney’s Office for the Southern District of New York, for and on behalf of: (i) the United States Department of Justice Civil Division’s Consumer Protection Branch; (ii) the United States Attorney’s Office for the Southern District of Florida (S.D. Florida); (iii) the United States Department of Justice Civil Division’s Fraud Section, acting on behalf of the Office of Inspector General of the Department of Health and Human Services, the Defense Health Agency, as administrator of the TRICARE program, the Office of Personnel Management, as administrator of the Federal Employees Health Benefits program, and the Department of Veteran Affairs (VA); (iv) the IRS; (v) HHS, CMS and Indian Health Service; and (vi) the VA (collectively, the U.S. Government), including criminal, civil and tax-related claims provided for payment by Endo International plc of $364.9 million over 10 years, or $200 million if the obligation is paid in full on the Effective Date of the Plan, plus contingent consideration of $25 million in each of 2024 through 2028 (up to $100 million in aggregate) if the Parent’s Earnings Before Interest, Taxes Depreciation and Amortization (EBITDA) sufficiently exceeds defined baselines (U.S. Government Economic Settlement). Refer below for further discussion of the payments made on the Effective Date.

Under the Plan, the Debtors’ first lien creditors received 96.3% of the equity in Endo, Inc. (subject to dilution) and an opportunity to participate in a $340 million rights offering (First Lien Rights Offering). The second lien creditors and unsecured noteholders received the remaining 3.7% of the equity (also subject to dilution) and the amount of Escrowed Equity as determined by the “Net Debt Equity Split Adjustment” as set forth in the Plan. Second lien creditors and unsecured noteholders also received $23.3 million in cash, certain proceeds of litigation claims and insurance rights, and the opportunity to participate in a $160 million rights offering (GUC Rights Offering) which was subscribed in July 2023. Holders of allowed other general unsecured claims received approximately $2 million in cash and a small percentage of the proceeds of trust litigation claims and insurance rights, subject to certain qualifications. Opioid claimants received distributions from certain trusts and sub-trusts as detailed further below.

To facilitate the First Lien Rights Offering, certain first lien claim holders (the First Lien Backstop Parties), entered into an agreement to purchase the shares not purchased by the non-First Lien Backstop Parties in the First Lien Rights Offering (the First Lien BCA). In exchange for providing the backstop commitments, Endo, Inc. agreed to issue 0.8 million shares of common stock and Endo International plc agreed to pay certain First Lien Backstop Parties a cash amount not to exceed approximately $25.5 million as an “Additional Premium” in exchange for their commitments (First Lien Backstop Premium). To facilitate the GUC Rights Offering, certain first lien claim holders (GUC Backstop Parties) entered into an agreement to purchase any unsubscribed shares in the GUC Rights Offering (GUC BCA). In exchange for providing the backstop commitments, Endo, Inc. agreed to issue a certain number of shares of common stock (GUC Backstop Premium).

To protect Endo International plc’s Irish entities and assets from the risk of value-destructive litigation and enforcement efforts not enjoined by the Plan, the Debtors also executed an Irish scheme of arrangement in parallel with the Plan to implement certain terms of the Plan as a matter of Irish law. The scheme of arrangement was widely approved by creditors and sanctioned by the High Court of Ireland on April 18, 2024. The final order approving the scheme was filed on April 19, 2024. In connection with approval of the scheme, on the Effective Date, all claims against the Debtors covered by the scheme were completely released and discharged as a matter of Irish law.

On January 12, 2024, the Bankruptcy Court entered an order conditionally approving the disclosure statement which authorized Endo International plc to solicit votes on the Plan. The Bankruptcy Court also scheduled a combined hearing for: (i) final approval of the disclosure statement as containing “adequate information” as required by the Bankruptcy Code; and (ii) confirmation of the Plan for March 19, 2024. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness on the Effective Date.

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2024 Stock Incentive Plan. As contemplated by the Plan, after the Effective Date, the Parent Successor adopted a long-term incentive plan and authorized and reserved 3.6 million shares for issuance pursuant to equity incentive awards to be granted under such plan that the Company’s employees participate in. Refer to Note 19. Share-based Compensation for additional information about the 2024 Stock Incentive Plan (the Stock Incentive Plan).

Liabilities Subject to Compromise

Since the Petition Date, Endo International plc operated as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with provisions of the Bankruptcy Code. During the Parent Predecessor’s bankruptcy proceedings, on the Company’s Predecessor Combined Balance Sheets prior to the Effective Date, the caption “Liabilities subject to compromise” reflects the expected allowed amount of the prepetition claims that were not fully secured and that have at least a possibility of not being repaid at the full claim amount. The Company considered the chapter 11 motions approved by the Bankruptcy Court with respect to the amount and classification of its prepetition liabilities, as applicable. The Company evaluated and adjusted the amount of classification of its prepetition liabilities through the Effective Date, as applicable. The following table summarizes the components of liabilities subject to compromise included on the combined balance sheet as of December 31, 2023 (in thousands):

Predecessor
December 31,
2023
Accounts payable and accrued expenses	$19,941
Legal settlement accrual (1)	17,299
Other liabilities (2)	191,465
Liabilities subject to compromise (3)	$228,705

(1)	The amount at December 31, 2023, relates to an accrued legal settlement for the Generic Drug Pricing Matters. See Note 16. Commitments and Contingencies for additional information.

(2)	Of $191.5 million at December 31, 2023, $187.3 million relates to Uncertain Tax Positions. Refer to Note 17. Income Taxes for additional information.

(3)	Liabilities subject to compromise were settled by the Parent Predecessor in connection with the Plan effective April 23, 2024, and as a result no gain or loss on liabilities subject to compromise was recognized in Reorganization items, net in the Combined Statements of Operations.

NOTE 3. PUSHDOWN ACCOUNTING

As discussed in Note 1 and Note 2, pursuant to the PSA and the Plan, on the Effective Date, the Parent Successor acquired substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo International plc, which was inclusive but not limited to the Company’s Sterile Injectables and Generic Pharmaceuticals businesses. Upon emergence from bankruptcy, the Parent Predecessor applied fresh start accounting on the Effective Date. The Parent Predecessor’s application of fresh start accounting required the reorganization value to be assigned to Endo, Inc.’s identifiable tangible and intangible assets and liabilities (except for deferred income taxes), which pursuant to the PSA and the Plan included the Sterile Injectables and Generic Pharmaceuticals businesses, based on each of their estimated fair values, as determined in conformity with ASC Topic 805, Business Combinations (ASC 805). The amount of deferred taxes was determined in accordance with ASC Topic 740, Income Taxes (ASC 740) and ASC 852.

For the accompanying Combined Financial Statements, the Company accounted for the PSA transaction in accordance with ASC 805 and elected pushdown accounting as the Company did not qualify for fresh start accounting under ASC 852. As a result, the Company uses the Parent’s basis of accounting, which reflects the fair market value of the Parent’s identifiable tangible and intangible assets and liabilities as of the Effective Date, and this valuation is incorporated into the Company’s Combined Financial Statements. The provisions of ASC 805 require recognition of goodwill that arises because of the application of pushdown accounting in its separate financial statements. However, any net gains recognized are not recognized in the accompanying Combined Statements of Operations but rather recognized as an adjustment to equity. As a result, any impacts from the step up in fair value are recognized in Net Parent Investment in the Company’s Combined Balance Sheets.

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The following table represents the fair value of the assets and liabilities of the Successor as a result of pushdown accounting as of the Effective Date:

April 24, 2024
ASSETS
Restricted cash	$200
Accounts receivable, net	204,449
Inventories, net	405,380
Prepaid expenses and other current assets	33,416
Property, plant and equipment, net	494,550
Operating lease assets	4,624
Other intangibles, net	693,331
Other assets	22,006
Estimated fair value of total assets	1,857,956
LIABILITIES
Accounts payable and accrued expenses	197,675
Current portion of operating lease liabilities	980
Deferred income taxes	42,427
Operating lease liabilities, less current portion	3,656
Other liabilities	57,367
Estimated fair value of total liabilities	302,105
Fair value of identifiable net assets	$1,555,851

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The following table summarizes the significant adjustments recognized by the Company as of the Effective Date for each major class of assets and liabilities as a result of pushdown accounting:

Pushdown adjustments
Inventories, net (f)	$208,127
Prepaid expenses and other current assets (b)	$(2,705)
Property, plant and equipment, net (f)	$59,184
Operating lease assets (f)	$(24)
Goodwill (a)	$(524,132)
Other intangibles, net (f)	$485,998
Net deferred income tax asset (b)	$(677,377)
Other assets (f)	$6,456
Accounts payable and accrued expenses (c)	$1,800
Operating lease liabilities (f)	$(157)
Net deferred income tax liability (b)	$42,427
Other liabilities (d)	$(22,706)
Liabilities subject to compromise (e)	$(236,648)

(a)	Reflects the elimination of Predecessor goodwill as a result of the change in basis from the Parent Predecessor’s application of fresh start accounting.

(b)	Reflects the elimination of net deferred income tax assets and other current tax assets of $677.4 million and $2.7 million, respectively, as a result of the implementation of the Plan, and the recognition of net deferred income tax liabilities of $42.4 million as a result of pushdown accounting.

(c)	Changes in accounts payable and accrued expenses include the reinstatement of short-term finance lease liabilities and contingent consideration liabilities related to executory contracts out of liabilities subject to compromise of $1.5 million, as well as adjustments to the fair value of short-term finance lease liabilities and contingent consideration liabilities as a result of pushdown accounting of $0.3 million.

(d)	Changes in other liabilities include the reinstatement of long-term finance lease liabilities and contingent consideration liabilities out of liabilities subject to compromise of $2.3 million, a ($24.3) million adjustment for other tax liabilities as a result of pushdown accounting, and a ($0.7) million adjustment for the change in fair value of long-term finance lease liabilities.

(e)	Liabilities subject to compromise were settled by the Parent Predecessor in connection with the Plan effective April 23, 2024, and as a result no gain or loss on liabilities subject to compromise was recognized in Reorganization items, net in the Combined Statements of Operations.

(f)	With the assistance of third-party valuation experts, the Parent Predecessor conducted an analysis of its Condensed Combined Balance Sheet to determine if any of the net assets would require a fair value adjustment as of the Effective Date. The results of the analysis indicated that the principal assets requiring fair value adjustments on the Effective Date include inventory, property plant and equipment, identified intangible assets and leased assets. Further detail regarding the valuation process is described below.

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Inventory

Total current inventory increased by $208.1 million to reflect its estimated fair value as of the Effective Date. The fair value of inventory was determined using both the bottom-up and top-down approach. The bottom-up approach considers the inventory value that had been created by the seller including costs incurred, profit realized and tangible and intangible assets used. The top-down approach measures the incremental inventory value created by the market participant buyer as part of its selling effort. It begins with the estimated selling price and is adjusted for the costs to complete the production process (for work-in-process), including consideration of the tangible and intangible assets that will be used by the Company as well as costs associated with the selling efforts and consideration of a normal profit margin. The following table summarizes the components of current inventory (in thousands):

Amount
Raw materials	$88,433
Work in process	86,456
Finished goods	230,491
Estimated fair value of current inventory	$405,380

Noncurrent inventory reflected in other assets increased by $6.5 million to reflect its estimated fair value as of the Effective Date. The following table summarizes the components of noncurrent inventory (in thousands):

Successor Fair Value
Raw materials	$1,008
Work in process	6,836
Estimated fair value of noncurrent inventory	$7,844

Property, Plant and Equipment

Property, plant and equipment increased by $59.2 million to reflect its fair value as of the Effective Date. Personal property consisted of computer hardware, computer software, furniture and fixtures, leasehold improvements, machinery and equipment, office equipment and vehicles. The cost approach was primarily utilized for personal property. This approach considers the amount required to construct or purchase a new asset of equal utility at current prices, with adjustments in value for physical deterioration, and functional and economic obsolescence. Physical deterioration is an adjustment made in the cost approach to reflect the real operating age of an asset with regard to wear and tear, decay and deterioration that is not prevented by maintenance. Functional obsolescence is the loss in value or usefulness of an asset caused by inefficiencies or inadequacies, as compared to a more efficient or less costly replacement asset or newer technology. Economic obsolescence is the loss in value or usefulness of an asset due to factors external to the asset, such as the economics of the industry, reduced demand, increased competition or similar factors. The valuation of owned land improvements, building and building improvements was performed using either the direct or indirect cost approach. The owned land was valued using the sales comparison approach. The following table summarizes the components of property, plant and equipment (in thousands):

Amount
Land and buildings	$135,168
Machinery and equipment	151,033
Leasehold improvements	5,296
Computer equipment and software	8,888
Furniture and fixtures	1,589
Assets under construction	192,576
Estimated fair value of property, plant and equipment	$494,550

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Intangible Assets

Total identifiable intangibles assets increased by $486.0 million to reflect their estimated fair value as of the Effective Date. The fair value of marketed products, licenses and in-process research and development (IPR&D) intangible assets were determined using the income approach. The discounted cash flow models reflect our estimates of future cash flows and other factors including estimates of: (i) future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates and the probability of achieving the estimated cash flows, and (ii) future economic conditions. The cash flows were discounted commensurate with the level of risk associated with each asset or its projected cash flows. The valuation used discount rates ranging from approximately 24.1% to 27.7%, depending on the asset. The IPR&D discount rates and underlying cash flows reflect the uncertainties relevant to development projects, including consideration of probability of technical and regulatory success based on the current stages of development, inherent uncertainty in the FDA approval process and risks associated with commercialization of a new product. The intangible assets subject to amortization are being amortized on a straight-line basis over their estimated useful lives as of the Effective Date. Refer to Note 10. Goodwill and Other Intangibles for the estimated useful lives of identifiable intangible assets as of the Effective Date. The following table summarizes the components of identified intangible assets (in thousands):

Amount
In-process research and development	$276,826
Marketed products	346,748
Licenses	69,757
Estimated fair value of identifiable intangible assets	$693,331

Lease Liabilities and Right of Use Assets

Finance and operating lease liabilities were estimated as the present value of the remaining lease payments. The Parent Successor estimated an incremental borrowing rate as of the Effective Date and used it as the discount rate in the analysis. Right of use asset values were estimated by adjusting the lease liability estimates of off-market value of leases. Off-market (or above/below market) value was estimated as the present value of the differential between contract rates and market rates of the remaining term of the lease.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies

Predecessor/Successor Accounting Policies. There were no significant policy changes as a result of pushdown accounting. Unless otherwise noted, the Company has adopted the existing policies of the Predecessor.

References in this section to the “Company,” “we,” or “our” policy therefore represent the accounting policy in place for all periods presented.

Bankruptcy Accounting. Refer to Note 2. Effectiveness of the Plan of Reorganization for a discussion of accounting considerations during the Debtor’s bankruptcy proceedings.

Pushdown Accounting. Refer to Note 3. Pushdown Accounting for a discussion of accounting considerations related to the Company’s election of pushdown accounting.

F-95

Use of Estimates. The preparation of our Combined Financial Statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts and disclosures in our Combined Financial Statements, including the Notes thereto. For example, we are required, or were required in the predecessor period, to make significant estimates and assumptions related to revenue recognition, including sales deductions, long-lived assets, goodwill, intangible assets, income taxes, contingencies, financial instruments, share-based compensation, estimated allowed claim amounts, liabilities subject to compromise, reorganization items, net, and cost allocations from the Parent (as discussed in Note 1), among others. Some of these estimates can be subjective and complex. Uncertainties related to the magnitude and duration of potential public health crises, like the COVID-19 pandemic, and epidemics, the extent to which it may impact our estimated future financial results, worldwide macroeconomic conditions including interest rates, employment rates, consumer spending and health insurance coverage, among others, have increased the complexity of developing these estimates, including the allowance for expected credit losses and the carrying amounts of long-lived assets and intangible assets. Additionally, we may sell or otherwise dispose of or liquidate assets or settle liabilities for amounts other than those reflected in the accompanying Combined Financial Statements. The possibility or occurrence of any such actions could materially impact the amounts and classifications of such assets and liabilities reported in our Combined Balance Sheets. Although we believe that our estimates and assumptions are reasonable, there may be other reasonable estimates or assumptions that differ significantly from ours. Further, our estimates and assumptions are based upon information available at the time they were made. Actual results may differ significantly from our estimates, including as a result of the uncertainties described in these Combined Financial Statements, or other uncertainties.

We regularly evaluate our estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic downturns, can increase the uncertainty already inherent in our estimates and assumptions. We also are subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our Combined Financial Statements on a prospective basis.

Net Parent Investment. In the Combined Balance Sheets, the Parent’s historical investment in the Company is presented as Net Parent Investment in lieu of shareholders’ equity. Net Parent Investment includes accumulated earnings after tax, net cash transfers, non-cash transfers of certain expenses, and other property transfers to and from Parent and the Company. All transactions reflected in Net Parent Investment in the accompanying Combined Balance Sheets have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected in financing activities.

Intercompany Receivables and Payables. As part of the Parent’s normal course of business, it utilizes intercompany payables and receivables with the Company. Transactions and balances which are with a legal entity, or portion of a legal entity, that is considered part of the Company for purposes of these Combined Financial Statements have been eliminated within these Combined Financial Statements. Cash and net settlements of intercompany relationships are recorded within Net Parent Investment in the Combined Balance Sheets.

Customer, Product and Supplier Concentration. We primarily sell our products to wholesalers, retail drug store chains, supermarket chains, mass merchandisers, distributors, mail order accounts, hospitals and/or government agencies. Our wholesalers and/or distributors purchase products from us and, in turn, supply products to retail drug store chains, independent pharmacies, hospitals, long-term care facilities, clinics, home infusion pharmacies, government facilities and managed care organizations (MCOs). The end customers purchase products via contracts that we have with commercial group purchasing organizations and government agencies. Net revenues from direct customers that accounted for 10% or more of our total combined net revenues are as follows:

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
McKesson Corporation	35%	37%	31%
Cardinal Health, Inc.	21%	24%	22%
Cencora, Inc.	21%	20%	21%

Net revenues from these customers are generally included within each of our segments.

F-96

VASOSTRICT® accounted for 7%, 12% and 9% of net revenues for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively. ADRENALIN® accounted for 12%, 14% and 9% of net revenues for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively. Varenicline tablets accounted for 15% of net revenues for the year ended December 31, 2023 (Predecessor). Lidocaine Patch 5% accounted for 19%, 14% and 7% of net revenues for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively. Dexlansoprazole delayed release capsules accounted for 9%, 10% and 11% of net revenues for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively. No other products accounted for 10% or more of net revenues during any of the years/periods presented in these financial statements.

The Parent has agreements with certain third parties, which the Company utilizes for the manufacture, supply and processing of certain of our existing pharmaceutical products. See Note 16. Commitments and Contingencies for information on any material manufacturing, supply and other service agreements.

We are subject to risks and uncertainties associated with these concentrations that could have a material adverse effect on our business, financial condition, results of operations and cash flows in future periods, including in the near term.

Revenue Recognition and Sales Deductions. The Company recognizes revenue in accordance with ASC Topic 606, Revenue Recognition from Contracts with Customer (ASC 606). ASC 606 applies to contracts with commercial substance that establish the payment terms and each party’s rights regarding the goods or services to be transferred, to the extent that collection of substantially all of the related consideration is probable. Under ASC 606, the Company recognizes revenue for contracts meeting these criteria when (or as) we satisfy our performance obligations for such contracts by transferring control of the underlying promised goods or services to our customers, to the extent collection of substantially all of the related consideration is probable. The amount of revenue we recognize reflects our estimate of the consideration we expect to be entitled to receive, subject to certain constraints, in exchange for such goods or services. This amount is referred to as the transaction price.

Our revenue consists almost entirely of sales of our products to customers, whereby we ship products to a customer pursuant to a purchase order. For contracts such as these, revenue is recognized when our contractual performance obligations have been fulfilled and control has been transferred to the customer pursuant to the contract’s terms, which is generally upon delivery to the customer. The amount of revenue we recognize is equal to the fixed amount of the transaction price, adjusted for our estimates of a number of significant variable components including, but not limited to, estimates for chargebacks, rebates, sales incentives and allowances, distribution service agreement (DSA) and other fees for services, returns and allowances (collectively "sales deductions").

The Company utilizes the expected value method when estimating the amount of variable consideration to include in the transaction price with respect to each of the foregoing variable components and the most likely amount method when estimating the amount of variable consideration to include in the transaction price with respect to future potential milestone payments that do not qualify for the sales- and usage-based royalty exception. Variable consideration is included in the transaction price only to the extent that it is probable that a significant revenue reversal will not occur when the uncertainty associated with the variable consideration is resolved. Payment terms for these types of contracts generally fall within 30 to 120 days of invoicing.

At December 31, 2024 and December 31, 2023, reserves for sales deductions totaled $272.5 million and $280.5 million, respectively. Reserves for sales deductions relate primarily to estimates of unsettled obligations for returns and allowances, rebates and chargebacks. These estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers and other competitive factors. Significant judgment and estimation is required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.

Returns and Allowances—Consistent with industry practice, we maintain a return policy that generally allows customers to receive credit for expired products six months prior to expiration and between six months and one year after expiration. Our provision for returns and allowances consists of our estimates for future product returns, pricing adjustments and delivery errors.

F-97

Rebates—Our provision for rebates, sales incentives and other allowances can generally be categorized into the following four types:

•	direct rebates;

•	indirect rebates;

•	governmental rebates, including those for Medicaid, Medicare Part B and Part D, and TRICARE, among others; and

•	managed-care rebates.

We establish contracts with wholesalers, chain stores and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under our DSAs, as described above. Indirect rebates are rebates paid to indirect customers that have purchased our products from a wholesaler or distributor under a contract with us.

We are subject to rebates on sales made under governmental and managed-care pricing programs based on relevant statutes with respect to governmental pricing programs and contractual sales terms with respect to managed-care providers and group purchasing organizations (GPOs). For example, for qualifying sales made through December 31, 2024 we were required to provide a discount on certain of our products to patients who fell within the Medicare Part D coverage gap, also referred to as the donut hole. The Medicare Part D coverage gap program sunset on December 31, 2024 and was replaced by the Manufacturer Discount Program, effective January 1, 2025, which extends discounts beyond the coverage gap. Under the Manufacturer Discount Program, coverage begins after a covered individual meets their Medicare Part D deductible, and imposes a $2,000 annual cap on covered drugs.

We participate in various federal and state government-managed programs whereby discounts and rebates are provided to participating government entities. For example, Medicaid rebates are amounts owed based upon contractual agreements or legal requirements with public sector (Medicaid) benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant.

Chargebacks—We market and sell products to both: (i) direct customers including wholesalers, distributors, warehousing pharmacy chains and other direct purchasing entities and (ii) indirect customers including independent pharmacies, non-warehousing chains, MCOs, GPOs, hospitals and other healthcare institutions and government entities. We enter into agreements with certain of our indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, we may pre-authorize wholesalers to offer specified contract pricing to other indirect customers. Under either arrangement, we provide credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price. Such credit is called a chargeback.

Contract Assets and Contract Liabilities. Contract assets represent our right to consideration in exchange for goods or services that we have transferred when that right is conditioned on something other than the passage of time. We record income and a corresponding contract asset when we fulfill a contractual performance obligation, but must also fulfill one or more additional performance obligations before being entitled to payment. Once our right to consideration becomes unconditional, the contract asset amount is reclassified as Accounts receivable.

Contract liabilities represent our obligation to transfer goods or services to a customer. We record a contract liability generally upon receipt of consideration in advance of fulfilling one or more of our contractual performance obligations. Upon completing each performance obligation, the corresponding contract liability amount is reversed and income is recognized.

Contract assets and liabilities related to rights and obligations arising from a single contract, or a series of contracts combined and accounted for as a single contract, are generally presented on a net basis. Contract assets and liabilities are further described in Note 13. Contract Assets and Liabilities.

R&D. Expenditures for R&D are expensed as incurred and included as Research and development in the Combined Statements of Operations. Such expenses include, among other things, the costs of discovery research, preclinical development, early- and late-clinical development and drug formulation, clinical trials, materials and medical support of marketed products. R&D spending also includes enterprise-wide costs which support our overall R&D infrastructure. Property, plant and equipment that are acquired or constructed for R&D activities and that have alternate future uses are capitalized and depreciated over their estimated useful lives on a straight-line basis. The accounting for costs associated with acquiring in-process research and development assets, including contractual upfront and milestone payments to third parties, is further discussed below.

F-98

Restricted Cash and Cash Equivalents. Cash and cash equivalents that are legally restricted as to withdrawal or use are excluded from Cash and cash equivalents and reported separately as Restricted cash and cash equivalents in the Combined Balance Sheets. For additional information see Note 11. Fair Value Measurements.

Accounts Receivable. Our accounts receivable balance is stated at amortized cost less an allowance determined using the expected credit loss model. In addition, our accounts receivable balance is reduced by certain sales deduction reserves where we have the right of offset with the customer. We generally do not require collateral.

Concentrations of Credit Risk and Credit Losses. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of accounts receivable.

With respect to our accounts receivable, we have no history of significant losses. Approximately 89% and 85% of our gross trade accounts receivable balances represent amounts due from three customers (Cardinal Health, Inc., McKesson Corporation and Cencora, Inc.) at December 31, 2024 and December 31, 2023, respectively. We perform ongoing credit evaluations of these and our other customers based on information available to us. We consider these and other factors, including changes in the composition and aging of our accounts receivable, in developing our allowance for expected credit losses. The estimated allowance was not material to the Combined Financial Statements at December 31, 2024 or December 31, 2023, nor were the changes to the allowance during any of the periods presented.

We do not currently expect our current or future exposures to credit losses to have a significant impact on us. However, our customers’ ability to pay us on a timely basis, or at all, could be affected by factors specific to their respective businesses and/or by economic conditions, the extent of which cannot be fully predicted.

Inventories. Inventories consist of raw materials, work-in-process and finished goods. Inventory that is in excess of the amount expected to be sold within one year is classified as long-term inventory and is recorded in Other assets in the Combined Balance Sheets. The Company capitalizes inventory costs associated with certain products prior to regulatory approval and product launch when it is reasonably certain, based on management’s judgment of future commercial use and net realizable value, that the pre-launch inventories will be saleable. The determination to capitalize is made on a product-by-product basis. The Company could be required to write down previously capitalized costs related to pre-launch inventories upon a change in such judgment, a denial or delay of approval by regulatory bodies, a delay in commercialization or other potential factors. Our inventories are stated at the lower of cost or net realizable value.

Cost is determined by the first-in, first-out method. It includes materials, direct labor and an allocation of overhead, but excludes certain period charges and unallocated overheads that are charged to expense in the period in which they are incurred. Unallocated overheads can occur as a consequence of abnormally low production or idle facilities.

Net realizable value is determined by the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. When necessary, we write-down inventories to net realizable value based on forecasted demand and market and regulatory conditions, which may differ from actual results.

Refer to Note 3. Pushdown Accounting for discussion of the fair value adjustments to inventory on the Effective Date. The amortization of the fair value adjustment will be recognized as Cost of revenues in future periods as the inventory is sold.

F-99

Property, Plant and Equipment. Property, plant and equipment is generally stated at cost less accumulated depreciation. Major improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Costs incurred during the construction or development of property, plant and equipment are capitalized as assets under construction. Once an asset has been placed into service, depreciation expense is taken on a straight-line basis over the estimated useful life of the related assets or, in the case of leasehold improvements and finance lease assets, over the shorter of the estimated useful life and the lease term. As of December 31, 2024, the useful lives of our property, plant and equipment range from 1 year to up to 30 years for buildings, 10 years for machinery and equipment, 5 years for computer equipment and software and 10 years for furniture and fixtures. Refer to Note 3. Pushdown Accounting for discussion of the fair value adjustments to property, plant and equipment on the Effective Date. As of December 31, 2023, the useful lives of the Predecessor’s property, plant and equipment ranged from 1 year to up to 30 years for buildings, 15 years for machinery and equipment, 10 years for computer equipment and software and 10 years for furniture and fixtures. Depreciation expense is not recorded on assets held for sale. Gains and losses on disposals are included in Other expense (income), net in the Combined Statements of Operations. As further described below under the heading “Long-Lived Asset Impairment Testing,” our property plant and equipment assets are also subject to impairment reviews.

Computer Software. The Company capitalizes certain costs incurred in connection with obtaining or developing internal-use software, including external direct costs of material and services, and payroll costs for employees directly involved with the software development. Capitalized software costs are included in Property, plant and equipment, net in the Combined Balance Sheets and depreciated beginning when the software project is substantially complete and the asset is ready for its intended use. Costs incurred during the preliminary project stage and post-implementation stage, as well as maintenance and training costs, are expensed as incurred.

Lease Accounting. Whenever the Company enters into a new arrangement, it must determine, at the inception date, whether the arrangement is or contains a lease. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset.

If a lease exists, the Company must then determine the separate lease and nonlease components of the arrangement. Each right to use an underlying asset conveyed by a lease arrangement should generally be considered a separate lease component if it both: (i) can benefit the Company without depending on other resources not readily available to the Company and (ii) does not significantly affect and is not significantly affected by other rights of use conveyed by the lease. Aspects of a lease arrangement that transfer other goods or services to the Company but do not meet the definition of lease components are considered nonlease components. The consideration owed by the Company pursuant to a lease arrangement is generally allocated to each lease and nonlease component for accounting purposes. However, the Company has elected, for all of its leases, to not separate lease and nonlease components. Each lease component is accounted for separately from other lease components, but together with the associated nonlease components.

For each lease, the Company must then determine the lease term, the present value of lease payments and the classification of the lease as either an operating or finance lease.

The lease term is the period of the lease not cancellable by the Company, together with periods covered by: (i) renewal options the Company is reasonably certain to exercise; (ii) termination options the Company is reasonably certain not to exercise; and (iii) renewal or termination options that are controlled by the lessor.

F-100

The present value of lease payments is calculated based on:

•	Lease payments—Lease payments include fixed and certain variable payments, less lease incentives, together with amounts probable of being owed by the Company under residual value guarantees and, if reasonably certain of being paid, the cost of certain renewal options and early termination penalties set forth in the lease arrangement. Lease payments exclude consideration that is not related to the transfer of goods and services to the Company.

•	Discount rate—The discount rate must be determined based on information available to the Company upon the commencement of a lease. Lessees are required to use the rate implicit in the lease whenever such rate is readily available; however, as the implicit rate in the Company’s leases is generally not readily determinable, the Company generally uses the hypothetical incremental borrowing rate it would have to pay to borrow an amount equal to the lease payments, on a collateralized basis, over a timeframe similar to the lease term.

In making the determination of whether a lease is an operating lease or a finance lease, the Company considers the lease term in relation to the economic life of the leased asset, the present value of lease payments in relation to the fair value of the leased asset and certain other factors, including the lessee’s and lessor’s rights, obligations and economic incentives over the term of the lease.

Generally, upon the commencement of a lease, the Company will record a lease liability and a right-of-use asset. However, the Company has elected, for all underlying assets with initial lease terms of twelve months or less (known as short-term leases), to not recognize a lease liability or right-of-use asset. In connection with pushdown accounting, lease liabilities and right-of-use assets were recorded for lease assets that had an initial lease term greater than twelve months at commencement but had a remaining lease term of twelve months or less as of the Effective Date. Lease liabilities are initially recorded at lease commencement as the present value of future lease payments. Right-of-use assets are initially recorded at lease commencement as the initial amount of the lease liability, together with the following, if applicable: (i) initial direct costs incurred by the lessee and (ii) lease payments made by the lessor, net of lease incentives received, prior to lease commencement.

Over the lease term, the Company generally increases its lease liabilities using the effective interest method and decreases its lease liabilities for lease payments made. For finance leases, amortization expense and interest expense are recognized separately in the Combined Statements of Operations, with amortization expense generally recorded on a straight-line basis over the lease term and interest expense recorded using the effective interest method. For operating leases, a single lease cost is generally recognized in the Combined Statements of Operations on a straight-line basis over the lease term unless an impairment has been recorded with respect to a leased asset. Lease costs for short-term leases not recognized in the Combined Balance Sheets are recognized in the Combined Statements of Operations on a straight-line basis over the lease term. Variable lease costs not initially included in the lease liability and right-of-use asset impairment charges are expensed as incurred. Right-of-use assets are assessed for impairment, similar to other long-lived assets.

Cloud Computing Arrangements. The Company may from time to time incur costs in connection with the implementation of hosting arrangements that are service contracts. The Company capitalizes any such implementation costs, expenses them over the terms of the respective hosting arrangements and subjects them to impairment testing consistent with other long-lived assets.

Finite-Lived Intangible Assets. Our finite-lived intangible assets consist of marketed products and licenses. Intangible assets are generally initially recorded at fair value if acquired in a business combination, or at cost if acquired in an asset acquisition. There are several methods that can be used to determine fair value. For intangible assets, we typically use an income approach. This approach starts with our projections of the expected future net cash flows. Revenues are estimated based on relevant market size and growth factors, expected industry trends, individual project life cycles and, if applicable, the life of any estimated period of marketing exclusivity, such as that granted by a patent. The pricing, margins and expense levels of similar products are considered if available. For certain licensed assets, our estimates of future cash flows consider periods covered by renewal options. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Refer to Note 3. Pushdown Accounting for discussion of the fair value adjustments to finite-lived intangible assets on the Effective Date.

To the extent that an intangible asset is deemed to have a finite life and to be held and used, it is amortized over its estimated useful life using either the straight-line method or, in the case of certain assets in certain situations, an accelerated amortization model if such model better reflects the consumption of benefits of the asset. The values of these various assets are subject to continuing scientific, medical and marketplace uncertainty. Factors giving rise to our initial estimate of useful lives are subject to change. Significant changes to any of these factors may result in adjustments to the useful life of the asset and an acceleration of related amortization expense, which could cause our Net (loss) income to (increase) decrease. Amortization expense is not recorded on assets held for sale.

F-101

As further described under the heading “Long-Lived Asset Impairment Testing,” our finite-lived intangible assets are also subject to impairment reviews.

Marketed Products. Intellectual property that generates operating profit through sales of products to customers is presented herein as marketed product intangible assets. We determine amortization periods and methods of amortization for marketed product assets based on our assessment of various factors impacting estimated useful lives and the timing and extent of estimated cash flows of the acquired assets, including the strength of the intellectual property protection of the product (if applicable), contractual terms and various other competitive and regulatory issues. Refer to Note 10. Goodwill and Other Intangibles, for additional information about the range of useful lives of certain marketed product assets.

Licenses. Contracts with other parties that generate operating profit, other than through sales of products to customers, are presented herein as licensed intangible assets. We determine amortization periods for licenses based on our assessment of various factors including the strength of the intellectual property protection of the product (if applicable), contractual terms and various other competitive, developmental and regulatory issues. Refer to Note 10. Goodwill and Other Intangibles, for additional information about the range of useful lives of certain licensed assets.

Long-Lived Asset Impairment Testing. Long-lived assets, including property, plant and equipment and finite-lived intangible assets, are assessed for impairment whenever events or changes in circumstances indicate the assets may not be recoverable. Recoverability of an asset that will continue to be used in our operations is measured by comparing the carrying amount of the asset to the forecasted undiscounted future cash flows related to the asset. In the event that the carrying amount of the asset exceeds its undiscounted future cash flows and the carrying amount is not considered recoverable, impairment may exist. An impairment loss, if any, is measured as the excess of the asset’s carrying amount over its fair value, generally determined using an income approach based on a discounted future cash flow method, independent appraisals or binding offers from prospective buyers. An impairment loss would be recognized in the Combined Statements of Operations in the period that the impairment occurs.

In the case of long-lived assets to be disposed of by sale or otherwise, including assets held for sale, the assets and the associated liabilities to be disposed of together as a group in a single transaction (the disposal group) are measured at the lower of their carrying amount or fair value less cost to sell. Prior to disposal, losses are recognized for any initial or subsequent write-down to fair value less cost to sell, while gains are recognized for any subsequent increase in fair value less cost to sell, but not in excess of any cumulative losses previously recognized. Any gains or losses not previously recognized that result from the sale of a disposal group shall be recognized at the date of sale.

Acquired in-Process Research and Development Assets. Costs incurred to acquire in-process research and development in an asset acquisition are expensed in the period incurred, which may be at the time of acquisition or when applicable future milestone payments prior to regulatory approval are made. In-process research and development assets acquired in a business combination are generally recognized as indefinite-lived intangible assets at fair value. Indefinite-lived intangible assets are not subject to amortization. Instead, they are tested for impairment annually, as of December 31, and when events or changes in circumstances indicate that the asset might be impaired. If the fair value of the intangible assets is less than its carrying amount, an impairment loss is recognized for the difference. Assets that receive regulatory approval are reclassified and accounted for as finite-lived intangible assets. Refer to Note 3. Pushdown Accounting for discussion of the fair value of acquired in-process research and development assets on the Effective Date.

Contingencies. The Company could be subject to various loss contingencies, including those arising from litigation claims, contractual disputes, government investigations or other matters arising in the ordinary course of business. Liabilities for loss contingencies are recorded in the Combined Statements of Operations when the Company determines that a loss is both probable and reasonably estimable. Legal fees and other expenses related to litigation are expensed as incurred and are generally included in Selling, general and administrative expenses in the Combined Statements of Operations, as applicable.

Due to the fact that loss contingencies are inherently unpredictable, our determination of the probability of loss and the estimated amount of any such loss involve significant judgment.

The Company recognizes loss recoveries and records related receivables only when the realization of the potential claim for recovery is considered probable.

F-102

Contingent Consideration. Certain prior acquisitions involved the potential for future payment of consideration that is contingent upon the occurrence of a future event, such as: (i) the achievement of specified regulatory, operational and/or commercial milestones or (ii) royalty payments, such as those relating to future product sales. Contingent consideration liabilities related to an asset acquisition are initially recorded when considered probable and reasonably estimable, which may occur subsequent to the acquisition date. Subsequent changes in the recorded amounts are generally recorded as adjustments to the cost of the acquired assets. Contingent consideration liabilities related to a business combination are initially recorded at fair value on the acquisition date using unobservable inputs. These inputs include the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Pre-existing contingent consideration liabilities of the Predecessor were recognized and measured at fair value on the Effective Date. Subsequent to the Effective Date, at each reporting period, the Company remeasures its contingent consideration liabilities to their current estimated fair values, with changes recorded in earnings. Changes to any of the inputs used in determining fair value may result in fair value adjustments that differ significantly from the actual remeasurement adjustments recognized.

Advertising Costs. Advertising costs are expensed as incurred and included in Selling, general and administrative expenses in the Combined Statements of Operations. Advertising costs amounted to $1.2 million, $0.6 million and $1.9 million for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively.

Cost of Revenues. Cost of revenues includes all costs directly related to bringing both purchased and manufactured products to their final selling destination. Amounts include purchasing and receiving costs, direct and indirect costs to manufacture products including direct materials, direct labor and direct overhead expenses necessary to acquire and convert purchased materials and supplies into finished goods, royalties paid or owed by the Company on certain in-licensed products, inspection costs, depreciation of certain property, plant and equipment, amortization of intangible assets, amortization of inventory step up, lease costs, warehousing costs, freight charges, costs to operate our equipment and other shipping and handling costs, among others.

Restructuring. Restructuring charges related to nonretirement postemployment benefits that fall under Accounting Standards Codification Topic 712, Compensation—Nonretirement Postemployment Benefits are recognized when the severance liability is determined to be probable of being paid and reasonably estimable. One-time benefits related to restructurings, if any, are recognized in accordance with Accounting Standards Codification Topic 420, Exit or Disposal Cost Obligations when the programs are approved, the affected employees are identified, the terms of the arrangement are established, it is determined changes to the plan are unlikely to occur and the arrangements are communicated to employees. Other restructuring costs are generally expensed as incurred.

Foreign Currency. The Company operates in various jurisdictions both inside and outside of the U.S. While the Company’s reporting currency and functional currency is the U.S. dollar, the Company has certain foreign operations that hold assets and liabilities and recognize income and expenses denominated in various local currencies, which may differ from their functional currencies.

Assets and liabilities are remeasured from local currency to functional currency, generally using end-of-period exchange rates. Foreign currency income and expenses are generally remeasured using average exchange rates in effect during the year. In the case of nonmonetary assets and liabilities such as inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, and related income statement amounts, such as depreciation expense, historical exchange rates are used for remeasurement. The net effect of remeasurement is included in Other expense (income), net in the Combined Statements of Operations.

Income Taxes. The Company has historically been included in the U.S. federal consolidated income tax return and multiple foreign and state income tax filings of its Parent. Accordingly, the Company was not a separate taxable entity for U.S. federal, state, or foreign income tax purposes. In addition, the Company did not have a written tax-sharing agreement with its Parent. The provision for income taxes and related balance sheet balances reflected in the accompanying Combined Financial Statements are based on the separate return method that is consistent with the asset and liability approach under ASC 740. The separate return method represents a hypothetical income tax computation assuming the Company historically operated as a stand-alone taxable entity filing separate income tax returns. Accordingly, the reported provision for income taxes and related balance sheet balances may not equal the amounts that would have been allocable to the Company under applicable consolidated federal or state tax laws.

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The asset and liability approach under ASC 740 requires the recognition of deferred tax assets and liabilities for differences between the Combined Financial Statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to impact taxable income. In estimating future tax consequences, the Company considers all expected future events other than enactment of changes in tax laws or rates. A valuation allowance is recorded, if necessary, based on available positive and negative evidence, to reduce net deferred tax assets to their realizable values if management does not believe it is more likely than not that the net deferred tax assets will be realized.

The Company follows the provisions of the authoritative guidance from the FASB on accounting for uncertainty in income taxes. These provisions provide a comprehensive model for the recognition, measurement, and disclosure in financial statements of uncertain income tax positions that management has taken or expects to take on an income tax return. Under these provisions, the Company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Assessing an uncertain tax position begins with the initial determination of the sustainability of the position and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Additionally, the Company accrues interest and penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional laws. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in the provision for income taxes.

Government Assistance Transactions. We are party to the U.S. Government Cooperative Agreement (as defined and discussed in more detail below). Under the terms of the U.S. Government Cooperative Agreement, our Rochester facility will establish new sterile fill-finish manufacturing assets capable of processing liquid or lyophilized products requiring Biosafety Level (BSL) 2 containment in order to establish and sustain BSL 2 sterile fill-finish production capacity to create and maintain industrial base capabilities for the national defense.

The Company has concluded that reimbursements it receives pursuant to the U.S. Government Cooperative Agreement, which are further described below, are not within the scope of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) because the U.S. government does not meet the definition of a “customer” as defined by ASC 606. We are instead accounting for the U.S. Government Cooperative Agreement under other guidance including, for elements of the contract for which there is no authoritative guidance under U.S. GAAP, by applying the relevant accounting principles contained in International Accounting Standards (IAS) 20—Accounting for Government Grants and Disclosure of Government Assistance (IAS 20) by analogy.

Under this model, reimbursements we receive from the U.S. government for qualifying capital expenditures meet the definition of grants related to assets as the primary purpose for the reimbursements is to fund the purchase and construction of capital assets to increase production capacity. Under IAS 20, government grants related to assets are presented in the Combined Balance Sheets either by presenting the grant as deferred income or by deducting the grant in arriving at the carrying amount of the asset. Either of these two methods of presentation of grants related to assets in the Combined Balance Sheets are regarded as acceptable alternatives under IAS 20. Reimbursements received prior to the asset being placed into service are recognized as deferred income in the Combined Balance Sheets as either Accounts payable and accrued expenses (for any current portion) or Other liabilities (for any noncurrent portion) when there is reasonable assurance the conditions of the grant will be met and the grant will be received. When the constructed capital assets are placed into service we deduct the grant reimbursement from Property, plant and equipment and the grant income is recognized over the useful life of the asset as a reduction to depreciation expense.

Refer to Note 16. Commitments and Contingencies for additional discussion of this agreement.

Goodwill (Predecessor only). While amortization expense is not recorded on goodwill, goodwill is subject to impairment reviews. An impairment assessment is conducted as of December 31, or more frequently whenever events or changes in circumstances indicated that the asset might be impaired.

The Company performed the goodwill impairment test by estimating the fair value of the reporting units using an income approach that utilizes a discounted cash flow model or, where appropriate, a market approach. Any goodwill impairment charge recognized for a reporting unit is equal to the lesser of: (i) the total goodwill allocated to that reporting unit and (ii) the amount by which that reporting unit’s carrying amount exceeds its fair value.

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Recent Accounting Pronouncements

Recent Accounting Pronouncements Not Yet Adopted at December 31, 2024

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures (ASU 2023-09) to enhance the transparency and decision usefulness of income tax disclosures, primarily related to standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standards update on its Combined Financial Statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40) (ASU 2024-03), which responds to longstanding investor requests for more detailed information about an entity's expenses. ASU 2024-03 requires disclosures about specified categories of expenses—including purchases of inventory, employee compensation, and depreciation and amortization—within certain expense captions presented on the face of the income statement. Additional disclosures about selling expenses will also be required. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively to financial statements issued after the effective date or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of this accounting standards update on its Combined Financial Statements and related disclosures.

From time to time, new accounting guidance is issued by the FASB or other standard setting bodies that is adopted by us as of the effective date or, in some cases where early adoption is permitted, in advance of the effective date. We have assessed the recently issued guidance that is not yet effective and, unless otherwise indicated above, we believe the new guidance will not have a material impact on the Combined Financial Statements and related disclosures.

NOTE 5. INVENTORIES

Inventories, net of applicable reserves, consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Raw materials	$85,270	$91,780
Work-in-process	26,706	27,176
Finished goods	83,311	76,928
Inventories, net	$195,287	$195,884

Inventory in excess of the amount expected to be sold within one year is classified as noncurrent inventory and is not included in the table above. At December 31, 2024 and December 31, 2023, $1.5 million and $0.7 million, respectively, of noncurrent inventory was included in Other assets in the Combined Balance Sheets. The December 31, 2024 noncurrent inventory balance reflects the impact of pushdown accounting, as discussed in more detail in Note 3. Pushdown Accounting. As of December 31, 2024, the reported inventory balances include approximately $12.9 million of remaining unamortized step up in fair value, including $0.1 million classified as long term inventory and classified as Other assets in the Successor Combined Balance Sheet, which will be reflected as Cost of revenue in future periods as the inventory is sold.

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NOTE 6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and Other current assets consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Prepaid expenses	$21,668	$26,910
Advanced deposits	3,664	10,175
Other (1)	2,702	2,484
Total Prepaid expenses and other current assets	$28,034	$39,569

(1)	Other includes contract assets (Refer to Note 13. Contract Assets and Liabilities) and other certain assets. No individual group represents more than 10% of total Prepaid expenses and Other current assets.

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NOTE 7. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net included the following at December 31, 2024 and December 31, 2023 (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Accounts receivable, trade (1)	$189,232	$176,567
Other (2)	24,727	22,892
Total Accounts receivable, net	$213,959	$199,459

(1)	Trade accounts receivable is net of allowances of $0.3 million at December 31, 2024 and $0.1 million at December 31, 2023. Allowances are equal to the estimated uncollectible amounts and current expected credit loss. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

(2)	Other includes receivables in relation to royalties receivable, partnership receivables, value added tax, advances and deposits and general sales tax and other taxes. No individual group represents more than 10% of total accounts receivable.

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consists of the following at December 31, 2024 and December 31, 2023 (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Land and buildings	$144,610	$153,395
Machinery and equipment	173,900	235,868
Leasehold improvements	5,577	8,290
Computer equipment and software	11,747	43,589
Furniture and fixtures	3,671	5,236
Assets under construction	197,540	187,132
Total property, plant and equipment, gross	$537,045	$633,510
Less: accumulated depreciation	(26,026)	(197,048)
Total property, plant and equipment, net	$511,019	$436,462

Depreciation expense was $31.2 million, $12.0 million and $39.3 million for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively. During the Predecessor period January 1, 2024 through April 23, 2024 and the year ended December 31, 2023 (Predecessor), the Company recorded property, plant and equipment impairment charges totaling $2.1 million and $0.5 million, respectively. These charges are included in the Asset impairment charges line item in our Combined Statements of Operations and primarily reflect the write-off of certain property, plant and equipment.

At December 31, 2024 and December 31, 2023, $247.9 million and $226.0 million of the Company’s Property, plant and equipment, net, representing net book amounts, were located in India. At December 31, 2024 and December 31, 2023, there were no other material tangible long-lived assets located outside of the U.S., individually or in the aggregate.

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NOTE 9. LEASES

We have entered into contracts with third parties to lease a variety of assets, including certain real estate, machinery, equipment, automobiles and other assets.

Our leases frequently allow for lease payments that could vary based on factors such as inflation or the degree of utilization of the underlying asset and the incurrence of contractual charges such as those for common area maintenance or utilities.

Renewal and/or early termination options are common in our lease arrangements, particularly with respect to our real estate leases. Our right-of-use assets and lease liabilities generally exclude periods covered by renewal options and include periods covered by early termination options (based on our conclusion that it is not reasonably certain that we will exercise such options).

We were party to certain sublease arrangements, primarily related to our real estate leases, where we acted as the lessee and intermediate lessor. For example, we subleased our Montebello, New York facility through a sublease arrangement that ended in 2024.

The following table presents information about the Company’s right-of-use assets and lease liabilities (in thousands):

		Successor	Predecessor
	Balance Sheet Line Items	December 31, 2024	December 31, 2023
Right-of-use assets:
Operating lease right-of-use assets	Operating lease assets	$3,949	$5,016
Finance lease right-of-use assets	Property, plant and equipment, net	3,822	12,160
Total right-of-use assets		$7,771	$17,176
Operating lease liabilities, excluding amounts classified as Liabilities subject to compromise:
Current operating lease liabilities	Current portion of operating lease liabilities	$1,053	$956
Noncurrent operating lease liabilities	Operating lease liabilities, less current portion	2,880	4,132
Total operating lease liabilities		$3,933	$5,088
Finance lease liabilities, excluding amounts classified as Liabilities subject to compromise:
Current finance lease liabilities	Accounts payable and accrued expenses	$634	$—
Noncurrent finance lease liabilities	Other liabilities	2,794	1,383
Total finance lease liabilities		$3,428	$1,383
Operating and finance leases, amounts classified as Liabilities subject to compromise:
Operating lease liabilities	Liabilities subject to compromise	$—	$200
Finance lease liabilities	Liabilities subject to compromise	—	2,997
Total operating and finance leases classified as Liabilities subject to compromise		$—	$3,197

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The following table presents information about lease costs and expenses and sublease income (in thousands):

		Successor	Predecessor
	Statement of Operations Line Items	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Operating lease cost	Various (1)	$1,172	$486	$926
Finance lease cost:
Amortization of right-of-use assets	Various (1)	$962	$735	$2,458
Interest on lease liabilities	Interest expense, net	$88	$94	$359
Other lease costs and income:
Variable lease costs (2)	Various (1)	$79	$(44)	$(67)
Sublease income	Various (1)	$—	$(204)	$(2,489)

(1)	Amounts are included in the Combined Statements of Operations based on the function that the underlying leased asset supports. The following table presents the components of such aggregate amounts (in thousands):
(2)	Amounts represent variable lease costs incurred that were not included in the initial measurement of the lease liability such as common area maintenance and utilities costs associated with leased real estate and certain costs associated with our automobile leases.

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Cost of revenues	$772	$521	$1,506
Selling, general and administrative	$1,441	$452	$(780)
Research and development	$—	$—	$102

The following table provides the undiscounted amount of future cash flows included in our lease liabilities at December 31, 2024 for each of the five years subsequent to December 31, 2024 and thereafter, as well as a reconciliation of such undiscounted cash flows to our lease liabilities at December 31, 2024 (in thousands):

	Operating Leases	Finance Leases
2025	$1,328	$892
2026	1,334	892
2027	1,312	892
2028	591	296
2029	—	97
Thereafter	—	8,579
Total future lease payments	$4,565	$11,648
Less: amounts representing interest	632	8,220
Present value of future lease payments (lease liabilities)	$3,933	$3,428

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The following table provides the weighted average remaining lease term and weighted average discount rates for our leases:

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Weighted average remaining lease term (years), weighted based on lease liability balances:
Operating leases	3.3 years	4.3 years
Finance leases	33.5 years	33.7 years
Weighted average discount rate (percentages), weighted based on the remaining balance of lease payments:
Operating leases	8.2%	6.4%
Finance leases	8.5%	6.7%

The following table provides certain additional information related to our leases (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash payments for operating leases	$860	$299	$1,190
Operating cash payments for finance leases	$134	$85	$297
Financing cash payments for finance leases	$396	$281	$600

NOTE 10. GOODWILL AND OTHER INTANGIBLES

Goodwill

The Successor has no goodwill balance as of December 31, 2024.

The following table presents changes in the carrying amounts of Predecessor goodwill (in thousands):

	Sterile Injectables	Generic Pharmaceuticals	Total
Goodwill as of December 31, 2022 (Predecessor)	$524,132	$—	$524,132
Goodwill as of December 31, 2023 (Predecessor)	$524,132	$—	$524,132

The carrying amounts of goodwill are net of the following accumulated impairments, if applicable (in thousands):

	Sterile Injectables	Generic Pharmaceuticals	Total
Accumulated impairment losses as of December 31, 2023 (Predecessor)	$2,207,061	$3,142,482	$5,349,543

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Other Intangible Assets

The Company’s intangible assets consist of the following components (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Cost basis:
Indefinite-lived intangibles:
In-process research and development	$29,000	$—
Total indefinite-lived intangibles	$29,000	$—
Finite-lived intangibles:
Tradenames (Predecessor)	—	6,409
Developed technology (Predecessor)	—	2,741,726
Marketed products (weighted average life of 8 years) (Successor)	350,939	—
Licenses (weighted average life of 5 years) (Successor)	69,757	—
Total finite-lived intangibles (weighted average life of 8 years)	$420,696	$2,748,135
Total other intangibles	$449,696	$2,748,135

Accumulated amortization:
Finite-lived intangibles:
Tradenames (Predecessor)	—	(6,409)
Developed technology (Predecessor)	—	(2,505,208)
Marketed products (Successor)	(31,860)	—
Licenses (Successor)	(9,891)	—
Total other intangibles	$(41,751)	$(2,511,617)
Net other intangibles	$407,945	$236,518

As part of pushdown accounting, as of the Effective Date, the Company recognized $693.3 million of other intangible assets to reflect the pushdown of the Parent’s fair value of intangible assets of the Successor, as discussed in Note 3. Pushdown Accounting. The following table summarizes the components of the estimated fair value of identified intangible assets as of April 24, 2024 (dollars in thousands):

	Carrying Amount	Amortization Method	Useful Life Range			Discount Rate Range
Intangible assets subject to amortization
Marketed products	$346,748	Straight-line	3 years	to	9 years	24.1%	to	26.7%
Licenses	69,757	Straight-line		5 years			26.7%
Intangible assets not subject to amortization
In-process research and development	276,826	n/a		n/a		24.8%	to	27.7%
Total identified intangible assets	$693,331

Amortization expense for the Successor period from April 24, 2024 through December 31, 2024 and the Predecessor during January 1, 2024 through April 23, 2024 and year ended December 31, 2023 totaled approximately $41.8 million, $29.2 million and $101.8 million, respectively. Amortization expense is included in Cost of revenues in the Combined Statements of Operations.

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For intangible assets subject to amortization, estimated amortization expense for the five fiscal years subsequent to December 31, 2024 (Successor) is as follows (in thousands):

2025	$61,026
2026	$60,912
2027	$59,617
2028	$59,617
2029	$46,982

Impairments

If applicable, goodwill and indefinite-lived intangible assets are tested for impairment annually, as of December 31, and when events or changes in circumstances indicate that the asset might be impaired.

We estimate the fair values of our reporting units and our intangible assets using an income approach that utilizes a discounted cash flow model.

The discounted cash flow models reflect our estimates of future cash flows and other factors including estimates of future operating performance, including future sales, long-term growth rates, gross margins, operating expenses, discount rates, and the probability of technical and regulatory success. These assumptions are based on significant inputs and judgments not observable in the market, and thus represent Level 3 measurements within the fair value hierarchy. The discount rates used in the determination of fair value reflect our judgments regarding the risks and uncertainties inherent in the estimated future cash flows and may differ over time depending on the risk profile of the particular assets and other market factors. We believe the discount rates and other inputs and assumptions are consistent with those a market participant would use. Any impairment charges resulting from annual or interim goodwill and intangible asset impairment assessments are recorded to Asset impairment charges in our Combined Statements of Operations.

Annual Indefinite-Lived Intangible Impairment Tests

The Company completed its annual long-term plan update during the fourth quarter 2024. The Company’s long term plan is used to complete the Company’s annual indefinite-lived intangible asset impairment tests as of December 31. In connection with the 2024 long-term plan update, the Company, at the request of its Board of Directors, commissioned a third-party to assess the Generic Pharmaceuticals and Sterile Injectables pipeline development programs and related operational capabilities. The long-term plan incorporated the output from this assessment which included, but was not limited to, updates in assumptions regarding probability of technical and regulatory success, the timing of future product launches and the competitive landscape that may exist at the time of launch and the estimated costs to develop and/or manufacture the pipeline products. In addition, the long-term plan reflects the Company’s decision to terminate certain pipeline development programs that were no longer considered viable. The discount rates used for these annual tests ranged from 25% and 28%. As a result of the tests, the Company determined that the carrying amount of certain indefinite-lived assets exceeded their fair value; therefore, the Company recorded a pre-tax non-cash impairment charge of $243.6 million during the fourth quarter of 2024.

The discount rate is a key assumption when determining the estimated fair value of the Company’s pipeline products. In evaluating the reasonableness of the assumed discount rates, the Company considers all available information, including, but not limited to: (i) the proximity to recent valuations, such as those performed on the Effective Date; (ii) a market participants perception of risk related to pre-launch pharmaceutical assets; and (iii) the Company’s current estimated business enterprise value as compared to recent data points, such as its initial reorganization value. The Company believes the discount rates are reasonable and reflective of an internal rate of return that a market participant would expect to achieve in light of the inherent risk of these assets in development.

Annual Goodwill Impairment Tests

The Company performed its annual goodwill impairment test as of December 31, 2023. For the purposes of these annual tests, the Company had only one reporting unit with goodwill: Sterile Injectables. The discount rate used for the Sterile Injectables reporting unit in this annual test was 14.5%. Based on the results of the December 31, 2023 annual test, the Company concluded that the carrying amount of the Sterile Injectables reporting unit did not exceed the fair value, and as such, the Company did not record a goodwill impairment charge.

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Other Intangible Asset Impairments

With respect to other intangible assets, we did not record an asset impairment charge during the Successor period, the Predecessor period January 1, 2024 through April 23, 2024 or the year ended December 31, 2023.

NOTE 11. FAIR VALUE MEASUREMENTS

Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments

The financial instruments recorded in the Combined Balance Sheets include restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and acquisition-related contingent consideration. Due to their initial maturities, the carrying amounts of restricted cash and cash equivalents (including money market funds), accounts receivable, accounts payable and accrued expenses approximate their fair values.

Restricted Cash and Cash Equivalents

The following table presents restricted cash and cash equivalent balances (in thousands):

		Successor	Predecessor
	Balance Sheet Line Items	December 31, 2024	December 31, 2023
Restricted cash (1)	Restricted cash	$200	$200

(1)	The amount at December 31, 2024 and December 31, 2023 are classified as current assets in the Combined Balance Sheets as the potential for, and timing of, future claims and/or payment is unknown and could result in distributions within the next twelve months.

Acquisition-Related Contingent Consideration

The fair value of contingent consideration liabilities is determined using unobservable inputs; hence, these instruments represent Level 3 measurements within the above-defined fair value hierarchy. These inputs include the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at current fair value with changes recorded in earnings. The estimates of fair value are uncertain and changes in any of the estimated inputs used as of the date of this report could have resulted in significant adjustments to fair value. See the “Recurring Fair Value Measurements” section below for additional information on acquisition-related contingent consideration.

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Recurring Fair Value Measurements

The financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

	Successor
	Fair Value Measurements at December 31, 2024 using:
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Liabilities:
Acquisition-related contingent consideration—current	$—	$—	$700	$700

	Predecessor
	Fair Value Measurements at December 31, 2023 using:
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Liabilities:
Acquisition-related contingent consideration (1)	$—	$—	$1,000	$1,000

(1)	At December 31, 2023, the Predecessor’s liabilities for acquisition-related contingent consideration, which are governed by executory contracts and recorded at the expected amount of the total allowed claim, were classified within Liabilities subject to compromise in the Combined Balance Sheets. The relevant executory contracts were assumed and assigned to the Company and recognized at fair value on the Effective Date and as of December 31, 2024 and classified as current or noncurrent as of December 31, 2024 based on the anticipated timing of payment of such obligations.

Fair Value Measurements Using Significant Unobservable Inputs

The following tables present changes to the liability for acquisition-related contingent consideration, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023 (1)
Beginning of period	$700	$1,000	$2,300
Amounts settled	(699)	—	(1,209)
Changes in fair value recorded in earnings	699	(300)	(91)
End of period	$700	$700	$1,000

(1)	At December 31, 2023 and 2022, the Predecessor’s liabilities for acquisition-related contingent consideration, which are governed by executory contracts and recorded at the expected amount of the total allowed claim, were classified within Liabilities subject to compromise in the Combined Balance Sheets.

At December 31, 2024, the fair value measurement of the contingent consideration obligation was determined using a risk-adjusted discount rate of 8.9%. Changes in fair value recorded in earnings related to acquisition-related contingent consideration are included in our Combined Statements of Operations as Other (Income) Expense, net (refer to Note 19. for additional information).

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Nonrecurring Fair Value Measurements

Property, plant and equipment, goodwill and other intangible assets have been and may in the future be subject to nonrecurring fair value measurement for the evaluation of potential impairment.

The Company’s financial assets and liabilities measured at fair value on a nonrecurring basis were as follows (in thousands):

				Total Expense for the
				Successor period
	Fair Value Measurements during the Successor Year			from April 24, 2024
	Ended December 31, 2024 (1) using:			through December 31,
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	2024
Intangible assets, excluding goodwill (2)	$—	$—	$29,000	$243,635

(1)	The fair value amounts are presented as of the date of the fair value measurement as these assets are not measured at fair value on a recurring basis. Such measurements generally occur in connection with the Company’s financial reporting close procedures.

(2)	These fair value measurements were determined using a risk-adjusted discount rates ranging from 25% to 27% (weighted average rate of approximately 26.2%, weighted based on relative fair value).

During the periods covered by these financial statements, nonrecurring fair value measurements, which related to certain property, plant and equipment, were not material.

NOTE 12. LICENSE, COLLABORATION AND ASSET ACQUISITION AGREEMENTS

We have entered into certain license, collaboration and asset acquisition agreements with third parties. Generally, these agreements require us to share in the costs of developing, manufacturing, commercializing and/or selling product candidates and/or products with third parties, who in turn grant us marketing rights for such product candidates and/or products. Under these agreements we are generally required to: (i) make upfront payments and/or other payments upon successful completion of regulatory, sales and/or other milestones and/or (ii) pay royalties on sales and/or other costs arising from these agreements. We have also, from time to time, entered into agreements to directly acquire certain assets from third parties.

Nevakar Agreements

In May 2022, Endo International plc announced that it had entered into an agreement to acquire six development-stage RTU injectable product candidates from Nevakar Injectables, Inc., a subsidiary of Nevakar, Inc., for an upfront cash payment of $35.0 million (the 2022 Nevakar Agreement). The acquisition closed during the second quarter of 2022. The acquired set of assets and activities did not meet the definition of a business. As a result, Endo International plc accounted for the transaction as an asset acquisition. Upon closing, the upfront payment was recorded as Acquired in-process research and development in the Combined Statements of Operations.

The product candidates, which relate to the Sterile Injectables segment, are in various stages of development. The first commercial launch is expected in 2025; however, there can be no assurance this will occur within this timeframe or at all. With this acquisition, the Company will control all remaining development, regulatory, manufacturing and commercialization activities for the acquired product candidates.

In August 2022, within the ongoing bankruptcy proceedings, Endo International plc and/or its subsidiaries filed an adversary proceeding (the Nevakar Litigation) against Nevakar, Inc. and Nevakar Injectables Inc. (collectively, Nevakar) to enforce: (i) a 2018 development, license and commercialization agreement (the 2018 Nevakar Agreement) and (ii) the 2022 Nevakar Agreement. In September 2022, Nevakar filed counterclaims against the Endo International plc and/or its subsidiaries. In December 2022, Endo International and/or its subsidiaries and Nevakar reached a settlement with respect to the Nevakar Litigation (the Nevakar Settlement) subject to Bankruptcy Court approval. The Nevakar Settlement provided for the amendment (the Nevakar Amendment) of the 2018 Nevakar Agreement to revoke the Endo International plc’s and/or its subsidiaries license of two products covered by the 2018 Nevakar Agreement, modify Endo International plc’s and/or its subsidiaries license to the remaining three products covered by the 2018 Nevakar Agreement to reduce the royalty owed to Nevakar, terminate any obligations of Endo International plc and/or its subsidiaries to make payments to Nevakar upon achievement of contingent milestones and eliminate Nevakar’s ability to terminate the remaining licenses for Endo International plc’s and/or its subsidiaries breach or material breach. The Nevakar Settlement also provided that Endo International plc and/or its subsidiaries and Nevakar would agree to a mutual release of certain claims under both the 2018 Nevakar Agreement and the 2022 Nevakar Agreement. The Nevakar Settlement was approved by the Bankruptcy Court in January 2023. The Nevakar Settlement had no effect on the Combined Financial Statements in 2023.

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In the first quarter of 2023, Endo International plc concluded that the Nevakar Amendment met the definition of a nonmonetary exchange. The Nevakar Amendment did not result in the sale or acquisition of additional rights by Endo International plc and/or its subsidiaries. Endo International plc determined that the estimated value of the product rights revoked is approximately equal to the estimated reduction in the future royalty costs associated with the three products retained. There was no carrying value associated with the revoked product rights as the associated payments to Nevakar were previously expensed as Acquired in-process research and development. Based on these factors, the Nevakar Amendment had no effect on the Combined Financial Statements for the year ended December 31, 2023.

NOTE 13. CONTRACT ASSETS AND LIABILITIES

Our revenue consists almost entirely of sales of our products to customers, whereby we ship products to a customer pursuant to a purchase order. Revenue contracts such as these do not generally give rise to contract assets or contract liabilities because: (i) the underlying contracts generally have only a single performance obligation and (ii) we do not generally receive consideration until the performance obligation is fully satisfied. At December 31, 2024, the unfulfilled performance obligations for these types of contracts relate to ordered but undelivered products. We generally expect to fulfill the performance obligations and recognize revenue within one week of entering into the underlying contract. Based on the short-term initial contract duration, additional disclosure about the remaining performance obligations is not required.

Certain of our other income-generating contracts, including license and collaboration agreements, may result in contract assets and/or contract liabilities. For example, we may recognize contract liabilities upon receipt of certain upfront and milestone payments from customers when there are remaining performance obligations.

The following table shows the opening and closing balances of contract assets and contract liabilities from contracts with customers (dollars in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Contract assets (1)	$11,728	$11,387

(1)	At December 31, 2024 and December 31, 2023, approximately $2.4 million and $2.1 million, respectively, of these contract asset amounts are classified as current and are included in Prepaid expenses and other current assets in the Company’s Combined Balance Sheets. The remaining amounts are classified as noncurrent and are included in Other assets.

NOTE 14. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses included the following at December 31, 2024 and December 31, 2023 (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Trade accounts payable	$44,611	$48,831
Returns and allowances	59,946	73,473
Rebates	23,773	26,027
Other sales deductions	14,382	13,721
Accrued payroll and related benefits	24,601	28,509
Accrued royalties and other distribution partner payables	14,193	29,675
Acquisition-related contingent consideration—current	700	—
Other (1)	14,820	16,796
Total	$197,026	$237,032

(1)	Other amounts include a wide variety of accrued expenses, including value added taxes, other general and administrative expenses, and research and development expenses. No individual group represents more than 5% of total accounts payable and accrued expenses.

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The decrease in the Returns and allowances and Rebates accruals are primarily due to changes in gross sales and customer mix, as well as other factors. The decrease in the Other accrued expense category is primarily a result of timing of payments.

The amounts in the table above at December 31, 2023 do not include amounts classified as Liabilities subject to compromise in the Predecessor Combined Balance Sheets. Refer to Note 2. Effectiveness of the Plan of Reorganization for additional information about Liabilities subject to compromise.

NOTE 15. OTHER LIABILITIES

Other liabilities consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Noncurrent deferred revenue	$57,074	$44,624
Noncurrent finance lease liabilities	2,794	1,383
Other	6,222	20,838
Total Other liabilities	$66,090	$66,845

The amounts in the table above at December 31, 2023 do not include amounts classified as Liabilities subject to compromise in the Predecessor Combined Balance Sheets. Refer to Note 2. Effectiveness of the Plan of Reorganization for additional information about Liabilities subject to compromise.

NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company and Parent have commitments and contingencies that may result in future expenses. Unless otherwise specified, the following relate to Parent matters as of the periods presented.

Manufacturing, Supply and Other Service Agreements

The Company’s subsidiaries contract with various third-party manufacturers, suppliers and service providers to provide raw materials used in our subsidiaries’ products and semi-finished and finished goods, as well as certain packaging, labeling services, customer service support, warehouse and distribution services. If, for any reason, we are unable to obtain sufficient quantities of any of the finished goods or raw materials or components required for our products or services needed to conduct our business, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition to the manufacturing and supply agreements described above, we have agreements with various companies for clinical development and certain other services. Although we have no reason to believe that the parties to these agreements will not meet their obligations, failure by any of these third parties to honor their contractual obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows.

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U.S. Government Cooperative Agreement

In November 2021, Endo International plc and/or certain subsidiaries entered into a cooperative agreement with the U.S. Department of Defense (“DoD”), pursuant to an interagency agreement with HHS whereby the DoD provided contracting support to HHS during the COVID-19 pandemic. The cooperative agreement with the DoD concluded in the third quarter of 2023 and a new cooperative agreement with HHS, containing substantially the same terms, was simultaneously executed (the “U.S. Government Cooperative Agreement”). The U.S. Government Cooperative Agreement and the relationship with HHS was transitioned to Endo, Inc. and/or certain of its subsidiaries. The purpose of the U.S. Government Cooperative Agreement is to expand the Sterile Injectables segment’s fill-finish manufacturing production capacity and capabilities at the Company’s Rochester, Michigan facility to support the U.S. government’s national defense efforts regarding production of critical medicines advancing pandemic preparation. The U.S. Government Cooperative Agreement is part of the U.S. government’s efforts, authorized under the Defense Production Act, to address potential vulnerabilities in critical product supply chains and strengthen the advancement of domestic manufacturing capabilities critical to the national defense, including essential medicines production.

Under the terms of the U.S. Government Cooperative Agreement, the Rochester facility is to establish new sterile fill-finish manufacturing assets capable of processing liquid or lyophilized products requiring Biosafety Level (“BSL”) 2 containment to establish and sustain BSL 2 sterile fill-finish production capacity to create and maintain industrial base capabilities for the national defense. Certain qualifying costs are eligible for reimbursement by the U.S. government under a cost share arrangement, generally within 30 days of us submitting requests for reimbursement. The Company must generally incur the costs before subsequently seeking reimbursement of qualifying costs from the U.S. government. Amounts reimbursed are subject to audit and may be recaptured by the U.S. government in certain circumstances.

Construction is currently in progress and all amounts relate entirely to the Company. During the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the year ended December 31, 2023 (Predecessor), the Company incurred costs of approximately $14.6 million, $6.1 million and $52.9 million, respectively, associated with the U.S. Government Cooperative Agreement. The following table summarizes certain information about the activity under the U.S. Government Cooperative Agreement at December 31, 2024 and December 31, 2023 (dollars in thousands):

	Successor	Predecessor
	2024	2023
Cumulative grant proceeds received to reimburse asset construction	$77,267	$58,032
Capex reimbursement receivable, included in Accounts receivable, net	289	5,514
Cumulative amounts applied against assets placed in service (1)	(20,482)	(18,922)
Total deferred grant income (2)	$57,074	$44,624

Assets under construction, gross	$74,396	$58,359
Assets placed in service, gross	26,950	24,898
Endo's portion of costs included in Property, plant and equipment, net	(23,790)	(19,711)
Cumulative amounts applied against assets placed in service (1)	(20,482)	(18,922)
Total deferred grant income (2)	$57,074	$44,624

(1)	Portions of the facility constructed under the U.S. Government Cooperative Agreement, including machinery and equipment, have been placed into service. Consistent with our policy election, discussed in Note 4. Summary of Significant Accounting Policies, the Company deducted the corresponding grant reimbursement from Property, plant and equipment, net when the asset was placed in service.

(2)	These balances represent the reimbursable portion of costs included in assets under construction included in Other liabilities in the Combined Balance Sheets.

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Approximately $0.5 million, $0.6 million and $1.3 million have been charged to expense, including depreciation for assets placed into service, during the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the year ended December 31, 2023 (Predecessor), respectively, with the majority of such expense included within Selling, general and administrative expenses and Cost of revenues in our Combined Statements of Operations. During the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024 and the year ended December 31, 2023 (Predecessor), these amounts are net of reimbursements of approximately $1.4 million, $1.9 million and $4.1 million, respectively.

It is estimated that approximately ninety percent of our expected capital expenditures related to this agreement, as well as the corresponding reimbursements from the U.S. government, have occurred through December 31, 2024. While the Company is progressing facility readiness, there can be no assurance this will occur.

The new sterile fill-finish manufacturing assets are aimed to support future commercial operations, subject to the U.S. government’s conditional priority access and certain preferred pricing obligations under the U.S. Government Cooperative Agreement. The U.S. government will have conditional priority access to the facility for an initial period of ten years from the completion of the expansion project, which could be extended in the future after good-faith negotiation and on commercially reasonable terms and conditions. Specifically, the U.S. government (or a third-party U.S. government supporting entity) will have priority access to utilize the new sterile fill-finish manufacturing assets for the production of a medical countermeasure if a determination is made in writing by the Secretary of HHS that the priority access is needed to respond to a disease, health condition or other threat to the public health that causes a public health emergency or a credible risk of such an emergency. The U.S. Government Cooperative Agreement also contemplates the establishment of separate supply agreements to be negotiated in good faith on mutually-acceptable commercially reasonable terms. Refer to Note 4. Summary of Significant Accounting Policies for additional information about our accounting for the U.S. Government Cooperative Agreement.

Legal Proceedings and Investigations

The Company, Endo, Inc. and certain of its subsidiaries as well as Endo International plc and certain of its subsidiaries, including certain Debtors, are involved in various claims, legal proceedings and internal and governmental investigations (collectively, proceedings) arising from time to time, including, among others, those relating to product liability, intellectual property, regulatory compliance, consumer protection, tax and commercial matters. An adverse outcome in certain proceedings described herein could have a material adverse effect on our business, financial condition, results of operations and cash flows. Endo, Inc. and certain of its subsidiaries are also subject to a number of matters that are not being disclosed herein because, in the opinion of our management, these matters are immaterial both individually and in the aggregate with respect to our financial position, results of operations and cash flows.

As further discussed in Note 2. Effectiveness of the Plan of Reorganization, on the Petition Date, certain of the Debtors filed voluntary petitions for relief under the Bankruptcy Code. Certain additional Debtors filed voluntary petitions for relief under the Bankruptcy Code on May 25, 2023 and May 31, 2023. Under the Bankruptcy Code, third-party actions to collect prepetition indebtedness owed by the Debtors, as well as most litigation pending against the Debtors as of the Petition Date were generally subject to an automatic stay. Such automatic stay remained in place until the Effective Date, at which point claims against the Debtors were discharged and channeled to the applicable trusts in accordance with the Plan.

Endo, Inc. believes that certain settlements and judgments, as well as legal defense costs, are or may be covered in whole or in part under our insurance policies with a number of insurance carriers. In certain circumstances, insurance carriers reserve their rights to contest or deny coverage. Amounts recovered under our insurance policies could be materially less than stated coverage limits and may not be adequate to cover damages, other relief and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims in the amounts expected or that coverage will otherwise be available. Even where claims are submitted to insurers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge our right to reimbursement in whole or in part. Accordingly, receivables with respect to amounts due will be recorded under these policies only when the realization of the potential claim for recovery is considered probable.

The Company, Endo, Inc. and/or certain of its subsidiaries may not have and may be unable to obtain or maintain insurance on acceptable terms or with adequate coverage against potential liabilities or other losses, including costs, judgments, settlements and other liabilities incurred in connection with current or future legal proceedings, regardless of the success or failure of the claim. Additionally, the Company, Endo, Inc. and/or certain of its subsidiaries may be limited by the surviving insurance policies of acquired entities, which may not be adequate to cover potential liabilities or other losses. Even where claims are submitted to insurance carriers for defense and indemnity, there can be no assurance that the claims will be covered by insurance or that the indemnitors or insurers will remain financially viable or will not challenge our right to reimbursement in whole or in part. The failure to generate sufficient cash flow or to obtain other financing could affect our ability to pay amounts due under those liabilities not covered by insurance. Additionally, the nature of our business, the legal proceedings to which the Company, Endo, Inc. and/or certain of its subsidiaries are exposed and any losses they suffer may increase the cost of insurance, which could impact our decisions regarding our insurance programs.

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Pursuant to the Plan, on the Effective Date thereof, all persons (subject to limited exceptions) who had or may have had in the future claims based on, arising out of, attributable to or in any way connected with certain specified Debtor insurance policies (“Specified Policies”), including those that may provide coverage for the claims that were filed against the Debtors, were enjoined from taking any action to collect, recover or receive payment with respect to any such claims. The foregoing injunction does not preclude the General Unsecured Creditors Trust (“GUC Trust”) from pursuing any claim based on, arising under or attributable to the Specified Policies or any claim that may exist under any Specified Policy against the insurer(s) thereof. The rights under the Specified Policies were effectively transferred to the GUC Trust and the Company, Endo, Inc. and/or certain of its subsidiaries do not have the right to pursue claims against such policies.

As of December 31, 2024, the Parent’s accrual for loss contingencies of approximately $7.4 million represents the unpaid portion of the settlement consideration payable under the Debtors’ settlement with the FCR, which Endo, Inc. assumed on the Effective Date. As of December 31, 2023, Endo International plc had an accrual for loss contingencies of $2,431.5 million, the most significant components of which related to: various opioid-related matters as further described herein. Although there is a possibility that a loss in excess of the amount recognized exists, the Parent is unable to estimate the possible loss or range of loss in excess of the amount recognized at the time. As of December 31, 2023, Endo International plc’s entire accrual for loss contingencies was classified as Liabilities subject to compromise in the Parent’s Consolidated Balance Sheets and recorded at the expected allowed claim amount, even if they were ultimately settled for different amounts. As noted above, pursuant to the Plan, on the Effective Date thereof, all such claims against the Debtors were discharged and channeled to the applicable trusts.

As part of the Chapter 11 Cases, persons and entities believing that they have claims or causes of action against the Debtors, including litigants, were instructed to file proofs of claim evidencing such claims. On April 3, 2023, the Bankruptcy Court entered the Bar Date Order, as subsequently amended on June 23, 2023 and July 14, 2023, setting July 7, 2023 as the general bar date (“deadline”) for persons and non-governmental entities to file proofs of claim against the Debtors. The Bankruptcy Court also set May 31, 2023 as the bar date for governmental entities to file claims other than certain claims relating to opioids against the Debtors. Certain claims, including most governmental claims relating to opioids, were subject to separate bar date procedures as set forth in more detail in the Bar Date Order.

At the Debtors’ request, the Bankruptcy Court appointed the FCR in the Chapter 11 Cases. As further described in the applicable Bankruptcy Court filings, the FCR represents the rights of individuals who may in the future assert one or more personal injury claims against the Debtors or a successor of the Debtors’ businesses relating to the Debtors’ opioid or transvaginal surgical mesh products, but who could not assert such claims in the Chapter 11 Cases because, among other reasons, such individuals were unaware of the alleged injury, had a latent manifestation of the alleged injury or were otherwise unable to assert or incapable of asserting claims based on the alleged injury. Although the FCR was initially appointed to represent the rights of individuals who may in the future assert one or more personal injury claims against the Debtors or a successor of the Debtors’ businesses relating to the Debtors’ ranitidine products, in August 2023 the Bankruptcy Court entered an order terminating the FCR’s appointment with respect to claims relating to the Debtors’ ranitidine products.

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Opioid-Related Matters

Since 2014, multiple U.S. states as well as other governmental persons or entities and private plaintiffs in the U.S. and Canada have filed suit against Endo International plc and/or certain of its subsidiaries, including EHSI, Endo Pharmaceuticals Inc. (EPI), Par Pharmaceutical, Inc. (PPI), Par Pharmaceutical Companies, Inc. (PPCI), Endo Generics Holdings, Inc. (EGHI), Vintage Pharmaceuticals, LLC, Generics Bidco I, LLC, DAVA Pharmaceuticals, LLC, Par Sterile Products, LLC (“PSP LLC”) and in Canada, Paladin Labs Inc. (PLI) and Endo Ventures Unlimited (“EVU”), as well as various other manufacturers, distributors, pharmacies and/or others, asserting claims relating to the defendants’ alleged sales, marketing and/or distribution practices with respect to prescription opioid medications, including certain of Endo International plc’s subsidiaries products. Prior to the Effective Date of the Plan, pending cases against the Debtors in the U.S. of which the Debtors were aware included, but are not limited to, approximately 15 cases filed by or on behalf of states; approximately 2,570 cases filed by counties, cities, Native American tribes and/or other government-related persons or entities; approximately 310 cases filed by hospitals, health systems, unions, health and welfare funds or other third-party payers and approximately 220 cases filed by individuals, including, but not limited, to legal guardians of children born with neonatal abstinence syndrome. Certain of the U.S. cases were putative class actions. The Canadian cases included an action filed by British Columbia on behalf of a proposed class of all federal, provincial and territorial governments and agencies in Canada that paid healthcare, pharmaceutical and treatment costs related to opioids; an action filed in Alberta on behalf of a proposed class of all local or municipal governments in Canada; an action filed in Saskatchewan on behalf of a proposed class of all First Nations communities and local or municipal governments in Canada; and three additional putative class actions, filed in British Columbia, Ontario and Quebec, seeking relief on behalf of Canadian residents who were prescribed and/or consumed opioid medications. Pursuant to the Plan, on the Effective Date thereof, all such cases against the Debtors were discharged and channeled to the applicable trusts.

The complaints in the cases that were pending as against the Debtors prior to the Effective Date of the Plan asserted a variety of claims, including but not limited to statutory claims asserting violations of public nuisance, consumer protection, unfair trade practices, racketeering, Medicaid fraud and/or drug dealer liability laws and/or common law claims for public nuisance, fraud/misrepresentation, strict liability, negligence and/or unjust enrichment. The claims were generally based on alleged misrepresentations and/or omissions in connection with the sale and marketing of prescription opioid medications and/or alleged failures to take adequate steps to identify and report suspicious orders and to prevent abuse and diversion. Plaintiffs sought various remedies including, without limitation, declaratory and/or injunctive relief; compensatory, punitive and/or treble damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees, costs and/or other relief. The damages sought exceeded Endo International plc’s applicable insurance.

Many of the U.S. cases were coordinated in a federal multidistrict litigation (MDL) pending in the U.S. District Court for the Northern District of Ohio; however, in April 2022, the Judicial Panel on Multidistrict Litigation issued an order suggesting that, based on the progress of the MDL, it would no longer transfer new cases filed in or removed to federal court to the MDL. Other cases were pending in various federal or state courts. Following the Petition Date, litigation activity against Endo International plc and its subsidiaries ceased in nearly all pending cases as a result of the automatic stay and a November 2022 preliminary injunction order issued by the Bankruptcy Court. In February 2024, the Bankruptcy Court extended the preliminary injunction through and including June 30, 2024. A similar cessation of litigation activity was in place in Canada. Pursuant to the Plan, on the Effective Date thereof, such litigation activity as against the Debtors was discharged and channeled to the applicable trusts.

In June 2020, the New York State Department of Financial Services (DFS) commenced an administrative action against Endo International plc, EPI, EHSI, PPI and PPCI alleging violations of the New York Insurance Law and New York Financial Services Law. In July 2021, DFS filed an amended statement of charges. The amended statement of charges alleged that fraudulent or otherwise wrongful conduct in the marketing, sale and/or distribution of opioid medications caused false claims to be submitted to insurers. DFS sought civil penalties for each allegedly fraudulent prescription as well as injunctive relief. In July 2021, EPI, EHSI, PPI and PPCI, among others, filed a petition in New York state court seeking to prohibit DFS from proceeding with its administrative enforcement action. In December 2021, DFS filed a motion to dismiss that petition, which the court granted in June 2022. Endo International’s subsidiaries, among others, appealed that ruling in July 2022. Both the appeal and the DFS administrative matter were stayed following commencement of the Chapter 11 Cases and have since been discharged and channeled following the Effective Date of the Plan.

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Between 2019 and the Petition Date, Endo International plc and/or certain of its subsidiaries executed a number of settlement agreements to resolve governmental opioid claims brought by certain states, counties, cities and/or other governmental entities. Certain related developments include, but are not limited to, the following:

•	In September 2019, EPI, EHSI, PPI and PPCI executed a settlement agreement with two Ohio counties providing for payments made by the Parent totaling $10 million and up to $1 million of VASOSTRICT® and/or ADRENALIN®. The settlement amount was paid by the Parent during the third quarter of 2019.
•	In January 2020, EPI and PPI executed a settlement agreement with the state of Oklahoma providing for a payment made by the Parent of $8.75 million. The settlement amount was paid during the first quarter of 2020.
•	In August 2021, EPI, EHSI, nine counties in eastern Tennessee, eighteen municipalities within those counties and a minor individual executed a settlement agreement providing for a payment by the Parent of $35 million. The settlement amount was paid during the third quarter of 2021.
•	In September 2021, Endo International plc, EPI, EHSI, PPI and PPCI executed a settlement agreement with the state of New York and two of its counties providing for a payment of $50 million. The settlement amount was paid by the Parent during the third quarter of 2021.
•	In October 2021, EPI and EHSI executed a settlement agreement with the Alabama Attorney General’s office intended to resolve opioid-related cases and claims of the state and other Alabama governmental persons and entities in exchange for a total payment of $25 million, subject to certain participation thresholds. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.
•	In December 2021, Endo International plc, EPI, EHSI, PPI and PPCI executed a settlement agreement with the Texas Attorney General’s office and four Texas counties intended to resolve opioid-related cases and claims of the state and other Texas governmental persons and entities in exchange for a total payment of $63 million, subject to certain participation thresholds. The settlement amount was deposited by the Parent into a QSF during the first quarter of 2022.
•	In March 2022, EPI, EHSI and PPI executed a settlement agreement with the West Virginia Attorney General’s office intended to resolve opioid-related cases and claims of the state and other West Virginia governmental persons and entities in exchange for a total payment of $26 million, subject to certain participation thresholds. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.
•	In July 2022, EPI, EHSI, PPI and PPCI executed a settlement agreement with the City and County of San Francisco providing for an initial payment of $5 million and subsequent payments of $500,000 a year over ten years. The settlement amount was not paid as of the Petition Date and such claims were resolved pursuant to the Plan.

While the specific terms of the agreements vary, each agreement was solely by way of compromise and settlement and was not in any way an admission of wrongdoing, fault or liability of any kind by Endo International or any of its subsidiaries. Certain settlement agreements provided for the creation of QSFs, the repayment of some or all of the settlement amount under certain conditions and/or additional payments in the event certain conditions were met. Depending on the terms of the respective agreements, funds deposited in QSFs may have been considered restricted cash and/or restricted cash equivalents for a period of time subsequent to the initial funding. Distribution of funds from the QSFs was conditioned upon certain criteria that vary by agreement.

Certain of the settlement agreements described above provided for injunctive relief. The RSA also provided for certain voluntary injunctive terms that bound the Debtors during the course of the bankruptcy proceedings and were intended to apply to any purchaser of our opioid business in conjunction with the bankruptcy proceedings. The Bankruptcy Court also approved certain injunctive terms in connection with its November 2022 preliminary injunction against the continued litigation of opioid actions brought by public plaintiffs. These voluntary injunctive terms were updated and amended in the Plan and binds Endo, Inc. and certain of its subsidiaries’ business following the Effective Date.

The Plan provided for the establishment by the Debtors of opioid trusts, and other forms of funding, for the benefit of certain public, tribal and private present and future opioid claimants in exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc, its subsidiaries and affiliated entities and persons. In particular, under the Plan, the opioid trusts would be funded over a period of ten years (subject to prepayment mechanics), with up to a total of approximately $613 million to be distributed to eligible claimants, and the opioid school district recovery trust would be funded, over a period of two years, with up to $3 million to be distributed to public school districts that elect to participate in such initiative. As previously noted, on the Effective Date, where a prepayment option was available, the various opioid trusts were funded in an aggregate amount equal to approximately $446 million. Under the public claimant opioid trust, states that previously entered into settlement agreements and received payments from us may elect to participate in the trust. In doing so, those states would agree to return the amounts previously received under the prior settlement agreement(s), net of the amounts allocated to them by the trust, and would receive in return a release from any claim for the return of settlement funds under the applicable section of the Bankruptcy Code. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the opioid trusts and the opioid school district recovery trust (including the trusts for certain future opioid claimants) contemplated under the Plan occurred. In connection therewith, the applicable opioid claims against the Debtors were discharged and channeled to such trusts and/or otherwise administered in accordance with the Plan.

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Although the opioid trusts and opioid school district recovery trust were initially contemplated to be funded by the Purchaser in connection with the stand-alone Sale, and not by the Parent or any of its subsidiaries, the Parent previously concluded that these funding amounts, which are now reflected in the Plan, represent Endo International plc’s best estimate of the allowed claims related to the contingencies associated with various opioid claims against Endo International plc and its subsidiaries. As such, during the third quarter of 2022, certain subsidiaries of Endo International plc recorded charges of approximately $419 million to adjust the aggregate opioid liability accrual to approximately $550 million based on the terms set forth in the public opioid trust term sheet attached to the original RSA. In March 2023, the Ad Hoc First Lien Group (and Purchaser) reached certain resolutions in principle with both the UCC and opioid claimants' committee (the OCC) appointed in the Chapter 11 Cases and certain ad hoc groups of debtholders. These resolutions, documented in the stipulation filed with the Bankruptcy Court on March 24, 2023, were supported by the Debtors. The resolutions include, among other things, a $34 million increase to the funding amount for the voluntary private opioid trust. In addition, the Ad Hoc First Lien Group agreed to a $15 million increase to the funding amount for the voluntary public opioid trust. As a result of the agreement to increase the funding amount for the voluntary private opioid trust certain subsidiaries of Endo International plc recorded an additional charge of $34 million in the fourth quarter of 2022 to increase its aggregate opioid liability accrual to approximately $584 million. In the first quarter of 2023, certain subsidiaries of Endo International plc recorded an additional charge of $15 million to increase its aggregate opioid liability accrual to approximately $599 million. On July 13, 2023, the Purchaser and the FCR filed with the Bankruptcy Court both a term sheet for a resolution among such parties (the FCR Term Sheet) and an amended term sheet for the voluntary private opioid trust. The resolution with the FCR provides that, in exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc and its affiliates, the Purchaser will agree to fund a trust of $11.5 million to be established for the benefit of certain future opioid claimants. The amended term sheet for the voluntary private opioid trust provides for a $0.5 million increase to the funding amount for the voluntary private opioid trust. Accordingly, certain subsidiaries of Endo International plc recorded an additional charge of $12 million in the second quarter of 2023 to increase its aggregate opioid liability to approximately $611 million. In August 2023, the Purchaser and an ad hoc group of public school district creditors (the Public School District Creditors) filed with the Bankruptcy Court a term sheet for a resolution among such parties. In exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc and its affiliates, the Purchaser will agree to fund an opioid school district recovery trust up to $3 million for the purpose of funding opioid abuse/misuse abatement or remediation programs to be implemented by the Public School District Creditors. In September 2023, the Purchaser and the Canadian Provinces filed with the Bankruptcy Court a term sheet for a resolution among such parties. In exchange for certain releases to be provided to (among others) the Purchaser and Endo International plc and its affiliates, the Purchaser will agree to fund a voluntary trust of approximately $7 million to be established for the benefit of the Canadian Provinces. Accordingly, the Parent recorded an additional charge of approximately $10 million in the third quarter of 2023 to increase the Parent’s aggregate opioid liability to approximately $621 million. In December 2023, in connection with the Plan, state opioid claimants agreed to decrease the gross amount of the initial public opioid trust settlement by approximately $5 million in exchange for certain prepayment rights. In February 2024, the resolutions reached with the DOJ with respect to claims filed in the Chapter 11 Cases by the U.S. Government provides that the U.S. Government will have in connection with its opioid-related criminal and civil investigations of certain of the Debtors: (i) an allowed, general unsecured claim in the amount of $1,086 million in connection with a criminal fine arising from a plea agreement entered into by EHSI and; (ii) an allowed, general unsecured claim in the amount of approximately $476 million in connection with a civil settlement agreement entered into by EHSI. Accordingly, certain subsidiaries of Endo International plc recorded an additional charge of approximately $1,557 million in the fourth quarter of 2023 to increase aggregate opioid liability to approximately $2,178 million. These liabilities represent Endo International plc’s best estimate of the allowed claims related to the contingencies associated with various opioid claims against Endo International plc and its subsidiaries for the applicable periods covered by this Quarterly Report. Pursuant to the Plan, on the Effective Date thereof, all opioid claims against the Debtors were discharged and channeled to the applicable trusts or otherwise administered in accordance with the Plan.

In addition to the lawsuits and administrative matters described above, Endo International plc and/or its subsidiaries have received certain subpoenas, civil investigative demands (CIDs) and informal requests for information concerning the sale, marketing and/or distribution of prescription opioid medications, including, but not limited to, the following:

•	Various state attorneys general have served subpoenas and/or CIDs on EHSI and/or EPI. Some of these state attorneys general subsequently filed lawsuits against Endo International plc and/or its subsidiaries and/or have indicated their support for the opioid trusts described above. Prior to the Effective Date of the Plan, Endo International plc cooperated with any ongoing state attorney general investigations.
•	In December 2020, Endo International plc received a subpoena issued by the U.S. Attorney’s Office for the Western District of Virginia seeking documents related to McKinsey & Company. Endo International plc received a related subpoena in May 2021, also issued by the U.S. Attorney’s Office for the Western District of Virginia. Prior to the Effective Date of the Plan, Endo International plc cooperated with the investigation, and following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.

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Ranitidine Matters

In June 2020, an MDL pending in the U.S. District Court for the Southern District of Florida, In re Zantac (Ranitidine) Products Liability Litigation, was expanded to add PPI and numerous other manufacturers and distributors of generic ranitidine as defendants. The claims are generally based on allegations that under certain conditions the active ingredient in ranitidine medications can break down to form an alleged carcinogen known as N-Nitrosodimethylamine (“NDMA”). The complaints assert a variety of claims, including, but not limited to, various product liability, breach of warranty, fraud, negligence, statutory and unjust enrichment claims. Plaintiffs generally seek various remedies including, without limitation, compensatory, punitive and/or treble damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees and costs as well as injunctive and/or other relief. Similar complaints against various defendants, in some instances including PPI, have also been filed in certain state courts, including, but not limited to, California, Illinois and Pennsylvania. Neither PPI nor its subsidiaries have manufactured or sold ranitidine since 2016.

The MDL court has issued various case management orders, including orders directing the filing of “master” and short-form complaints, establishing a census registry process for potential claimants and addressing various discovery issues. In December 2020, the court dismissed the master complaints as to PPI and other defendants with leave to amend certain claims. Certain plaintiffs, including a third-party payer pursuing class action claims, appealed the dismissal orders. PPI was dismissed from the third-party payer appeal in September 2022. In November 2022, the U.S. Court of Appeals for the Eleventh Circuit (Eleventh Circuit) affirmed the dismissal of the third-party payer complaint and dismissed the other appeals on procedural grounds.

In February 2021, various other plaintiffs filed an amended master personal injury complaint, a consolidated amended consumer economic loss class action complaint and a consolidated medical monitoring class action complaint. PPI was not named as a defendant in the consumer economic loss complaint or the medical monitoring complaint. In July 2021, the MDL court dismissed all claims in the master complaints as to PPI and other generic defendants with prejudice on federal preemption grounds. In November 2021, the MDL court issued a final judgment as to PPI and other generic defendants.

In December 2022, the MDL court granted summary judgment in favor of certain remaining defendants with respect to five “designated cancers” (bladder, esophageal, gastric, liver and pancreatic), holding that plaintiffs had failed to provide sufficient evidence of causation.

In May 2023, the MDL court issued orders extending its December 2022 summary judgment ruling to all MDL defendants. In July 2023, the MDL court entered an order dismissing plaintiffs’ non-designated cancer claims for failure to produce expert reports. To facilitate entry of these final judgments notwithstanding the automatic stay applicable to PPI, the MDL court entered orders severing PPI in thousands of pending cases on September 26, 2023.

At various times, certain MDL plaintiffs appealed the MDL court’s various orders and judgments, with PPI dismissed from certain of them, and the appeals stayed as to PPI due to the PPI bankruptcy in the remainder. Pursuant to the Plan, on the Effective Date thereof, all ranitidine claims against PPI were discharged and channeled to the applicable trusts. In connection therewith, any potential claims against PPI relating to the prepetition conduct at issue in these remaining appeals were also discharged.

In July 2022, claimants alleging non-designated cancer claims were “exited” from the MDL census registry. Some of these claimants subsequently filed lawsuits in various courts. Following the MDL court’s December 2022 summary judgment order, the MDL court closed the census registry, and the registry-related tolling of the statute of limitations for registry participants remaining in the census registry at the time of its closure expired in April 2023.

As of the Petition Date, the claims against PPI (including new complaints and related appeals) became subject to the automatic stay; PPI was subsequently voluntarily dismissed from several pending matters, including the appeal from the MDL court’s dismissal of the third-party payer class action complaint.

The resolution reached with the UCC, as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain ranitidine claimants. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the ranitidine claims-related sub-trust contemplated under the Plan occurred. In connection therewith, all ranitidine claims against PPI were discharged and channeled to such trust.

F-124

Generic Drug Pricing Matters

Since March 2016, various private plaintiffs, state attorneys general and other governmental entities have filed cases against Endo International plc’s subsidiary PPI and/or, in some instances, Endo International plc, Generics Bidco I, LLC, DAVA Pharmaceuticals, LLC, DAVA International, LLC, EPI, EHSI and/or PPCI, as well as other pharmaceutical manufacturers and, in some instances, other corporate and/or individual defendants, alleging price-fixing and other anticompetitive conduct with respect to generic pharmaceutical products. These cases, which include proposed class actions filed on behalf of direct purchasers, end-payers and indirect purchaser resellers, as well as non-class action suits, have generally been consolidated and/or coordinated for pretrial proceedings in a federal MDL pending in the U.S. District Court for the Eastern District of Pennsylvania; three cases commenced by writ of summons in Pennsylvania state court are in deferred status. There is also a proposed class action filed in the Federal Court of Canada on behalf of a proposed class of Canadian purchasers.

The various complaints and amended complaints generally assert claims under federal and/or state antitrust law, state consumer protection statutes and/or state common law, and generally seek damages, treble damages, civil penalties, disgorgement, declaratory and injunctive relief, costs and attorneys’ fees. Some claims are based on alleged product-specific conspiracies; other claims allege broader, multiple-product conspiracies. Under their overarching conspiracy theories, plaintiffs generally seek to hold all alleged participants in a particular conspiracy jointly and severally liable for all harms caused by the alleged conspiracy, not just harms related to the products manufactured and/or sold by a particular defendant.

The MDL court has issued various case management and substantive orders, including orders denying certain motions to dismiss in whole or in part, and discovery is ongoing.

As of the Petition Date, the claims against Endo International plc and its subsidiaries in the U.S. became subject to the automatic stay. A similar cessation of litigation activity is in place in Canada. Pursuant to the Plan, on the Effective Date thereof, all such claims against the Debtors were discharged and channeled to the applicable trusts.

In December 2014, Endo International plc’s subsidiary PPI received from the Antitrust Division of the DOJ a federal grand jury subpoena issued by the U.S. District Court for the Eastern District of Pennsylvania addressed to “Par Pharmaceuticals.” The subpoena requested documents and information focused primarily on product and pricing information relating to the authorized generic version of Lanoxin® (digoxin) oral tablets and generic doxycycline products, and on communications with competitors and others regarding those products. Following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.

In May 2018, Endo International plc and its subsidiary PPCI each received a CID from the DOJ in relation to an FCA investigation concerning whether generic pharmaceutical manufacturers engaged in price-fixing and market allocation agreements, paid illegal remuneration and caused the submission of false claims. Following the occurrence of the Effective Date, any potential claims relating to the prepetition conduct at issue in this investigation were discharged.

The resolution reached with the UCC, as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain holders of generic drug pricing claims. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the generic drug pricing claims-related sub-trust contemplated under the Plan occurred. In connection therewith, all such claims against the Debtors were discharged and channeled to such trust.

F-125

Other Antitrust Matters

Beginning in February 2009, the FTC and certain private plaintiffs sued Endo International plc’s subsidiaries PPCI (since June 2016, EGHI) and/or PPI as well as other pharmaceutical companies alleging violations of antitrust law arising out of the settlement of certain patent litigation concerning the generic version of AndroGel® and seeking damages, treble damages, equitable relief and attorneys’ fees and costs. The cases were consolidated and/or coordinated for pretrial proceedings in a federal MDL pending in the U.S. District Court for the Northern District of Georgia. In May 2016, plaintiffs representing a putative class of indirect purchasers voluntarily dismissed their claims with prejudice. In February 2017, the FTC voluntarily dismissed its claims against EGHI with prejudice. In June 2018, the MDL court granted in part and denied in part various summary judgment and evidentiary motions filed by defendants. In particular, among other things, the court rejected two of the remaining plaintiffs’ causation theories and rejected damages claims related to AndroGel® 1.62%. In July 2018, the court denied certain plaintiffs’ motion for certification of a direct purchaser class. Between November 2019 and April 2021, PPI and PPCI entered into settlement agreements with all of the plaintiffs remaining in the MDL. The settlement agreements were solely by way of compromise and settlement and were not in any way an admission of wrongdoing, fault or liability of any kind. Separately, in August 2019, several alleged direct purchasers filed suit against PPI and other pharmaceutical companies in the U.S. District Court for the Eastern District of Pennsylvania asserting claims substantially similar to those asserted in the MDL, as well as additional claims against other defendants relating to other alleged conduct. As of the Petition Date, the claims against PPI became subject to the automatic stay.

Beginning in May 2018, multiple complaints were filed in the U.S. District Court for the Southern District of New York against PPI, EPI and/or Endo International plc, as well as other pharmaceutical companies, alleging violations of antitrust law arising out of the settlement of certain patent litigation concerning the generic version of Exforge® (amlodipine/valsartan). Some cases were filed on behalf of putative classes of direct and indirect purchasers; others are non-class action suits. The various complaints assert claims under Sections 1 and 2 of the Sherman Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally seek damages, treble damages, equitable relief and attorneys’ fees and costs. In September 2018, the putative class plaintiffs stipulated to the dismissal without prejudice of their claims against EPI and Endo International plc; the retailer plaintiffs later did the same. PPI filed a partial motion to dismiss certain claims in September 2018; the court granted the motion in August 2019. In March 2022, the putative class plaintiffs filed motions for class certification. In May 2022, defendants filed motions for summary judgment. As of the Petition Date, the claims against PPI became subject to the automatic stay. In January 2023, certain direct purchaser plaintiffs dismissed their claims against PPI, EPI and Endo International plc with prejudice and, in February 2023, certain indirect purchaser plaintiffs agreed to do the same. In July 2023, the court dismissed the remaining claims filed against PPI, EPI and Endo International plc.

Beginning in August 2019, multiple complaints were filed in the U.S. District Court for the Southern District of New York against PPI and other pharmaceutical companies alleging violations of antitrust law arising out the settlement of certain patent litigation concerning generic versions of Seroquel XR® (extended-release quetiapine fumarate). The claims against PPI are based on allegations that PPI entered into an exclusive acquisition and license agreement with Handa Pharmaceuticals, LLC (Handa) in 2012 pursuant to which Handa assigned to PPI certain rights under a prior settlement agreement between Handa and AstraZeneca resolving certain patent litigation. Some cases were filed on behalf of putative classes of direct and indirect purchasers; others are non-class action suits. The various complaints assert claims under Sections 1 and 2 of the Sherman Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally seek damages, treble damages, equitable relief and attorneys’ fees and costs. In August 2020, the litigation was transferred to the U.S. District Court for the District of Delaware. In July 2022, the court dismissed certain claims asserted under state law but otherwise denied defendants’ motions to dismiss. As of the Petition Date, the claims against PPI became subject to the automatic stay.

F-126

Beginning in June 2020, multiple complaints were filed against Jazz and other pharmaceutical companies, including PPI, alleging violations of state and/or federal antitrust laws in connection with the settlement of certain patent litigation concerning generic versions of Xyrem® (sodium oxybate). Some cases were filed on behalf of putative classes of indirect purchasers; others are non-class action suits. The cases have generally been consolidated and/or coordinated for pretrial proceedings in a federal MDL pending in the U.S. District Court for the Northern District of California; Aetna Inc. (Aetna) filed a similar case in May 2022 in California state court. The various complaints allege that Jazz entered into a series of “reverse-payment” settlements, including with PPI, to delay generic competition for Xyrem® and assert claims under Sections 1 and 2 of the Sherman Act, Section 16 of the Clayton Act, state antitrust and consumer protection statutes and/or state common law. Plaintiffs generally seek damages, treble damages, equitable relief and attorneys’ fees and costs. In April 2021, the defendants moved to dismiss the MDL complaints that had been filed as of that time. In August 2021, the MDL court issued an order dismissing certain aspects of the plaintiffs’ claims but otherwise denying the motions to dismiss. In July 2022, PPI, among others, filed a motion to quash the Aetna action for lack of personal jurisdiction; the defendants also filed a demurrer, motion to strike and motion to stay Aetna’s action. As of the Petition Date, the claims against PPI became subject to the automatic stay. In December 2022, the California state court overseeing the Aetna action granted the motion to quash for lack of personal jurisdiction and, in January 2023, Aetna filed an amended complaint that did not name PPI as a defendant.

In August 2021, a putative class action complaint was filed in the U.S. District Court for the Eastern District of Pennsylvania against Takeda Pharmaceuticals USA Inc., EPI, PPI and others, alleging violations of federal antitrust law in connection with the settlement of certain patent litigation related to generic versions of Colcrys® (colchicine). In particular, the complaint alleged, among other things, that a distribution agreement between Takeda Pharmaceuticals USA Inc. and PPI, with respect to an authorized generic, was in effect an output restriction conspiracy; the plaintiffs asserted claims under Section 1 and 2 of the Sherman Act and sought damages, treble damages and attorneys’ fees and costs. In November 2021, the plaintiffs dismissed all claims against EPI and in December 2021, the court dismissed the complaint for failure to state a claim. In January 2022, the plaintiffs filed an amended complaint. In February 2022, the defendants filed a motion to dismiss the amended complaint, which the court granted in part and denied in part in March 2022. As of the Petition Date, the claims against PPI became subject to the automatic stay. In September 2022, the plaintiffs voluntarily dismissed all claims against PPI with prejudice, and PPI agreed to provide certain limited discovery as a non-party. In March 2023, the court denied the plaintiffs’ motion for class certification. In April 2023, the court authorized the filing of an amended complaint adding certain additional plaintiffs and combining the litigation with the proceedings from which PPI was dismissed; the amended complaint named PPI as a defendant. In September 2023, the court entered an order dismissing the case.

The resolution reached with UCC, as embodied in the Plan, contemplated the creation and funding of a trust for the benefit of certain unsecured creditors and sub-trusts established thereunder, one of which was established for the benefit of certain antitrust claimants. As previously noted, prior to or on the Effective Date of the Plan, the establishment and funding of the antitrust claims-related sub-trust contemplated under the Plan occurred. In connection therewith, all these other antitrust claims against the Debtors were discharged and channeled to such trust.

Patent Matters

Endo Operations Limited exclusively licenses several patents that relate to Endo USA Inc.’s ADRENALIN (epinephrine in sodium chloride injection) product. On March 5, 2025, Endo USA, Inc. and Endo Operations Limited filed an action against Baxter Healthcare Corporation (Baxter) in the U.S. District Court for the Northern District of Illinois for infringement of the licensed patents with respect to Baxter’s 16 mg/250 mL presentation of epinephrine in sodium chloride injection (Endo USA, Inc. & Endo Operations Ltd. v. Baxter Healthcare Corp., C.A. No. 25-2365 (N.D. III.)). Endo USA, Inc. and Endo Operations Limited then filed a motion for a preliminary injunction on March 26, 2025. The Magistrate Judge issued a Report and Recommendation to deny that motion on May 15, 2025 and Baxter commercially launched its product shortly thereafter. The case was dismissed without prejudice on June 12, 2025.

On May 30, 2025, Endo received a Notice of Paragraph IV Certification from Baxter regarding its supplemental NDA seeking approval from the FDA to market its 4 mg/ 250 mL presentation of epinephrine in sodium chloride injection product. On July 10, 2025, Endo Operations Limited, Endo USA, Inc., PH Health Limited, and Par Health USA, LLC (“the Endo Parties”) filed an action against Baxter in the U.S. District Court for the District of Delaware for infringement of the licensed patents (Endo Operations Limited, Endo USA, Inc., PH Health Limited, and Par Health USA, LLC v. Baxter Healthcare Corporation, C.A. No. 25-861 (D. Del.)). The filing of the action triggered a 30-month stay of FDA’s approval of Baxter’s 4 mg/ 250 mL presentation of epinephrine in sodium chloride injection, which expires on November 30, 2027. The Endo Parties filed an amended complaint in September 2025. In October 2025, Baxter filed a motion to dismiss the amended complaint.

F-127

Other Proceedings and Investigations

Proceedings similar to those described above may also be brought in the future. Additionally, the Debtors have been involved in, arbitrations or various other proceedings that arise in the normal course of business. We cannot predict the timing or outcome of these other proceedings. Currently, neither we nor our subsidiaries are involved in any other proceedings that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

NOTE 17. INCOME TAXES

(Loss) Income from Continuing Operations before Income Tax

Our operations are conducted through our various subsidiaries in numerous jurisdictions throughout the world. We have provided for income taxes based upon the tax laws and rates in the jurisdictions in which our operations are conducted.

The components of our (Loss) income from continuing operations before income tax by geography are as follows (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
U.S.	$46,184	$25,594	$122,951
International	(470,827)	(30,018)	(107,090)
Total (loss) income from continuing operations before income tax	$(424,643)	$(4,424)	$15,861

Income tax from continuing operations consists of the following (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Current:
U.S. Federal	$66,027	$13,338	$4,272
U.S. State	8,214	2,568	683
International	620	3,521	9,483
Total current income tax	$74,861	$19,427	$14,438
Deferred:
U.S. Federal	$(60,238)	$(6,491)	$33,614
U.S. State	(7,611)	4,140	4,963
International	(34,384)	799	(1,610)
Total deferred income tax	$(102,233)	$(1,552)	$36,967
Total income tax (benefit) expense	$(27,372)	$17,875	$51,405

F-128

Tax Rate

A reconciliation of income tax from continuing operations at the U.S. federal statutory income tax rate to the total income tax provision from continuing operations is as follows (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Notional U.S. federal income tax provision at the statutory rate	$(89,186)	$(927)	$3,334
State income tax, net of federal benefit	475	4,287	3,221
Uncertain tax positions	54	3,918	12,346
Residual tax on non-U.S. net earnings	38,955	4,356	9,142
Change in valuation allowance	23,763	1,496	2,979
Nontaxable and nondeductible items	313	4,745	20,384
Intra-entity transfer of assets	(1,747)	-	-
Other	1	-	(1)
Income tax (benefit) expense	$(27,372)	$17,875	$51,405

Deferred Tax Assets and Liabilities

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The significant components of the net deferred income tax asset (liability) shown on the Combined Balance Sheets are as follows (in thousands):

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Deferred tax assets:
Accrued expenses and reserves	$41,003	$32,316
Fixed assets, intangible assets and deferred amortization	36,455	591,042
Net operating loss carryforward	6,634	13,926
Other	3,753	32,862
Capitalized research and development	—	5,643
Total gross deferred income tax assets	$87,845	$675,789
Deferred tax liabilities:
Other	(4,274)	(4,211)
Total gross deferred income tax liabilities	$(4,274)	$(4,211)
Valuation allowance	(23,763)	(2,979)
Net deferred income tax asset	$59,808	$668,599

F-129

As of December 31, 2024, the Company had recognized deferred tax assets for net operating losses primarily related in Ireland of $6.4 million with an indefinite carryforward period. As of December 31, 2023, the Company had recognized deferred tax assets for net operating losses in the United States of $10.8 million and Ireland of $3.1 million, all with indefinite carryforward periods.

A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Company assessed the available positive and negative evidence and determined that as a result of cumulative losses and lack of sufficient source of future income, a valuation allowance of $23.7 million and $3.0 million was recognized as of December 31, 2024 and December 31, 2023 respectively, primarily in our Irish subsidiaries.

Historically, Endo International plc, an Irish-domiciled entity, was the parent company and the reinvestment analysis was completed from an Irish parent perspective. Endo, Inc. is a U.S.-based parent company and therefore our reinvestment analysis has been completed from a U.S.-based parent perspective. As of December 31, 2024 and December 31, 2023, respectively, the Company determined that the undistributed earnings of all of its foreign subsidiaries will be indefinitely reinvested. It is not practicable for us to determine the amount of unrecognized deferred income tax liability due to the complexity associated with the hypothetical calculation. The additional income taxes related to indefinitely reinvested earnings for which a deferred tax liability is not recorded is expected to be immaterial.

Uncertain Tax Positions

The Company and its subsidiaries are subject to income taxes in the United States, various states and numerous foreign jurisdictions with varying statutes as to which tax years are subject to examination by the tax authorities. The Company has taken positions on its tax returns that may be challenged by various tax authorities. The Company believes it has appropriately established reserves for tax-related uncertainties. The Company endeavors to resolve matters with a tax authority at the examination level and could reach agreement with a tax authority at any time. The accruals for tax-related uncertainties are based on the Company’s best estimate of the potential tax exposures. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. The final outcome with a tax authority may result in a tax liability that is more or less than that reflected in our financial statements. Favorable resolution of such matters could be recognized as a reduction of the Company’s effective tax rate in the year of resolution, while a resolution that is not favorable could increase the effective tax rate and may require the use of cash. Uncertain tax positions are reviewed quarterly and adjusted as necessary when events occur that affect potential tax liabilities, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, identification of new issues and issuance of new legislation, regulations or case law.

As of December 31, 2024, the Company had total UTPs, including accrued interest and penalties, of $4.3 million. If recognized in future years, $4.3 million of such amounts would impact the income tax provision and effective tax rate. The following table summarizes the activity related to UTPs (in thousands):

Unrecognized Tax Positions Federal, State and Foreign Tax
UTP Balance at December 31, 2022 (Predecessor)	$173,599
Gross additions for current year positions	7,258
UTP Balance at December 31, 2023 (Predecessor)	$180,857
Gross additions for current year positions	1,924
Adjustments related to plan effects	(180,606)
UTP Balance at April 23, 2024 (Predecessor)	$2,175

Gross reductions for prior year positions	(112)
UTP Balance at December 31, 2024 (Successor)	$2,063
Accrued interest and penalties	2,250
Total UTP balance including accrued interest and penalties	$4,313

F-130

The Company records accrued interest and penalties, where applicable, related to uncertain tax positions as part of the provision for income taxes. The cumulative accrued interest and penalties related to uncertain tax positions were $2.3 million and $32.9 million as of December 31, 2024 and 2023, respectively. The Company recognized after-tax interest expense of $0.2 million, $2.6 million, and $6.8 million as of the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through April 23, 2024, and the Predecessor period ended December 31, 2023, respectively.

At December 31, 2024, the UTP liability is included in the Combined Balance Sheets within Other liabilities. At December 31, 2023, the UTP liability is included in the Combined Balance Sheets within Liabilities subject to compromise, Other liabilities and, where appropriate, as a reduction to Deferred tax assets.

NOTE 18. OTHER (INCOME) EXPENSE, NET

The components of Other (income) expense, net are as follows (in thousands):

	Successor	Predecessor
	Period from April 24, 2024 through December 31, 2024	Period from January 1, 2024 through April 23, 2024	2023
Net gain on sale of business and other assets (1)	$(6,041)	$(31)	$(8,191)
Foreign currency (gain) loss, net (2)	(611)	146	241
Change in fair value related to acquisition-related contingent consideration (3)	637	(300)	(91)
Other miscellaneous, net (4)	(412)	6,464	—
Other (income) expense, net	$(6,427)	$6,279	$(8,041)

(1)	Amounts primarily relate to the sales of certain intellectual property rights and certain other assets.
(2)	Amounts relate to the remeasurement of foreign currency denominated assets and liabilities.
(3)	Refer to Note 11. Fair Value Measurements for more information on the inputs used to measure the change in fair value of acquisition-related contingent consideration.
(4)	The amount for the Predecessor period January 1, 2024 through April 23, 2024 primarily relates to a charge of approximately $6 million associated with the rejection of an executory contract, which was approved by the Bankruptcy Court in February 2024.

NOTE 19. SHARE-BASED COMPENSATION

Successor Stock Incentive Plan

The Parent maintains a share-based compensation program at the corporate level in which the Company’s employees participate. As contemplated by the Plan and approved on July 23, 2024, the Parent adopted a long-term incentive plan (the “2024 Stock Incentive Plan”). Under the 2024 Stock Incentive Plan, stock options, stock appreciation rights, restricted stock awards, performance awards and other share- or cash-based awards may be issued at the discretion of the Compensation & Human Capital Committee of the Board from time to time.

At December 31, 2024, approximately 2.3 million common stock of the Parent were reserved for future grants under the 2024 Stock Incentive Plan. As of December 31, 2024, PSUs and RSUs have been granted under the stock incentive plan.

F-131

Generally, the grant-date fair value of each award is expensed over the requisite service period. Presented below are the components of total share-based compensation included in the Company’s Combined Statements of Operations related to the Parent’s share-based compensation programs which are described in more detail below (in thousands):

Successor
Period from April 24, 2024 through December 31, 2024
Selling, general and administrative expenses	$1,213
Research and development expenses	—
Cost of revenues	277
Total share-based compensation expense	$1,490

Restricted Stock Units and Performance Share Units

From time to time, the Parent grants RSUs and PSUs to its employees as part of their annual share compensation awards and, in certain circumstances, on an ad hoc basis or upon their commencement of service with the Parent.

RSUs vest ratably, in equal amounts, over an approximately three-year service period. PSUs cliff vest after an approximately three-year service period subject to the degree of achievement relative to specified absolute total shareholder return (TSR) thresholds, which is measured as the compound annual growth rate of the Parent’s stock over a three-year performance period beginning April 23, 2024 and ending April 23, 2027.

PSUs awarded in 2024 were based upon a single measure: absolute TSR. TSR performance is measured against the approximately three-year TSR of the Parent. Upon the completion of the approximately three-year performance period, the actual number of shares awarded is adjusted to between zero and 150% of the target award amount based upon the actual TSR compared to the target TSR, subject to continued employment by the award recipient. TSR is considered a market condition under applicable authoritative guidance.

RSUs are valued based on the closing price of Endo’s common shares on the date of grant. PSUs are valued using a Monte-Carlo variant valuation model. The Monte-Carlo variant valuation model considers a variety of potential future share prices for Endo, Inc.

Predecessor Stock Incentive Plans

The Parent’s predecessor entity (Endo International plc) maintained a share-based compensation program at the corporate level in which the Company’s employees participated. In June 2015, the Endo International plc’s shareholders approved the 2015 Stock Incentive Plan (the “2015 Plan”), which was subsequently amended, as approved by Endo International plc’s shareholders, on multiple occasions. Under the 2015 Plan, stock options (including incentive stock options), stock appreciation rights, restricted stock awards, performance awards and other share- or cash-based awards were issued at the discretion of Endo International plc’s Compensation & Human Capital Committee of the Endo International plc Board of Directors (Predecessor’s Board) from time to time. No ordinary shares were to be granted under previously approved plans, including Endo International plc’s 2000, 2004, 2007, 2010 and Assumed Stock Incentive Plans. Any awards previously granted and outstanding under these prior plans remain subject to the terms of those prior plans.

In February 2023, Endo International plc filed post-effective amendments to its Registration Statements on Form S-8 with respect to the 2015 Plan to deregister all remaining unissued securities.

In March 2023, in connection with the Debtors’ ongoing bankruptcy proceedings, the Debtors took action to reject all outstanding stock option agreements, restricted stock award agreements and performance award agreements. In connection with the rejection of these agreements, the Company recorded a charge of approximately $5.4 million during the first quarter of 2023 to recognize all remaining unrecognized compensation cost associated with these agreements.

Generally, the grant-date fair value of each award is expensed over the requisite service period. However, expense recognition differed in the case of certain PSUs where the ultimate payout was performance-based. For these awards, at each reporting period, the Parent generally estimated the ultimate payout and adjusted the cumulative expense based on its estimate and the percent of the requisite service period that elapsed.

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Presented below are the components of total share-based compensation included in the Company’s Combined Statements of Operations which are described in more detail below (in thousands):

	Predecessor
	Period from January 1, 2024 through April 23, 2024	2023
Selling, general and administrative expenses	$—	$6,084
Research and development expenses	—	32
Cost of revenues	—	486
Total share-based compensation expense	$—	$6,602

As of the December 31, 2023, there was no unrecognized compensation cost related to non-vested share-based compensation awards for which a grant date has been established as of December 31, 2023.

Stock Options

From time to time, the Parent granted stock options to its employees as part of their annual share compensation awards and, in certain circumstances, on an ad hoc basis or upon their commencement of service with the Parent.

Although the Parent had not granted employee stock options since 2018, previous grants have generally vested ratably, in equal amounts, over a three or four-year service period. As of the Effective Date, there are no remaining stock options outstanding.

The fair value of stock option grants was estimated at the date of grant using the Black-Scholes option-pricing model. This model utilized assumptions related to volatility, the risk-free interest rate, the dividend yield (which was assumed to be zero as the Parent had not paid cash dividends) and the expected term of the option. Expected volatilities utilized in the model were based mainly on the historical volatility of the Parent’s share price over a period commensurate with the expected life of the share option as well as other factors. The risk-free interest rate was derived from the U.S. Treasury yield curve in effect at the time of grant. The Parent estimated the expected term of options granted based on its historical experience with its employees’ exercise of stock options and other factors.

Restricted Stock Units and Performance Share Units

From time to time, the Parent granted RSUs and PSUs to its employees as part of their annual share compensation awards and, in certain circumstances, on an ad hoc basis or upon their commencement of service with the Parent.

As of December 31, 2023 and the Effective Date, there are no unvested RSUs or PSUs. Previous unvested RSUs were subject to three-year vesting periods, with ratable vesting on the first, second and third anniversaries of the respective grant dates, and unvested PSUs were subject to three-year service periods, after which the awards would vest in full (conditioned upon the achievement of performance and/or market conditions established by Endo International plc’s Compensation & Human Capital Committee of the Predecessor’s Board and certain continued employment conditions), with the actual number of shares awarded adjusted to between zero and 200% of the target award amount based upon the level of achievement of the performance criteria described below.

No PSUs were awarded from the period January 1, 2024 through the Effective Date or 2023.

RSUs were valued based on the closing price of Endo International plc’s ordinary shares on the date of grant. PSUs with TSR conditions were valued using a Monte-Carlo variant valuation model, while those with FCF conditions were valued taking into consideration the probability of achieving the specified performance goal. The Monte-Carlo variant valuation model considered a variety of potential future share prices for Endo International plc as well as our peer companies in a selected market index.

As of December 31, 2023, there was no weighted average remaining requisite service period related to the RSUs and PSUs or remaining unrecognized compensation costs.

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NOTE 20. SAVINGS AND INVESTMENT PLAN AND DEFERRED COMPENSATION PLANS

Savings and Investment Plan

The Company’s U.S.-based eligible employees may participate in the Parent’s defined contribution Savings and Investment Plan (the “Endo 401(k) Plan”). Endo matches 100% of the first 3% of eligible cash compensation that a participant contributes to the Endo 401(k) Plan plus 50% of the next 2% for a total of up to 4%, subject to statutory limitations. The Company’s matching contributions generally vest ratably over a two-year period.

Costs incurred for contributions made by the Company to the Endo 401(k) Plan amounted to $1.7 million, $1.0 million, and $2.5 million for the Successor period from April 24, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, and the year ended December 31, 2023 (Predecessor), respectively.

NOTE 21. RELATED PARTY TRANSACTIONS

The assets and liabilities of the Company are wholly owned by the Parent. The Parent provides the Company with certain services, such as insurance and administrative support, and also provides benefits to employees, including for example, medical, dental, life and disability insurance, participation in retirement plans, share-based compensation plans, and post-employment benefits. These financial statements also include allocations of centralized corporate expenses from the Parent for services, as discussed within Note 1. Description of Business and Basis of Presentation, that management believes the assumptions and estimates used to allocate these expenses are reasonable. However, the Company’s expenses as a stand-alone business may be different from those reflected in the Combined Statements of Operations.

In addition, the Company participates in the Parent’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by the Company is transferred to the Parent and any additional daily cash flow needs are funded by the Parent. As such, the Parent benefits from the positive cash flow the Company generates, and the Parent also provides the Company with sufficient daily liquidity to fund its ongoing cash needs. As a result, the Company has historically required minimal cash on hand.

The Parent manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of the Parent and related interest expense are not allocated as none of the Parent’s debt is directly attributable to the Company.

The amounts due to and due from related parties are included within Net Parent Investment within these Combined Financial Statements.

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NOTE 22. SUBSEQUENT EVENTS

Combination of Mallinckrodt and Endo

On March 13, 2025, Endo Inc. and Mallinckrodt plc (“Mallinckrodt”) entered into a transaction agreement (the Transaction Agreement) to effectuate a combination of the respective companies. The shareholders of both companies approved the Transaction Agreement on June 13, 2025 and the transaction closed on July 31, 2025 following the satisfaction of the remaining closing conditions and regulatory approvals. Under the terms of the Transaction Agreement, upon completion of the combination transaction, Endo’s stockholders received shares of Mallinckrodt stock and their pro rata share of cash, totaling $100 million in the aggregate, for each share of Endo stock owned as of the specified record date, such that upon completion of the combination transaction, Mallinckrodt became the parent entity of the combined group and Mallinckrodt shareholders own 50.1% and Endo shareholders own 49.9% of the combined company. Mallinckrodt will continue as the holding company for the combined business, and Endo became a wholly owned subsidiary of Mallinckrodt, with all of Mallinckrodt’s operating assets being contributed to Endo or its subsidiaries.

New Credit Agreement

On July 31, 2025, in connection with the consummation of the Business Combination, ST 2020, Inc., a wholly owned subsidiary of the Mallinckrodt (“Borrower”), entered into a credit agreement (“New Credit Agreement”) with the lenders named therein, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and OPY Credit Corp., as trading agent, providing for $1,350.0 million in aggregate principal amount of senior secured credit facilities (“Facilities”), comprising (i) a $1.2 billion senior secured term loan facility (“Term Facility”) and (ii) a $150.0 million senior secured revolving credit facility (“Revolving Facility”). The Borrower borrowed $1.2 billion under the Term Facility on August 1, 2025. The Facilities mature on July 31, 2030, unless extended pursuant to the terms of the New Credit Agreement.

The Term Facility will amortize in quarterly installments as follows: (i) commencing with the fiscal quarter ending December 31, 2025 through (and including) the fiscal quarter ending September 30, 2026, 0.625% of the initial aggregate principal amount of the Term Facility, (ii) from the last day of the fiscal quarter ending December 31, 2026 through (and including) the last day of the fiscal quarter ending September 30, 2027, 1.25% of the initial aggregate principal amount of the Term Facility, (iii) from the last day of the fiscal quarter ending December 31, 2027 through (and including) the last day of the fiscal quarter ending September 30, 2028, 1.875% of the initial aggregate principal amount of the Term Facility and (iv) from the last day of the fiscal quarter ending December 31, 2028 through the maturity date of the Term Facility, 2.50% of the initial aggregate principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

There is no impact related to the Combined Financial Statements presented at this time.

Other than those described above and in the notes to the Combined Financial Statements, no events have occurred after December 31, 2024 but before October 24, 2025, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the Combined Financial Statements.

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